Exhibit 2.1

Execution Copy

STOCK PURCHASE AGREEMENT

dated as of June 1, 2007

among

PARAMOUNT ACQUISITION CORP.,

B.J.K. INC.

and

THE STOCKHOLDERS OF

B.J.K. INC.

i

Exhibits:

Exhibit A	Stockholders of the Company and Allocation of Purchase Price
Exhibit B	Form of Registration Rights Agreement
Exhibit C	Form of Voting Agreement
Exhibit D	Form of Charter Amendment
Exhibit E	Form of Amended Bylaws of Paramount
Exhibit F	Form of Stock Incentive Plan
Exhibit G	Form of Michael Segal Employment Agreement
Exhibit H	Form of Chuck Kelly Employment Agreement

Schedules:

Schedule 1	Employment Agreements

v

Index of Defined Terms

2006 Audited Financial Statements	20
2007 Cash Earn Out	7
2007 Earn Out Shares	7
2008 Annualized EBITDA Adjustment Factor	8
2008 Cash Earn Out	8
2008 Earn Out Shares	8
2008 EBITDA Adjustment Factor	8
2008 Final Adjusted EBITDA	8
2008 Sale Transaction Cash Earn Out	8
2008 Sale Transaction Shares	8
750 PPRC	21
Accounting Firm	6
Additional Stock Consideration	2
Adjusted Cash Consideration	7
Adjusted EBITDA	10
Adverse Recommendation Change	45
Affiliate	64
Aggregate Initial Earn Out Shares	7
Agreement	1
Allocation Payment	53
Allocation Statement	53
Amended Bylaws	47
AMEX	48
Annualized 2008 EBITDA	8
Balance Sheet	20
Benefit Plans	27
Business Day	65
Business Plan	25
Capital Stock	65
Cash Consideration	2
Charter Amendment	47
Chem Rx Corporation	47
ChemRx NJ	1
ChemRx PA	1
Closing	4
Closing Balance Sheet	5
Closing Cash Consideration	3
Closing Date	4
Closing Debt Threshold	65
Closing Income Statement	5
Closing Indebtedness	65
Closing Net Worth	65
Closing Stock Consideration	2
COBRA	28
Code	65
Commitment Letter	50
Company	1
Company Insurance Policies	27
Company Material Adverse Effect	65
Company Subsidiary	65
Company Takeover Proposal	45
Consideration Certificate	3
Constitutive Documents	66
Contingent Obligation	66
Contract	66
D&O Indemnified Parties	51
DGCL	35
Disclosure Schedule	32
EarlyBird Option	35
EBITDA Certificate	12
EBITDA Notice of Dispute	12
Election	53
Elections	53
Employment Agreements	1
Environmental Law	66
Environmental Liability	66
Environmental Permits	67
ERISA	27
Estimated Adjustment Amount	3
Excess Debt Amount	2
Excess Seller Transaction Expenses	67
Exchange Act	34
Family Members	31
Final Adjusted EBITDA	12
Financial Statements	21
Financing	50
GAAP	67
Government Medical Reimbursement Program	19
Governmental Entity	67
Governmental Licenses	19
Hazardous Materials	67
HSR Act	15

Indebtedness	67
Indemnified Party	60
Indemnifying Party	67
Independent Director	48
Institutional Pharmacy Business	68
Intellectual Property	68
IPO Shares	68
IPO Warrant Agreement	35
IRS	27
Item 2.01 Form 8-K	48
Judgment	15
Knowledge	68
Law	18
Leased Property	21
Legal Proceeding	68
Legal Restraints	56
Licensed Service Provider	20
Lien	2
Lock-Up Release Date	51
Losses	68
Maximum Percentage	14
Merger Sub	1
Nasdaq	48
Net Closing Indebtedness	68
Net Income	11
Net Worth	68
New Jersey Merger Agreement	1
New Jersey Sellers	1
New Jersey Subsidiary Merger	1
Notice of Disagreement	6
Outside Date	62
Paramount	1
Paramount Board	48
Paramount Board Recommendation	45
Paramount Bylaws	69
Paramount Capital Stock	35
Paramount Charter	69
Paramount Common Stock	69
Paramount Contracts	38
Paramount Disclosure Schedule	32
Paramount Equity Recap Transaction	14
Paramount Indemnified Party	58
Paramount Indemnity Threshold	60
Paramount Material Adverse Effect	69
Paramount Preferred Stock	35
Paramount SEC Documents	36
Paramount Stockholder Approval	33
Paramount Stockholders’ Meeting	45
Paramount Warrants	35
Pension Plans	27
Permitted Liens	69
Person	69
Post-Closing Tax Period	69
Pre-Closing Tax Period	69
Press Release	48
Price Threshold A	13
Price Threshold B	13
Price Threshold C	13
Principal Market	48
Proxy Statement	32
Registration Rights Agreement	4
Representatives	69
Restricted Securities	51
Sale Transaction	12
Salerno Buyout	1
Salerno Buyout Agreement	1
Salerno Buyout Amount	2
Sarbanes Oxley Act	37
Scheduled Contract	24
SEC	32
Section 338 Tax	69
Securities Act	16
Seller	1
Seller Disclosure Schedule	16
Seller Indemnified Party	59
Seller Indemnity Threshold	59
Seller Transaction Expenses	69
Sellers	1
Shares	1
Statement	5
Steven Silva Payment	2
Steven Silva Payment Agreement	70
Stock Consideration	2
Stock Incentive Plan	52
Target Net Worth	70
Tax	70
Tax Distributions	70
Tax Loss	55
Tax Return	70
Third Party Claim	70
Threshold A Shares	13
Threshold B Shares	13

Threshold C Shares	13
Transaction Agreements	71
Transfer	51
Treasury Regulations	53
Trust Account	36
Trust Agreement	36
Trustee	36
Underwriting Agreement	33
Voting Agreement	4
Voting Paramount Debt	35

STOCK PURCHASE AGREEMENT, dated as of June 1, 2007 (this “Agreement”), among Paramount Acquisition Corp., a Delaware corporation (“Paramount”), B.J.K. Inc., a New York corporation doing business as ChemRx (the “Company”), and the stockholders of the Company listed on Exhibit A hereto (each a “Seller” and collectively, the “Sellers”)

INTRODUCTION

Paramount desires to purchase from the Sellers, and the Sellers desire to sell to Paramount, all the issued and outstanding shares of common stock, without par value (the “Shares”), of the Company.

Paramount has entered, or following the date hereof will enter, into employment arrangements with the executives of the Company identified on Schedule 1, which arrangements by their express terms shall become effective as of the Closing, regarding the terms under which such key employees will continue employment with the Company after the Closing (the “Employment Agreements”).

Concurrently with or promptly following the execution and delivery of this Agreement, Paramount and a subsidiary of Paramount (“Merger Sub”) shall enter into an agreement and plan of merger (the “New Jersey Merger Agreement”) with Chem Rx New Jersey, LLC, a New Jersey limited liability company (“ChemRx NJ”), pursuant to which (i) Merger Sub will merge with and into ChemRx NJ upon the terms and conditions set forth in the New Jersey Merger Agreement with ChemRx NJ being the surviving company of the merger and a wholly owned subsidiary of Paramount, and (ii) the stockholders of ChemRx NJ (the “New Jersey Sellers”) shall receive in exchange for their membership interests in ChemRx NJ an aggregate of 1,000,000 shares of Paramount Common Stock; and promptly upon completion of such merger Paramount shall contribute all of its equity interest as the sole member of ChemRx NJ to the Company with the result that ChemRx NJ will be a wholly owned subsidiary of the Company (such transactions, collectively, the “New Jersey Subsidiary Merger”).

Concurrently with or promptly following the execution and delivery of this Agreement, the Company is entering into an agreement (the “Salerno Buyout Agreement”) with Benny Salerno, pursuant to which the Company will acquire the 8.82352% interest owned by Benny Salerno in ChemRx/Salerno’s, LLC, a Pennsylvania limited liability company (“ChemRx PA”) upon the terms and conditions therein (the “Salerno Buyout”).  Following the closing of the Salerno Buyout, ChemRx PA will be a wholly owned subsidiary of the Company.

In consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

ARTICLE 1

Sale of Shares and Closing

Section 1.1             Purchase and Sale.  At the Closing, upon the terms and subject to the conditions of this Agreement, each Seller shall sell, assign, transfer and deliver to Paramount,

and Paramount shall purchase, acquire, take assignment of and accept delivery from such Seller of, all of such Seller’s right, title and interest in and to the number of Shares set forth opposite the name of such Seller on Exhibit A to this Agreement, free and clear of any lien, pledge, claim, charge, mortgage, encumbrance, security interest or other restriction of any kind, whether arising by Contract or by operation of Law (a “Lien”).

Section 1.2             Purchase Price.  (a)  The aggregate purchase price to be paid by Paramount for the Shares is:

(i)            an amount in cash equal to the Cash Consideration (as defined in Section 1.2(b)), subject to adjustment pursuant to Section 1.7;

(ii)           an aggregate of 1,500,000 newly issued shares of Paramount Common Stock (the “Closing Stock Consideration”), all of which shall be issued to the Sellers at the Closing in the respective amounts and denominations as set forth on Exhibit A; and

(iii)          subject to Section 1.11 and Section 1.12, up to an aggregate of 9,000,000 newly issued shares of Paramount Common Stock (the “Additional Stock Consideration”, and together with the Closing Stock Consideration, the “Stock Consideration”), and up to an aggregate of $12,500,000 in cash, which, together with the Additional Stock Consideration, shall be issued and paid to the Sellers at the times and in the amounts as determined in accordance with Section 1.8 and Section 1.9, in each case in the respective amounts and denominations as set forth on Exhibit A.

(b)           The “Cash Consideration” shall be an amount of cash equal to: (i) $133,000,000; (ii) minus the amount, if any, by which the Net Closing Indebtedness exceeds the Closing Debt Threshold (the “Excess Debt Amount”); (iii) minus $11,000,000, which is the amount of the payment required to be made pursuant to the Steven Silva Payment Agreement (the “Steven Silva Payment”); (iv) minus any amounts that are paid or payable to Benny Salerno pursuant to or in connection with the Salerno Buyout (the “Salerno Buyout Amount”) and (v) minus the amount of any Excess Seller Transaction Expenses.  It is understood that the Cash Consideration shall be preliminarily determined as of the Closing Date pursuant to Section 1.4(b), and shall be subject to adjustment after the Closing in accordance with Section 1.7.

Section 1.3             Manner and Timing of Payment.  Without limiting any of the matters provided elsewhere in this Agreement (including but not limited to any matters provided with greater specificity in any of the provisions referred to below in this Section 1.3) Paramount shall make the following payments and deliveries:

(i)            at the Closing, Paramount shall pay to the applicable lenders, pursuant to customary payoff letters from such lenders, such amounts as shall be sufficient to fully repay the Closing Indebtedness, including any amounts owing under the Company’s existing credit facility with Bank of America (including with respect to the Company’s repurchase of shares from the estate of Mark Baldinger) and amounts owing by ChemRx NJ to Jerry Silva;

(ii)           at the Closing, Paramount shall pay the Closing Cash Consideration (as defined in Section 1.4(b)) to the Sellers pro rata in accordance with the allocation shown on Exhibit A, by wire transfer of immediately available funds to bank accounts designated in writing by the Sellers to Paramount not less than three Business Days prior to the Closing;

(iii)          at the Closing, Paramount shall deliver an aggregate of 1,000,000 shares of Paramount Common Stock to the New Jersey Sellers in accordance with the terms and provisions of the New Jersey Merger Agreement;

(iv)          at the Closing, Paramount shall pay the Steven Silva Payment in accordance with the Steven Silva Payment Agreement;

(v)           at the Closing, Paramount shall pay or fund the payment of the Salerno Buyout Amount in accordance with the Salerno Buyout Agreement;

(vi)          Paramount shall pay the amounts of cash and deliver the numbers of shares specified in Section 1.8 at the time or times specified therein;

(vii)         Paramount shall deliver the numbers of shares specified in Section 1.9(a) at the time or times specified therein;

(viii)        Paramount shall deliver the numbers of shares specified in Section 1.9(b) at the time or times specified therein; and

(ix)           Paramount shall deliver the numbers of shares required to be delivered pursuant to Section 1.10 at the time or times specified therein.

Section 1.4             Preclosing Estimates.  (a)  No later than the second Business Day prior to the Closing Date, the Sellers shall deliver to Paramount:

(i)            a certificate, dated as of the date of delivery, setting forth the Sellers’ good faith estimate, which shall be reasonably satisfactory to Paramount, of any adjustment to the Cash Consideration under Section 1.7 hereof (such estimate, the “Estimated Adjustment Amount”);

(ii)           one or more (as applicable) payoff letters from each of the lenders of the Closing Indebtedness, which payoff letters shall set forth the amount required to be paid to the lender in order to repay such Closing Indebtedness in full as of the Closing.

(iii)          a certificate (the “Consideration Certificate”), dated as of the date of delivery, signed by each Seller setting forth (with back-up calculations in reasonable detail) the Sellers’ calculation of (A) the Closing Cash Consideration, (B) the amount of any Net Closing Indebtedness and the Excess Debt Amount, (C) the Closing Debt Threshold, (D) the Steven Silva Payment, (E) the Salerno Buyout Amount and (F) the Seller Transaction Expenses, and the amount, if any, of Excess Seller Transaction Expenses.

(b)           On the basis of the foregoing, the “Closing Cash Consideration,” shall be equal to: (i) $133,000,000; (ii) plus such amount, if any, as may be required to be added to the

Cash Consideration based on the Estimated Adjustment Amount in accordance with Section 1.4(a)(i); (iii) minus such amount, if any, as may be required to be subtracted from Cash Consideration based on the Estimated Adjustment Amount in accordance with Section 1.4(a)(i); (iv) minus the Excess Debt Amount, if any, as reflected in the Consideration Certificate; (v) minus the Salerno Buyout Amount, as reflected in the Consideration Certificate; (vi) minus the Steven Silva Payment, as reflected in the Consideration Certificate; and (vii) minus the amount, if any, of Excess Seller Transaction Expenses, as reflected in the Consideration Certificate.

Section 1.5             Closing.  The closing of the transactions contemplated by this Agreement (the “Closing”) shall be held at the offices of Covington & Burling LLP, 620 Eighth Avenue, New York, New York, at 10:00 a.m. on the date as soon as practicable, and in any event not later than two Business Days, following satisfaction of all conditions and taking of all other actions (other than those that by their terms are to be satisfied or taken at the Closing) set forth in Article 8 (or, to the extent permitted by Law, waived by the parties hereto entitled to the benefits thereof), or on such other date, and at such other time or place, as Paramount and the Sellers may mutually agree in writing.  The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.

Section 1.6             Closing Deliveries.  (a)  At the Closing, the Sellers shall deliver or cause to be delivered to Paramount:

(i)            stock certificates representing all of the Shares, duly endorsed in blank or accompanied by duly executed stock powers;

(ii)           a counterpart of the registration rights agreement substantially in the form of Exhibit B (the “Registration Rights Agreement”), duly executed by each of the Sellers;

(iii)          an IRS Form 8023 with respect to the Company executed by all Persons (other than by or on behalf of Paramount) required by the Treasury Regulations to sign such form in order to give it effect;

(iv)          from the Company or each Seller, a duly executed certificate that complies with the requirements of the Treasury Regulations promulgated under Section 1445 of the Code to exempt Paramount from the obligation to deduct and withhold Tax from any amounts payable to Sellers pursuant to this Agreement;

(v)           a counterpart of the voting agreement substantially in the form of Exhibit C (the “Voting Agreement”), duly executed by each of the Sellers;

(vi)          a certificate issued by the Secretary of the State of New York, as of a date not more than five Business Days before the Closing Date, as to the good standing of the Company in such state and attaching a copy of the certificate of incorporation and by-laws of the Company;

(vii)         a certificate issued by the Secretary of each applicable state, as of a date not more than five Business Days before the Closing Date, as to the good standing of the Company as a foreign entity in such state;

(viii)        payoff letters and releases by each of the lenders of the Closing Indebtedness, in form and substance reasonably satisfactory to Paramount and its counsel and to Paramount’s lender(s) and their counsel;

(ix)           an opinion of counsel to the Sellers and the Company and the NJ Sellers and ChemRx NJ in a form reasonably acceptable to Paramount and covering such matters as is customary for transactions similar to the transactions contemplated by this Agreement; and

(x)            such other documents as may be reasonably requested by Paramount as necessary to consummate the transactions contemplated by this Agreement.

(b)           At the Closing, Paramount shall deliver or cause to be delivered to the Sellers:

(i)            a true and correct copy of the notice delivered to the Trustee required to terminate the Trust Account with instructions to pay out the funds in the Trust Account to, or to the order of, Paramount; and

(ii)           a stock certificate in the name of such Seller for the Closing Stock Consideration in the amount set forth opposite each such Seller’s name on Exhibit A;

(iii)          a counterpart of the Registration Rights Agreement duly executed by Paramount;

(iv)          a counterpart of the Voting Agreement duly executed by each of Lindsay Rosenwald, Lindsay A. Rosenwald 2000 Family Trusts, J. Jay Lobell, I. Keith Maher, Michael Weiser, Arie Belldegrun and Isaac Kier;

(v)           an opinion of counsel to Paramount in a form reasonably acceptable to the Sellers and covering such matters as is customary for transactions similar to the transactions contemplated by this Agreement; and

(vi)          such other documents as may be reasonably requested by the Sellers as necessary to consummate the transactions contemplated by this Agreement.

Section 1.7             Net Worth Adjustment.  (a)  Within 60 days after the Closing Date, Paramount shall prepare and deliver to the Sellers (i) an unaudited consolidated balance sheet of the Company and the Company Subsidiaries as of the close of business on the Closing Date (the “Closing Balance Sheet”), (ii) an unaudited consolidated statement of income of the Company and the Company Subsidiaries for the period beginning on April 1, 2007 and ending on the Closing Date (the “Closing Income Statement”) and (iii) a statement (the “Statement”) setting forth (a) Target Net Worth, (b) Closing Net Worth and (c) the amount by which Closing Net Worth exceeds the Target Net Worth or the amount by which Target Net Worth exceeds the

Closing Net Worth.  For the avoidance of doubt, notwithstanding any requirement to the contrary under GAAP, the Closing Balance Sheet, the Closing Income Statement, Closing Net Worth and Target Net Worth shall each exclude any amounts attributable to any Affiliate of the Company or any Seller that is not a Company Subsidiary.  At Paramount’s option, a physical inventory shall be conducted by the Company and the Company Subsidiaries consistent with past practice on or before the Closing Date for the purpose of preparing the Statement, and each of the Sellers and Paramount and their respective independent auditors shall have the right to observe the taking of such physical inventory.  Paramount shall pay and be responsible for any and all costs or expenses incurred in connection with such taking of physical inventory.

(b)           During the 30-day period following the Sellers’ receipt of the Statement, the Sellers shall be permitted to review Paramount’s working papers relating to the Statement.  The Statement shall become final and binding upon the parties on the 30th day following delivery thereof, unless the Sellers give joint written notice of their disagreement with the Statement (“Notice of Disagreement”) to Paramount prior to such date.  Any Notice of Disagreement shall (A) specify in reasonable detail the nature of any disagreement so asserted and (B) only include disagreements based on mathematical errors or based on Closing Net Worth not being calculated in accordance with this Section 1.7.  If a Notice of Disagreement is received by Paramount in a timely manner, then the Statement (as revised in accordance with clause (I) or (II) below) shall become final and binding upon the Sellers and Paramount on the earlier of (I) the date the Sellers and Paramount resolve in writing any differences they have with respect to the matters specified in the Notice of Disagreement or (II) the date any disputed matters are finally resolved in writing by the Accounting Firm (as defined below).  During the 30-day period following the delivery of a Notice of Disagreement, the Sellers and Paramount shall seek in good faith to resolve in writing any differences that they may have with respect to the matters specified in the Notice of Disagreement.  During such period, Paramount and its auditors shall have access to the working papers of the Sellers and their Representatives prepared in connection with the Notice of Disagreement.  At the end of such 30-day period, the Sellers and Paramount shall submit to an independent accounting firm (the “Accounting Firm”) for review and resolution any and all matters that remain in dispute and that were properly included in the Notice of Disagreement.  The Accounting Firm shall be Deloitte & Touche or, if such firm is unable or unwilling to act, such other nationally recognized independent public accounting firm as shall be agreed upon by the parties hereto in writing.  The Sellers and Paramount shall jointly instruct the Accounting Firm to render its decision within 60 days following its appointment.  The Sellers and Paramount agree that judgment may be entered upon the determination of the Accounting Firm in any court having jurisdiction over the party against which such determination is to be enforced.  The cost of any arbitration (including the fees and expenses of the Accounting Firm and reasonable attorney fees and expenses of the parties) pursuant to this Section 1.7 shall be borne by Paramount and the Sellers in inverse proportion as they may prevail on matters resolved by the Accounting Firm, which proportionate allocations shall be based on the dollar value of the matters so resolved and shall be determined by the Accounting Firm at the time the determination of the Accounting Firm is rendered on the merits of the matters submitted.

(c)           The Cash Consideration shall be increased by the amount by which Closing Net Worth exceeds the Target Net Worth, and the Cash Consideration shall be decreased by the amount by which Closing Net Worth is less than the Target Net Worth (the Cash

Consideration as so increased or decreased shall hereinafter be referred to as the “Adjusted Cash Consideration”).  If the Closing Cash Consideration is less than the Adjusted Cash Consideration, Paramount shall, and if the Closing Cash Consideration is more than the Adjusted Cash Consideration, the Sellers shall, within 10 Business Days after the Statement becomes final and binding on the parties, make payment by wire transfer in immediately available funds of the amount of such difference, together with interest thereon at a rate equal to 5.5% per annum, calculated on the basis of the actual number of days elapsed over 365, from the Closing Date to the date of payment.

(d)           The parties to this Agreement agree that following the Closing they shall not take any actions with respect to the accounting books and records of the Company on which the Statement is to be based that would obstruct or prevent the preparation of the Statement and the determination of Closing Net Worth as provided in this Section 1.7.

(e)           During the period of time from and after the date of delivery of the Statement to the Sellers through the resolution of any adjustment to the Cash Consideration contemplated by this Section 1.7, Paramount shall cause the Company to afford to the Sellers and any accountants, counsel or financial advisers retained by the Sellers in connection with any adjustment to the Cash Consideration contemplated by this Section 1.7 reasonable access during normal business hours to the Company’s books and records to the extent relevant to the adjustment contemplated by this Section 1.7.

Section 1.8             Initial Earn Out.  (a) Paramount shall pay to the Sellers an additional amount in cash of up to $12,500,000 and, subject to Section 1.11 and Section 1.12, issue to the Sellers up to 500,000 shares (“Aggregate Initial Earn Out Shares”) of the Additional Stock Consideration as follows:

(i)            If for the fiscal year ended December 31, 2007, the Final Adjusted EBITDA (as determined in accordance with Section 1.9(c) and (d)) exceeds $25,500,000 then (A) Paramount shall issue to the Sellers a number of newly-issued shares of Paramount Common Stock (rounded down to the nearest whole number of shares) equal to the Aggregate Initial Earn Out Shares multiplied by the 2007 EBITDA Adjustment Factor (the “2007 Earn Out Shares”) and (B) Paramount shall pay to the Sellers an amount in cash equal to $12,500,000 multiplied by the 2007 EBITDA Adjustment Factor (the “2007 Cash Earn Out”).  The “2007 EBITDA Adjustment Factor” shall be a fraction, which may not be greater than one or less than zero, the numerator of which is the excess of the 2007 Final Adjusted EBITDA over $25,500,000 and the denominator of which is 2,500,000.  The excess, if any, of the Aggregate Initial Earn Out Shares over the 2007 Earn Out Shares is referred to as the “2008 Eligible Earn Out Shares” and the excess, if any, of $12,500,000 over the 2007 Cash Earn Out is referred to as the “2008 Eligible Cash Earn Out”.  By way of example, if the Final Adjusted EBITDA for the fiscal year ended December 31, 2007 is $27,000,000, then (x) Paramount shall issue to the Sellers, pursuant to this provision, 300,000 of the 500,000 Aggregate Initial Earnout Shares and (y) Paramount shall pay to the Sellers, pursuant to this provision, $7,500,000; and the 2008 Eligible Earnout Shares shall be 200,000 shares of Paramount Common Stock and the 2008 Eligible Cash Earnout shall be $4,500,000.

(ii)           If 2007 Final Adjusted EBITDA is less than $28,000,000 and for the fiscal year ended December 31, 2008, the Final Adjusted EBITDA (as determined in accordance with Section 1.9(c) and (d)) (the “2008 Final Adjusted EBITDA”) exceeds $32,500,000 then (A) Paramount shall issue to the Sellers a number of newly-issued shares of Paramount Common Stock (rounded down to the nearest whole number of shares) equal to the 2008 Eligible Earn Out Shares multiplied by the 2008 EBITDA Adjustment Factor (“2008 Earn Out Shares”) and (B) Paramount shall pay to the Sellers an amount in cash equal to 2008 Eligible Cash Earn Out multiplied by the 2008 EBITDA Adjustment Factor (“2008 Cash Earn Out”).  The “2008 EBITDA Adjustment Factor” shall be a fraction, which may not be greater than one or less than zero, the numerator of which is the excess of the 2008 Final Adjusted EBITDA over $32,500,000 and the denominator of which is 2,500,000.  By way of example, if the 2008 Eligible Earnout Shares are 200,000 shares of Paramount Common Stock and the 2008 Eligible Cash Earnout is $4,500,000, and if the Final Adjusted EBITDA for the fiscal year ended December 31, 2008 is $34,500,000, then (x) Paramount shall issue to the Sellers, pursuant to this provision, 160,000 of the 200,000 2008 Eligible Earnout Shares and (y) Paramount shall pay to the Sellers, pursuant to this provision, $3,600,000 of the $4,500,000 2008 Eligible Cash Earnout.

(b)           If at any time prior to December 31, 2008 a Sale Transaction is consummated and Annualized 2008 EBITDA exceeds $32,500,000 then (A) Paramount shall issue to the Sellers a number of newly-issued shares of Paramount Common Stock (rounded down to the nearest whole number of shares) equal to the 2008 Eligible Earn Out Shares multiplied by the 2008 Annualized EBITDA Adjustment Factor (“2008 Sale Transaction Shares”) and (B) Paramount shall pay to the Sellers an amount in cash equal to the 2008 Eligible Cash Earn Out multiplied by the 2008 Annualized EBITDA Adjustment Factor (“2008 Sale Transaction Cash Earn Out”).  For purposes of this Section 1.8(b):

(i)            “Annualized 2008 EBITDA” means the Adjusted EBITDA of the Company and the Company Subsidiaries for the period beginning January 1, 2008 and ending on the date such Sale Transaction is consummated multiplied by a fraction, the numerator of which is 365 and the denominator of which is the number of days elapsed during the period from January 1, 2008 through the date such Sale Transaction is consummated; provided, however, that if the consummation of such Sale Transaction occurs prior to April 1, 2008, then Annualized 2008 EBITDA shall equal the Adjusted EBITDA of the Company and the Company Subsidiaries for the three-month period ending on the date such Sale Transaction is consummation multiplied by four.

(ii)           “2008 Annualized EBITDA Adjustment Factor” shall be a fraction, which may not be greater than one or less than zero, the numerator of which is the excess of the Annualized 2008 EBITDA over $32,500,000 and the denominator of which is 2,500,000.

(c)           Payment, if any, of the 2007 Cash Earn Out, the 2008 Cash Earn Out and the 2008 Sale Transaction Cash Earn Out shall be made in cash to the Sellers pro rata in accordance with the allocation shown on Exhibit A, together with interest on such amounts at a rate equal to 5.5% per annum, calculated on the basis of the actual number of days elapsed over 365, from the Closing Date to the date of payment, by, in each case, wire transfer of immediately available funds to bank accounts designated in writing by the Sellers to the Paramount.  The 2007 Earn Out Shares, the 2008 Earn Out Shares and the 2008 Sale Transaction Shares, if any, shall be issued to the Sellers pro rata in accordance with the allocation of shares on Exhibit A.

Section 1.9             Issuance of Contingent Share Consideration.

(a)           Annual Milestones.  Subject to Sections 1.10, 1.11 and 1.12, Paramount shall issue up to 5,500,000 shares of the Additional Stock Consideration to the Sellers as follows:

(i)            If (A) for the fiscal year ended December 31, 2007, the Company’s Final Adjusted EBITDA is at least equal to $30.0 million or (B) during the fiscal year ended December 31, 2007, shares of Paramount Common Stock close at or above $8.50 for 30 consecutive trading days, then Paramount shall issue, as promptly as practicable, a total of 1,100,000 shares of Paramount Common Stock to the Sellers in proportion to each Seller’s interest as set forth on Exhibit A.  If neither of the foregoing conditions are satisfied, but the Company’s cumulative Final Adjusted EBITDA for the years ended December 31, 2007 and 2008 is at least equal to $65.0 million, then Paramount shall issue, as promptly as practicable, a total of 500,000 shares of Paramount Common Stock to the Sellers in proportion to each Seller’s interest as set forth on Exhibit A.

(ii)           If (A) for the fiscal year ended December 31, 2008, the Company’s Final Adjusted EBITDA is at least equal to $35 million or (B) during the fiscal year ended December 31, 2008, shares of Paramount Common Stock close at or above $11.00 for 30 consecutive trading days, then Paramount shall issue, as promptly as practicable, a total of 1,100,000 shares of Paramount Common Stock to the Sellers in proportion to each Seller’s interest as set forth on Exhibit A.  If neither of the foregoing conditions are satisfied, but the Company’s cumulative Final Adjusted EBITDA for the years ended December 31, 2008 and 2009 is at least equal to $75.0 million, then Paramount shall issue, as promptly as practicable, a total of 500,000 shares of Paramount Common Stock to the Sellers in proportion to each Seller’s interest as set forth on Exhibit A.

(iii)          If (A) for the fiscal year ended December 31, 2009, the Company’s Final Adjusted EBITDA is at least equal to $40.0 million or (B) during the fiscal year ended December 31, 2009, shares of Paramount Common Stock close at or above $13.50 for 30 consecutive trading days, then Paramount shall issue, as promptly as practicable, a total of 1,100,000 shares of Paramount Common Stock to the Sellers in proportion to each Seller’s interest as set forth on Exhibit A.  If neither of the foregoing conditions are satisfied, but the Company’s cumulative Final Adjusted EBITDA for the years ended December 31, 2009 and 2010 is at least equal to $87.0 million, then Paramount shall issue, as promptly as practicable, a total of 500,000 shares of Paramount Common Stock to the Sellers in proportion to each Seller’s interest as set forth on Exhibit A.

(iv)          If (A) for the fiscal year ended December 31, 2010, the Company’s Final Adjusted EBITDA is at least equal to $47.0 million or (B) during the fiscal year ended December 31, 2010, shares of Paramount Common Stock close at or above $16.50 for 30 consecutive trading days, then Paramount shall issue, as promptly as practicable, a total of 1,100,000 shares of Paramount Common Stock to the Sellers in proportion to each

Seller’s interest as set forth on Exhibit A.  If neither of the foregoing conditions are satisfied, but the Company’s cumulative Final Adjusted EBITDA for the years ended December 31, 2010 and 2011 is at least equal to $102.0 million, then Paramount shall issue, as promptly as practicable, a total of 500,000 shares of Paramount Common Stock to the Sellers in proportion to each Seller’s interest as set forth on Exhibit A.

(v)           If (A) for the fiscal year ended December 31, 2011, the Company’s Final Adjusted EBITDA is at least equal to $55.0 million or (B) during the fiscal year ended December 31, 2011, shares of Paramount Common Stock close at or above $19.50 for 30 consecutive trading days, then Paramount shall issue, as promptly as practicable, a total of 1,100,000 shares of Paramount Common Stock to the Sellers in proportion to each Seller’s interest as set forth on Exhibit A.

(b)           Cumulative Milestones.  Subject to Sections 1.10, 1.11 and 1.12, Paramount shall issue up to 1,000,000 shares of the Additional Stock Consideration (for a possible aggregate total of 3,000,000 such shares) to the Sellers upon satisfaction of each of the first three of the following milestones:

(i)            cumulative Final Adjusted EBITDA for the years ended December 31, 2007 and 2008 is at least equal to $72.6 million; provided that Final Adjusted EBITDA for the year ended December 31, 2008 is greater than Final Adjusted EBITDA for the year ended December 31, 2007;

(ii)           cumulative Final Adjusted EBITDA for the years ended December 31, 2007, 2008 and 2009 is at least equal to $117.25 million; provided that Final Adjusted EBITDA for each of the years ended December 31, 2008 and 2009 is greater than that of the immediately preceding year;

(iii)          cumulative Final Adjusted EBITDA for the years ended December 31, 2007, 2008, 2009 and 2010 is at least equal to $169.0 million; provided that Final Adjusted EBITDA for each of the years ended December 31, 2008, 2009 and 2010 is greater than that of the immediately preceding year; and

(iv)          cumulative Final Adjusted EBITDA for the years ended December 31, 2007, 2008, 2009, 2010 and 2011 is at least equal to $230.0 million; provided that Final Adjusted EBITDA for each of the years ended December 31, 2008, 2009, 2010 and 2011 is greater than that of the immediately preceding year.

(c)           Certain Defined Terms.  For the purposes of this Agreement “Final Adjusted EBITDA” shall be determined in accordance with this Section 1.9(c) and Section 1.9(d).  For purposes of this Agreement, the following terms shall have the meanings set forth below.

(i)            “Adjusted EBITDA”; means (A) EBITDA of the Company and the Company Subsidiaries plus (B) in each case to the extent that such items were taken into consideration in the calculation of Net Income of the Company and the Company Subsidiaries for the relevant period: (I) for all periods prior to the Closing, any amount of salary paid to Jerry Silva at an annual rate in excess of $500,000; (II) for all periods prior to the Closing, any amount of salary paid to Steven Silva at an annual rate in excess of $500,000; (III) all expenses relating to the planning, structuring, negotiation and consummation of the transactions (including the Financing) contemplated by this Agreement, including, but not limited to, fees and other payments to brokers, finders and advisors and professional fees and expenses (i.e., accountants, attorneys, etc.), and any and all similar fees and expenses attributable to the acquisition by the Company or any Company Subsidiary of any entity or business, and any employee bonuses paid in connection with the Closing to the extent (but only to the extent) such employee bonuses (i) are funded by the Sellers out of their own funds including the Purchase Price and (ii) are not paid in lieu of other bonuses that would have been paid to such employees in the ordinary course of business; and (IV) for all periods, any payment required to be made pursuant to the Steven Silva Payment Agreement; provided, however, that for the purposes of Section 1.9(a)(i) only, EBITDA of the Company and the Company Subsidiaries for the fiscal year ending December 31, 2007 shall exclude any amount thereof attributable to ChemRx NJ and ChemRx PA, and in lieu thereof shall include 200% of the EBITDA of ChemRX NJ and ChemRx PA for the period beginning July 1, 2007 through December 31, 2007.

(ii)           “EBITDA” with respect to any Person for any period, means the Net Income of such Person for such period (A) plus (1) interest expense, (2) income tax expense, (3) depreciation expense; (4) amortization expense, and (5) other non-cash non-operating charges for such period (excluding bad debt expense and inventory write-down charges), and (B) minus (1) interest income and (2) other non-cash gains for such period (excluding reductions in allowance for bad debts and reductions in inventory valuation reserves, provided such reductions are not one-time in nature), in the case of each of (A) and (B) to the extent such items were taken into consideration in the calculation of such Person’s Net Income for the relevant period.

(iii)          “Net Income” of a Person means the net income (or loss) of such Person calculated in accordance with GAAP; provided, however, that if any principle, method or practice used in the preparation of the 2006 Audited Financial Statements was not in accordance with GAAP, then Net Income for such purposes shall be determined using the principle, method or practice that is in accordance with GAAP that results in an amount of Net Income closest to the amount that would have resulted from the application of the principles, methods or practices used in the preparation of the 2006 Audited Financial Statements.

For the avoidance of doubt, (i) notwithstanding any requirement to the contrary under GAAP, the Net Income, EBITDA and Adjusted EBITDA of the Company and the Company Subsidiaries shall each exclude any amounts attributable to any Affiliate of the Company or any Seller that is not a Company Subsidiary, and (ii) any businesses or entities acquired by Paramount or the Company after the date of this Agreement shall be deemed to be Company Subsidiaries for purposes of determining EBITDA of the Company and the Company Subsidiaries.

(d)           Determination of Final Adjusted EBITDA.  As promptly as practicable following the completion of the audit of the Company’s financial statements for each of the five fiscal years ended December 31, 2007 through and including 2011 (but in any event no later than March 15 of the next following fiscal year), Paramount shall deliver a certificate (the “EBITDA Certificate”) to the Sellers setting forth the calculation of Adjusted EBITDA for such Fiscal Year.  Following receipt of the EBITDA Certificate, the Sellers will be afforded a period of 30 days to review the EBITDA Certificate.  To assist in any such review, the Company will make reasonably available (and use its commercially reasonable efforts to cause the Company’s auditors to make available) to the Sellers any books and records, work papers prepared in connection with the EBITDA Certificate and the personnel involved in preparing the same.  At or before the end of the 30 day review period, the Sellers will either (A) accept the EBITDA Certificate in its entirety or (B) deliver to the Company a written notice setting forth an explanation, in reasonable detail, of those items in the EBITDA Certificate that the Sellers dispute (an “EBITDA Notice of Dispute”).  If the Sellers do not deliver an EBITDA Notice of Dispute to the Company within the 30 day review period, the Sellers will be deemed to have accepted the EBITDA Certificate in its entirety.  If the Sellers deliver an EBITDA Notice of Dispute in which it disputes some, but not all, of the items in the EBITDA Certificate, the Sellers will be deemed to have accepted all of the items not disputed other than those not directly disputed but that are affected by the items disputed.  Within a period of 14 days after the delivery of an EBITDA Notice of Dispute, the Sellers and the Company will attempt to resolve in good faith any disputed items.  If they are unable to do so, the remaining disputed items will be referred to the Accounting Firm.  The Accounting Firm shall be requested to reach a decision in good faith in accordance with the terms of this Agreement as to the determination of the aggregate value of the disputed items, and not later than 30 days after the reference to it of the dispute.  The determination by the Accounting Firm will be binding on the Sellers and Paramount.  The fees, costs and expenses of the Accounting Firm shall be borne by Paramount and the Sellers in inverse proportion as they may prevail on matters resolved by the Accounting Firm, which proportionate allocations shall be based on the dollar value of the matters so resolved and shall also be determined by the Accounting Firm at the time the determination of the Accounting Firm is rendered on the merits of the matters submitted.  The calculation of Adjusted EBITDA, as accepted by the Sellers or adjusted to reflect the resolution of any dispute, is referred to as the “Final Adjusted EBITDA.”

Section 1.10           Acceleration of Earn Outs on Sale Transaction.  (a)  If at any time prior to December 31, 2011 all or substantially all of the assets or outstanding capital stock of Paramount shall be sold (whether by merger, consolidation or otherwise) (a “Sale Transaction”) where the stockholders of Paramount receive consideration per share of Paramount Common Stock at least equal to (i) Price Threshold A, then, subject to Section 1.12, the Sellers shall be entitled to be issued the Threshold A Shares, (ii) Price Threshold B, then, subject to Section 1.12, the Sellers shall be entitled to be issued the Threshold B Shares, or (iii) Price Threshold C, then, subject to Section 1.12, the Sellers shall be entitled to be issued the Threshold C Shares.  For purposes of this Section 1.10(a), if the consideration received by the stockholders of Paramount in the Sale Transaction consists of consideration other than cash, the amount of the consideration other than cash received by the stockholders of Paramount will be the fair value of such consideration, except where such consideration consists of securities, in which case the amount of consideration received by the stockholders of Paramount will be calculated based on the closing sale price of such securities on the date of receipt on the principal securities exchange or trading market where such security is listed or traded, or if the foregoing does not apply, the last trade price of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no last trade price is reported for such security by Bloomberg, the average of the bid prices, or the ask prices, respectively, of any market makers for such security as reported in the “pink sheets” by Pink Sheets LLC (formerly the National Quotations Bureau, Inc.) of such securities on the date of receipt.  The fair value of any consideration other than cash or securities for which a closing sale price can be determined pursuant to the immediately preceding sentence will be determined jointly by the Paramount and the Sellers.  If such parties are unable to reach agreement within ten days after the occurrence of an event requiring valuation, the fair value of such consideration will be determined by an independent appraiser jointly selected by the Paramount and the Sellers.  The determination of such appraiser shall be deemed binding upon all parties absent manifest error and the fees and expenses of such appraiser shall be split equally between Paramount and the Sellers.

(b)           For purposes of Section 1.10(a), the following defined terms have the following meanings:

(i)            “Price Threshold A” means (A) $8.50, if the Sale Transaction is consummated during the 2007 fiscal year, (B) $11.00, if the Sale Transaction is consummated during the 2008 fiscal year, (C) $13.50, if the Sale Transaction is consummated during the 2009 fiscal year, (D) $16.50, if the Sale Transaction is consummated during the 2010 fiscal year, and (E) $19.50, if the Sale Transaction is consummated during the 2011 fiscal year.

(ii)           “Price Threshold B” means an amount per share of Paramount Common Stock that is equal to 115% of Price Threshold A for the fiscal year in which the Sale Transaction is consummated.

(iii)          “Price Threshold C” means an amount per share of Paramount Common Stock that would yield at least a 15% Annual Rate of Return, where “Annual Rate of Return” equals (A) a fraction (1) the numerator of which is the consideration per share of Paramount Common Stock paid to the Company or the holders of Paramount Common Stock in the Sale Transaction and the denominator of which is the closing price of the Paramount Common Stock on the Closing Date and (2) that is raised to the power of a an exponent, which is equal to a fraction, (I) the numerator of which is 365 and (II) the denominator of which is the number of days from the Closing Date to the date the Sale Transaction is consummated, minus (B) one.

(iv)          “Threshold A Shares” means all of the shares that were subject to issuance to the Sellers pursuant to Section 1.9(a) with respect to each fiscal year that ends on or after the consummation of Sale Transaction.

(v)           “Threshold B Shares” means all of the shares that were subject to issuance to the Sellers pursuant to Sections 1.9(a) and (b) with respect to each fiscal year that ends on or after the consummation of Sale Transaction.

(vi)          “Threshold C Shares” means one-half of all of the shares that were subject to issuance to the Sellers pursuant to Section 1.9(a) with respect to each fiscal year that ends on or after the consummation of Sale Transaction.

Section 1.11           Adjustment of Issued Shares. The number of shares of Paramount Common Stock required to be issued pursuant to any provision of Section 1.8, Section 1.9 and Section 1.10 shall be proportionately and appropriately adjusted at the time of such issuance for and in respect of all Paramount Equity Recap Transactions (as hereinafter defined) that are consummated, or that have a record date, at any time beginning immediately after the execution and delivery of this Agreement and continuing through the time immediately prior to such issuance, with the result that the number and kind of cash, securities or other property issued pursuant to any such provision shall be equal to the number and kind of cash, securities (including shares of Paramount Common Stock) or other property that the owner of the number of shares of Paramount Common Stock that would otherwise be issuable immediately prior to the first Paramount Equity Recap Transaction would have owned immediately after such Paramount Equity Recap Transaction.  “Paramount Equity Recap Transaction” means any stock split, reverse stock split, stock dividend, recapitalization or other comparable transaction that affects the Paramount Common Stock generally.  For the avoidance of doubt, this Section 1.11 shall not apply to any Sale Transaction that does not in itself include a Paramount Equity Recap Transaction.

Section 1.12           Cap On Share Issuances.  Notwithstanding anything in this Agreement to the contrary, if at any time Paramount becomes obligated to issue to the Sellers any shares of Additional Stock Consideration that after giving effect to such issuance, would result in the Sellers (together with the New Jersey Sellers and their respective Affiliates) beneficially owning in excess of 20% (the “Maximum Percentage”) of the number of shares of Paramount Common Stock outstanding immediately after giving effect to such issuance, then in lieu of issuing the Additional Stock Consideration that would result in such Sellers beneficially owning shares of Paramount Common Stock in excess of the Maximum Percentage (such shares, the “Excess Shares”), Paramount may (in its sole discretion), in full satisfaction of its obligation to issue such Excess Shares, pay to each Seller an amount in cash equal to the number of Excess Shares to which such Seller is entitled multiplied by the average of the closing price for the Paramount Common Stock on Nasdaq or AMEX, as applicable (or if the Paramount Common Stock is not then traded on the Nasdaq or AMEX, the closing bid price of the Common Stock in the over-the-counter market) for a period of 30 consecutive trading days immediately preceding the date such Excess Shares became issuable to the Sellers.  For purposes of this Section 1.12, the Sellers shall be considered the beneficial owners of Paramount Common Stock to the extent they are considered beneficial owners of such stock under section 197(f)(9) of the Code and the Treasury Regulations promulgated thereunder, and in determining the number of outstanding shares of Paramount Common Stock, the Sellers may rely on the number of outstanding shares of Paramount Common Stock as reflected in (x) Paramount’s most recent Form 10-K, Form 10-KSB, Form 10-Q, Form 10-QSB or Form 8-K, as the case may be (y) a more recent public announcement by Paramount or (z) any other notice by Paramount or Paramount’s transfer agent setting forth the number of shares of Paramount Common Stock outstanding.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Each Seller severally, and not jointly, represents and warrants to Paramount as follows:

Section 2.1             Ownership of Shares.  Such Seller is the sole owner, beneficially and of record, of, and has good, valid and marketable title to, the Shares set forth opposite his name on Exhibit A, free and clear of any and all Liens.

Section 2.2             Authorization.  Such Seller has full power and authority to execute and deliver this Agreement and to sell, assign, transfer and deliver valid title to the Shares held by Seller at the Closing.  Such Seller is not a party to, subject to or bound by any Contract or judgment, order or decree (a “Judgment”), that would prevent the execution, delivery or performance by such Seller of this Agreement, any Transaction Agreement or the consummation of the transactions contemplated hereby and thereby.

Section 2.3             Binding Effect.  This Agreement constitutes a legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, subject to (a) applicable bankruptcy, insolvency or other similar laws relating to creditors’ rights generally and (b) general principles of equity.  When executed, each Transaction Agreement to which such Seller is a party will be the valid and binding obligation of such Seller enforceable against such Seller in accordance with its terms, subject to (a) applicable bankruptcy, insolvency or other similar laws relating to creditors’ rights generally and (b) general principles of equity.

Section 2.4             No Violations.  The execution, delivery and performance by such Seller of this Agreement and the consummation of the transactions contemplated by this Agreement do not and will not (i) conflict with, or result in the material breach of, or constitute a material default under, or result in the termination, cancellation or acceleration (whether after the giving of notice or the lapse of time or both) under the terms of any note, mortgage, letter of credit, other evidence of indebtedness, guarantee, contract or obligation to which such Seller is a party or by which he or she or of any of his or her assets may be bound or result in the imposition of any Lien upon any of the Shares of such Seller, or (ii) violate or result in a breach of or constitute a default under, any Law or Judgment, except, for any conflict, breach, default, termination, cancellation, acceleration or violation which does not have, or would not reasonably be expected to result in, individually or in the aggregate, a material adverse effect on the ability of such Seller to consummate the transactions contemplated by this Agreement or result in any material liability to Paramount or to the Company and the Company Subsidiaries taken as a whole.

Section 2.5             Consents and Approvals.  Except for filings required under, and compliance with other applicable requirements of, the Hart Scott Rodino Antitrust Improvements Act of 1976 (the “HSR Act”), no consent, approval, license, permit, order or authorization of, registration, declaration or filing with, or notice to, any Governmental Entity or any other Person is required in connection with the execution, delivery and performance by such Seller of this Agreement, other than in such cases where the failure to obtain such consent, approval, license, permit, order or authorization or to give or make such registration, declaration, filing or notice does not have and would not reasonably be expected to result in, individually or in the aggregate, a material adverse effect on the ability of such Seller to consummate the transactions contemplated by this Agreement or result in any material liability to Paramount or to the Company and the Company Subsidiaries taken as a whole.

Section 2.6             Litigation.  There are no Legal Proceedings pending or, to the knowledge of such Seller, threatened, against such Seller, that have had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of such Seller to consummate the transactions contemplated hereby or result in any material liability to Paramount.  Such Seller is not subject to any Judgments that have had, or would reasonably be expected to result in, individually or in the aggregate, a material adverse effect on the ability of such Seller to consummate the transactions contemplated hereby or result in any material liability to Paramount or to the Company and the Company Subsidiaries taken as a whole.

Section 2.7             Purchase for Investment.  The Stock Consideration issuable to each Seller under this Agreement is being acquired for such Seller’s own account for the purpose of investment.  Each Seller will refrain from transferring or otherwise disposing of any of the Stock Consideration, or any interest therein, in such manner as to cause Paramount to be in violation of the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), or applicable state securities or blue sky laws.

Section 2.8             Investment Experience.  Such Seller understands that the transactions contemplated by this Agreement involve substantial risk.  Such Seller is an “accredited investor”, as such term is defined in Rule 501(a) of Regulation D under the Securities Act.  Without limiting the generality of the foregoing, such Seller has experience as an investor and acknowledges that he can bear the economic risk of his investment in the Stock Consideration for an indefinite period of time, and has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the investment in the Stock Consideration and protecting his own interests in connection with such investment.

Section 2.9             Restricted Securities.  Such Seller understands that the Stock Consideration is characterized as “restricted securities” under the Securities Act inasmuch as the shares of Paramount Common Stock are being acquired by such Seller in a transaction not involving a public offering, and that such shares may be resold without registration under the Securities Act only in certain limited circumstances.  Such Seller is familiar with and understands the resale limitations imposed by the Securities Act.  Such Seller further understands that the Stock Consideration (together with any securities that may be issued to such Seller from time to time in respect thereof) are subject to the restrictions on transfer referred to in this Article 2 and set forth in Section 5.16.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE SELLERS REGARDING THE COMPANY

Except as set forth in the disclosure schedule prepared by the Sellers and delivered to Paramount on the date hereof (the “Seller Disclosure Schedule”) (any fact or item disclosed in any section or subsection of the Seller Disclosure Schedule shall be deemed to be disclosed with regard to any other section or subsection of the Seller Disclosure Schedule), so long as it is reasonably apparent from the face of such disclosure that such disclosure is applicable as an exception to the representation and warranty in such other section or subsection (whether or not any cross-reference is made therein) and as otherwise specifically contemplated by this Agreement or any other Transaction Agreement, each Seller represents and warrants to Paramount as follows, as of the date of this Agreement and as of the Closing:

Section 3.1             Organization and Existence.  The Company and the Company Subsidiaries are each duly organized, validly existing and in good standing under the Laws of the state of its incorporation or formation.  The Company and each Company Subsidiary has all requisite power and authority to carry on its operations as now being conducted and is duly qualified or licensed to do business in and is in good standing in each jurisdiction in which the ownership, leasing or operation of its properties makes such qualification or licensing necessary, other than any failure to have such qualifications and licenses that, individually or in the aggregate, has not had and would not reasonably be expected to have, a Company Material Adverse Effect.  The Sellers have, prior to the date hereof, delivered to Paramount true and complete copies of the Constitutive Documents of the Company and each Company Subsidiary.

Section 3.2             Power and Authority; Binding Agreement.  The Company has all requisite power and authority to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform its obligations hereunder.  The Company has, or on the Closing Date will have, the requisite power and authority to enter into the Transaction Agreements to which it is a party and to perform its respective obligations thereunder.  This Agreement is a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to (a) applicable bankruptcy, insolvency or other similar laws relating to creditors’ rights generally and (b) general principles of equity.  When executed, each Transaction Agreement to which the Company is a party will be the valid and binding obligation of the Company enforceable against it in accordance with its terms, subject to (a) applicable bankruptcy, insolvency or other similar laws relating to creditors’ rights generally and (b) general principles of equity.  No act, approval or proceedings on the part of the Company or the Sellers is, or will be, required to authorize the execution and delivery of this Agreement and the other Transaction Agreements to which the Company is a party or the consummation of the transactions contemplated hereby and thereby.

Section 3.3             Capitalization of the Company and the Company Subsidiaries.  (a)  Except as set forth in Section 3.3(a) of the Seller Disclosure Schedule, the Company does not have any Subsidiaries or own or hold, or have any Contract to acquire, any equity or other securities in any other entity.

(b)           The authorized capital stock of the Company consists of 20,000 shares of common stock, without par value, (i) 10,000 of which are designated as Class A Voting Common Stock, of which 4,833.575 shares are issued and outstanding and (ii) 10,000 of which are designated as Class B Voting Common Stock, of which 4,833.575 shares are issued and outstanding.  All of the Shares have been duly authorized and are validly issued, fully paid and nonassessable and were not issued in violation of any preemptive rights.  All of the outstanding shares of capital stock and other securities of each of the Company’s Subsidiaries are duly authorized, validly issued, fully paid and nonassessable and were not issued in violation of any preemptive rights, and, except as set forth in Section 3.3(b) of the Seller Disclosure Schedule, such shares or other securities are owned by the Company free and clear of any Liens.

(c)           There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other contracts or commitments that could require the Company or any Company Subsidiaries to issue, sell or otherwise cause to become outstanding any shares of its Capital Stock or other securities.  There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to the Company or any Company Subsidiary.

Section 3.4             Noncontravention.  (a)  The execution and delivery by the Sellers and the Company of this Agreement and the other Transaction Agreements to which each is a party, and the consummation of the transactions contemplated hereby and thereby and the compliance by the Sellers and the Company with the provisions hereof and thereof do not and will not conflict with, or result in any violation or default (with or without notice or lapse of time or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or to a loss of a material benefit under, or result in the creation of any Lien other than a Permitted Lien, in or upon any of the properties or assets of the Company or any Company Subsidiary under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, any provision of (i) the Constitutive Documents of the Company and each Company Subsidiary, (ii) except as set forth in Section 3.4(a)(ii) of the Seller Disclosure Schedule, any material Contract to which the Company or any Company Subsidiary is a party or bound by or its properties or assets are bound by or subject to or otherwise under which the Company or any Company Subsidiary has rights or benefits or (iii) subject to the governmental filings and other matters referred to in Section 3.4(b)(i), any constitution, act, statute, law (including common law), ordinance, treaty, rule or regulation of any Governmental Entity (a “Law”) or any Judgment, in each case applicable to any Seller, the Company or any Company Subsidiary, other than in the cases of clauses (ii) or (iii) any such conflicts, violations, breaches, defaults, rights, losses, Liens or entitlements that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

(b)           Except as set forth in Section 3.4(b) of the Seller Disclosure Schedule, no consent, approval, license, permit, order or authorization of, registration, declaration or filing with, or notice to, any Governmental Entity is required by or with respect to the Sellers, the Company or any Company Subsidiary in connection with the execution and delivery by the Sellers and the Company of this Agreement, the other Transaction Agreements, the consummation by the Sellers and the Company of the transactions contemplated hereby or thereby or the compliance by the Sellers and the Company with the provisions hereof and thereof, except (i) for filings required under, and compliance with other applicable requirements of, the HSR Act, if applicable to this Agreement, the Transaction Agreements and the transactions contemplated hereby and thereby and (ii) such other consents, approvals, orders, authorizations, registrations, declarations, filings and notices, the failure of which to be obtained or made individually or in the aggregate, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

Section 3.5             Compliance with Laws.  (a)  To the Sellers’ Knowledge, the Company and each Company Subsidiary are, and since January 1, 2002 have been, in compliance with all applicable Laws and Judgments.  Neither the Company nor any Company Subsidiary has received, since January 1, 2002, a written notice or other written communication alleging a material violation of any applicable Law or Judgment.

(b)           Except as set forth in Section 3.5 of the Seller Disclosure Schedule, since January 1, 2002, none of the Company or any Company Subsidiary nor any of their respective officers, directors, employees or agents has been investigated or charged by any Governmental Entity in any violation of any Laws involving fraudulent or abusive practices relating to its participation in any Medicare, Medicaid, Veterans Administration, Tricare or any other state or federally sponsored health care reimbursement or health care benefit program (each, a “Government Medical Reimbursement Program”) or in any health care benefit program as defined in 18 U.S.C. § 24(b), including fraudulent billing or recordkeeping practices, and no such Person has been convicted of, charged with or investigated for a violation of any other federal or state law relating to fraud, theft, embezzlement, breach of fiduciary responsibility, financial misconduct, obstruction of an investigation or controlled substances.  Since January 1, 2002, the Company and each Company Subsidiary have properly and legally billed all individuals, intermediaries and third party payors, as appropriate, for services rendered and have maintained all necessary documentation to support and reflect such billing practices.  None of the Company or any Company Subsidiary nor any of their respective directors, officers, employees, independent contractors or agents has committed any offense that is reasonably likely to be the basis for suspension, civil monetary penalties, debarment or exclusion of the Company or any Company Subsidiary or any of their respective directors, officers, managers, current employees, partners, agents or independent contractors from any Government Medical Reimbursement Program, including, but not limited to, defrauding a government program, loss of a license to provide health care services or failure to provide quality care.

(c)           None of the Company or any Company Subsidiary nor any of their respective directors, officers, employees, independent contractors or agents have engaged in any activities that may serve as the grounds for any penalties of any kind under Sections 1128A, 1128B or 1877 of the Social Security Act (42 U.S.C. §§ 1320a-7a, 1320a-7b and 1395nn), the federal False Claims Act (31 U.S.C. § 3729 et seq.), the False Statements Act (18 U.S.C. § 1001), the Program Fraud Civil Penalties Act (31 U.S.C. § 3801 et seq.), the Federal Food, Drug and Cosmetic Act (21 U.S.C. § 301 et seq.), the Controlled Substances Act (21 U.S.C. § 801 et seq.), the anti-fraud and abuse provisions of the Health Insurance Portability and Accountability Act of 1996 (18 U.S.C. § 1347, 18 U.S.C. § 669, 18 U.S.C. § 1035, 18 U.S.C. § 1518), the implementing regulations for such federal laws, the pharmacy practice and drug wholesaler Laws of the State of New York (including N.Y. Education Law Article 137, N.Y. Comp. Codes R. & Regs. Title 11, part 63) and other applicable states, and the applicable fraud and abuse, anti-kickback, false claims, controlled substances and anti-self referral statutes and regulations in each state or other jurisdictions where the Company and each Company Subsidiary may conduct business or any related regulations or other federal or state Laws.

Section 3.6             Governmental Licenses.  (a)  Except as set forth in Section 3.6 of the Seller Disclosure Schedule, the Company and each Company Subsidiary validly holds and has in full force and effect all material permits, concessions, grants, franchises, licenses and other governmental authorizations, consents, and approvals, including Medicare and Medicaid billing and provider numbers (collectively, “Governmental Licenses”), necessary for the conduct of the Institutional Pharmacy Business including those relating to Medicare, any relevant state Medicaid program, any other health insurance or health care benefit program sponsored or financed in whole or in part by any Governmental Entity, the practice of pharmacy, the handling of controlled substances or the receipt, repackaging, dispensing or distribution of prescription drug products. and there has occurred no material violation of, or default (with or without notice or lapse of time or both) under, or event giving to any other Person any right of termination, amendment or cancellation of, any Governmental License.  The Company and each Company Subsidiary has complied in all material respects with the terms and conditions of all Governmental Licenses issued to or held by it, and such Governmental Licenses will not be subject to suspension, modification, revocation or nonrenewal as a result of the execution and delivery of this Agreement, the other Transaction Agreements and the transactions contemplated hereby and thereby.  No proceeding is pending or, to the Sellers’ Knowledge, threatened seeking the revocation or limitation of any such Governmental License.  Section 3.6 of the Seller Disclosure Schedule lists each Governmental License currently held by the Company and each Company Subsidiary.  All of the Governmental Licenses listed in Section 3.6 of the Seller Disclosure Schedule are held in the name of the Company or a Company Subsidiary, and none are held in the name of any current or former director, officer, employee, independent contractor, consultant or agent or otherwise on behalf of the Company or a Company Subsidiary.

(b)           Each Person employed or engaged by the Company or any Company Subsidiary to provide services on behalf of the Institutional Pharmacy Business (each, a “Licensed Service Provider”) has obtained and maintains all necessary licensure or certification to provide such services in compliance with any applicable Law or the requirements of any Government Medical Reimbursement Program.  Each Licensed Service Provider is covered by a professional liability insurance policy underwritten by a licensed insurance company, with coverage limits and terms that are consistent with industry standards.

Section 3.7             Absence of Changes or Events.  Except as set forth in Section 3.7 of the Seller Disclosure Schedule, since December 31, 2006 (i) the Company and the Company Subsidiaries have been operated in the ordinary course in a manner consistent with past practice, (ii) there has occurred no Company Material Adverse Effect, and (iii) neither the Sellers, the Company or any Company Subsidiary has taken any of the actions that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in Sections 5.3(a) and (b).

Section 3.8             Financial Statements; Undisclosed Liabilities.  (a)  Section 3.8 of the Seller Disclosure Schedule sets forth (i) the unaudited condensed combined balance sheet of the Company and the Company Subsidiaries as of March 31, 2007 (the “Balance Sheet”), and the unaudited condensed combined statements of income and cash flows of the Company and the Company Subsidiaries for the period ended March 31, 2007, together with the notes to such financial statements, (ii) the audited consolidated balance sheets of the Company and the Company Subsidiaries as of December 31, 2006, 2005 and 2004, and the audited consolidated statements of income and cash flows of the Company and the Company Subsidiaries for the years then ended, together with the notes to such financial statements (collectively, the “2006 Audited Financial Statements”) and the report on such audited information of KGS LLP and all letters of such auditors with respect to the results of such audit, (iii) the unaudited combining balance sheet of the Company and the Company Subsidiaries as of March 31, 2007, and the unaudited combining statements of income and cash flows of the Company and the Company Subsidiaries for the period ended March 31, 2007, and (iv) the unaudited combining balance sheets of the Company and the Company Subsidiaries as of December 31, 2006, 2005 and 2004, and the unaudited combining statements of income and cash flows of the Company and the

Company Subsidiaries for the years then ended (the financial statements described in clauses (i), (ii), (iii) and (iv) above, together with the notes to such financial statements, collectively, the “Financial Statements”).  The Financial Statements have been prepared in conformity with GAAP consistently applied (except in each case as described in the notes thereto) and on that basis fairly present (subject, in the case of the unaudited statements, to the absence of notes that would be required by GAAP and to normal, recurring year-end audit adjustments) the consolidated financial condition and results of operations of the Company and the Company Subsidiaries as of the respective dates thereof and for the respective periods indicated.

(b)           The Company and the Company Subsidiaries do not have any material liabilities or obligations of any nature (whether accrued, absolute, contingent, unasserted or otherwise) except (i) as disclosed, reflected or reserved against in the Balance Sheet and the notes thereto or in the notes to the balance sheet contained in the unaudited consolidated financial statements of the Company and the Company Subsidiaries as of December 31, 2006 and for the year then ended (but excluding any liabilities of 750 Park Place Realty Co., LLC (“750 PPRC”) that are reflected or reserved against on the Balance Sheet or the notes thereto or in the notes to the balance sheet contained in the unaudited consolidated financial statements of the Company and the Company Subsidiaries as of December 31, 2006 and for the year then ended), (ii) for items set forth in Section 3.8(b) of the Seller Disclosure Schedule, (iii) for liabilities and obligations incurred in the ordinary course of business consistent with past practice since December 31, 2006 and not in violation of this Agreement (or, if such liability or obligation was incurred prior to the date hereof, assuming this Agreement had been in place on December 31, 2006) and (iv) under the Scheduled Contracts (except for any liabilities or obligations resulting from a breach or violation of any such Scheduled Contract).

Section 3.9             Assets other than Real Property.  Except as set forth in Section 3.9 of the Seller Disclosure Schedule, the Company or a Company Subsidiary has good and valid title to all assets reflected on the Balance Sheet or thereafter acquired, except those sold or otherwise disposed of for fair value since the date of the Balance Sheet in the ordinary course of business consistent with past practice and not in violation of this Agreement, in each case free and clear of all Liens other than Permitted Liens.  All the material tangible personal property of the Company and the Company Subsidiaries has been maintained in all material respects in accordance with the past practice of the Company and the Company Subsidiaries.  Each item of material tangible personal property of the Company and the Company Subsidiaries is in all material respects in reasonable operating condition and repair, ordinary wear and tear excepted.  All leased personal property of the Company and the Subsidiaries is in all material respects in the condition required of such property by the terms of the lease applicable thereto during the term of the lease and upon the expiration thereof.

Section 3.10           Real Property.  (a)  Neither the Company nor any Company Subsidiary owns, the Company has not since inception owned, and to the Sellers’ Knowledge no Company Subsidiary has owned, any real property.

(b)           Section 3.10(b) of the Seller Disclosure Schedule sets forth a complete list of all real property and interests in real property leased by the Company and the Company Subsidiaries (individually, a “Leased Property”) and identifies any material base leases and reciprocal easement or operating agreements relating thereto.  The Company or a Company

Subsidiary has good and valid title to the leasehold estates in all Leased Property, in each case free and clear of all Liens, leases, assignments, subleases, easements, covenants, rights-of-way and other similar restrictions of any nature whatsoever, except (A) such as are set forth in Section 3.10(b) of the Seller Disclosure Schedule, (B) leases, subleases and similar agreements set forth in Section 3.11 of the Seller Disclosure Schedule, (C) Permitted Liens, (D) easements, covenants, rights-of-way and other similar restrictions of record, (E) any conditions that may be shown by a current, accurate survey or physical inspection of any Leased Property made prior to Closing and (F) (I) zoning, building and other similar restrictions, (II) Liens, easements, covenants, rights-of-way and other similar restrictions that have been placed by any developer, landlord or other third party on property over which the Company or a Company Subsidiary has easement rights or on any Leased Property and subordination or similar agreements relating thereto, and (III) unrecorded easements, covenants, rights-of-way and other similar restrictions, none of which items set forth in clauses (I), (II) and (III), individually or in the aggregate, materially impair the continued use and operation of the property to which they relate in the Institutional Pharmacy Business.  To the Sellers’ Knowledge, the current use by the Company and the Company Subsidiaries of the offices and other facilities located on the Leased Property does not violate any local zoning or similar land use or government regulations in any material respect.

Section 3.11           Contracts.  (a)  Section 3.11 of the Seller Disclosure Schedule sets forth an accurate and complete list of all the executory Contracts of the following types to which the Company or any Company Subsidiary is a party or to which any of their respective assets is subject:

(i)            except for any Contracts providing for the sale of goods and services by the Company to its customers that are entered into in the ordinary course of business (a “Facility Contract”), any Contract that requires a payment by any party in excess of, or a series of payments which in the aggregate exceeds, $50,000 in any calendar year or provides for the delivery of goods or the performance of services, or any combination thereof, having a value in excess of $50,000 in any calendar year;

(ii)           except for agreements entered into in the ordinary course of business pursuant to the standard form made available to Paramount, any Contract with a sales representative, manufacturer’s representative, distributor, dealer, broker, sales agency, advertising agency or other Person engaged in sales, distributing or promotional activities, or any Contract to act as one of the foregoing on behalf of any Person;

(iii)          any Contract pursuant to which the Company or the Company Subsidiaries has made or will make loans, or has or will have incurred or secured Indebtedness for borrowed money (including capital leases) become a guarantor or surety or pledged its credit for or otherwise become responsible with respect to any undertaking of another Person (except for the negotiation or collection of negotiable instruments in transactions in the ordinary course of business);

(iv)          any Contract pursuant to which the Company or any of its Subsidiaries has entered into a partnership, joint venture or other cooperative undertaking;

(v)           any Contract involving any restrictions with respect to the geographical area of operations or scope or type of business of the Company or any of the Company Subsidiaries or that requires the Company or any of the Company Subsidiaries to deal exclusively with a third party;

(vi)          any power of attorney or Contract with any Person pursuant to which such Person is granted the authority to act for or on behalf of the Company or any of the Company Subsidiaries or the Company or any of the Company Subsidiaries is granted the authority to act for or on behalf of any Person;

(vii)         relating to the employment or compensation of any director, officer, employee, consultant or other agent of the Company or any Company Subsidiary;

(viii)        relating to the sale or other disposition by the Company or any of the Company Subsidiaries of any assets, properties or rights in excess of $50,000 individually or in the aggregate (other than equipment leases entered into by the Company or any Company Subsidiary as lessor in the ordinary course of business);

(ix)           to which the Company or any of the Company Subsidiaries is a party and which restricts the Company’s ability, or the ability of any Company Subsidiary, to solicit employees of another person or restricts another person’s ability to solicit the employees of the Company or any Company Subsidiary;

(x)            to which any Seller, any stockholder of any Affiliate of the Company, or any current or former officer, director or employee of the Company or any Company Subsidiary, or any Affiliates of such Seller, stockholder, officer, director or employee, is a party;

(xi)           containing any warranty by the Company to any other person with respect to any product or service offered by the Company, where such warranty deviates in any material respect from the Company’s standard warranty terms offered to its customers;

(xii)          any Contract that requires the Company or any of the Company Subsidiaries to use any supplier or third party for all or substantially all of the Company’s or any of the Company Subsidiaries’ requirements or needs or require the Company or any of the Company Subsidiaries to provide to other parties “most favored nation” pricing;

(xiii)         any Contract, other than trade debt incurred in the ordinary course of business, under which the Company or any of the Company Subsidiaries has borrowed any money from, or issued any note, bond, debenture or other evidence of Indebtedness to, any Person (other than the Company or any Company Subsidiary) or any other note, bond, debenture or other evidence of Indebtedness issued to any Person (other than the Company or any Company Subsidiary);

(xiv)        any Contract or instrument providing for indemnification of any Person with respect to liabilities relating to any current or former business of the Company or any of the Company Subsidiaries or any predecessor Person, other than the Constitutive

Documents of the Company and the Company Subsidiaries, and other than marketing agreements, property leases and other commercial agreements entered into in the ordinary course of business;

(xv)         any employment agreement;

(xvi)        pursuant to which the Company licenses any material item of Intellectual Property;

(xvii)       with any Governmental Authority; or

(xviii)      that is otherwise material to the Company and the Company Subsidiaries, taken as a whole, or entered into other than in the ordinary course of business.

The Facilities Contracts and each such Contract required to be disclosed in Section 3.11(a) of the Seller Disclosure Schedule is referred to as a “Scheduled Contract”.

(b)           Except as set forth in Section 3.11(b) of the Seller Disclosure Schedule:

(i)            no default or event which, with the passing of time or giving of notice (or both), would constitute a material default on the part of the Company or such Company Subsidiary, or to Sellers’ Knowledge, any other party thereto, exists under any such Scheduled Contract;

(ii)           each of the Scheduled Contracts is in full force and effect, and constitutes the legal, valid and binding obligation of the Company or the applicable Company Subsidiary enforceable against such party in accordance with its terms and, to Sellers’ Knowledge, against each other party thereto;

(iii)          the Sellers have furnished Paramount with true, correct and complete copies of each material Facilities Contract and the Scheduled Contracts (other than the Facilities Contracts), including all amendments, modifications and supplements thereto; and

(iv)          the Scheduled Contracts do not contain any provision that results in automatic termination upon the occurrence of the transactions contemplated hereby or for the right of any party to any Scheduled Contract to terminate, accelerate or receive any payment or other materially more favorable terms and conditions upon occurrence of the transactions contemplated hereby.

Section 3.12           Intellectual Property.  (a)  Section 3.12 of the Seller Disclosure Schedule sets forth a true and complete list of all patents, trademarks (registered or unregistered), trade names, service marks and registered copyrights and applications therefor, owned, used, filed by or licensed to the Company or any of the Company Subsidiaries.  With respect to registered trademarks, Section 3.12 of the Seller Disclosure Schedule sets forth a list of all jurisdictions in which trademarks owned by the Company are registered or applied for and all registration and application numbers.  Except as set forth in Section 3.12 of the Seller Disclosure Schedule, the Company or a Company Subsidiary owns, or the Company and the Company

Subsidiaries have the right to use, execute, reproduce, display, perform, modify, enhance, distribute, prepare derivative works of and sublicense, without payment to any other person, all Intellectual Property that is owned, used, filed by or licensed to the Company or any of the Company Subsidiaries and the consummation of the transactions contemplated hereby will not conflict with, alter or impair any such rights.  The Company and the Company Subsidiaries have all rights to Intellectual Property owned or filed by the Company or any of the Company Subsidiaries as are necessary in connection with the Institutional Pharmacy Business as presently conducted by the Company and the Company Subsidiaries and as such business is proposed to be conducted in the most recent business plan approved by the Board of Directors of the Company (the “Business Plan”).

(b)           Neither the Company nor any of the Company Subsidiaries has granted any options, licenses or agreements of any kind relating to Intellectual Property owned, used, filed by or licensed to the Company or any of the Company Subsidiaries or the marketing or distribution thereof.  Neither the Company nor any of the Subsidiaries is bound by or a party to any options, licenses or agreements of any kind relating to the Intellectual Property owned, used, filed by or licensed to the Company or any of the Company Subsidiaries of any other Person, except as set forth in Section 3.12 of the Seller Disclosure Schedule and except for Contracts relating to computer software licensed to the Company or any Company Subsidiary in the ordinary course of business.  Subject to the rights of third parties set forth in Section 3.12 of the Seller Disclosure Schedule, all Intellectual Property that is owned, used, filed by or licensed to the Company or any of the Company Subsidiaries is free and clear of the claims of others and of all Liens.  To the Seller’s Knowledge, the conduct of the business of the Company and the Company Subsidiaries as presently conducted does not, and the conduct of such business as proposed to be conducted in the Business Plan will not, violate, conflict with or infringe the Intellectual Property of any other Person.  Except as set forth in Section 3.12 of the Seller Disclosure Schedule, (i) no claims are pending or, to the Sellers’ Knowledge, threatened, against the Company or any Company Subsidiary by any Person with respect to the ownership, validity, enforceability, effectiveness or use of any Intellectual Property owned, used, filed by or licensed to the Company or any of the Company Subsidiaries and (ii) during the past two years the Sellers, the Company and the Company Subsidiaries have not received any communications alleging that the Company or any Company Subsidiary has violated any rights relating to Intellectual Property of any Person.

Section 3.13           Legal Proceedings.  Except as disclosed in Section 3.13 of the Seller Disclosure Schedule: (a) neither the Sellers nor the Company nor any Company Subsidiary is a party to, nor to Sellers’ Knowledge, is threatened with, any Legal Proceeding, (b) to Sellers’ Knowledge, there are no facts or circumstances that would reasonably be expected to give rise to any such Legal Proceeding and (c) there are no Judgments outstanding against the Sellers, the Company or any Company Subsidiary that are material to the Company and the Company Subsidiaries, taken as a whole.

Section 3.14           Taxes.  Except as set forth in Section 3.14 of the Seller Disclosure Schedule (with paragraph references corresponding to those set forth below):

(a)           All Tax Returns have, to the extent required to be filed by the Company and the Company Subsidiaries on or before the date hereof, been filed when due in accordance with all applicable Laws.  As of the time of filing, all such Tax Returns were true and complete in all material respects and all Taxes shown as due and payable on such Tax Returns have been timely paid or withheld and remitted to the appropriate taxing authority.

(b)           The charges, accruals and reserves for Taxes with respect to the Company and the Company Subsidiaries reflected on the books of the Company and the Company Subsidiaries (excluding any provision for deferred income taxes reflecting either differences between the treatment of items for accounting and income tax purposes) are adequate to cover Tax liabilities accruing through the end of the last period for which the Company and the Company Subsidiaries ordinarily record items on their respective books.

(c)           The Company and the Company Subsidiaries have withheld and paid all Taxes required by law to have been withheld and paid and has complied in all respects with all rules and regulations relating to the withholding or remittance of Taxes (including, without limitation, employee-related Taxes).

(d)           Neither the Company nor any Company Subsidiary is delinquent in the payment of any Tax or has requested any extension of time within which to file any Tax Return.  Neither the Company nor any Company Subsidiary has granted any extension or waiver of the statute of limitations period applicable to any Tax Return, which period (after giving effect to such extension or waiver) has not yet expired.  There is no claim, audit, action, suit, proceeding or investigation now pending or threatened against or with respect to the Company or any Company Subsidiary in respect of any Tax.

(e)           Section 3.14(e) of the Seller Disclosure Schedule contains a list of all jurisdictions to which any Tax is properly payable by the Company or any Company Subsidiary.

(f)            Neither the Company nor any Company Subsidiary (i) has been a member of an affiliated, consolidated, combine or unitary group other than one of which the Company was the common parent and (ii) is a party to any Tax sharing agreement or any other agreement or arrangement pursuant to which the Company or any Company Subsidiary could be liable for the Tax liability of any other Person.

(g)           Neither the Company nor any Company Subsidiary has participated in a “reportable transaction” as such term is defined in Treasury Regulation Section 1.6011-4.  The Company has not been a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

(h)           Neither the Company nor any Company Subsidiary will be required to include any adjustment in taxable income for any Post-Closing Tax Period under Section 481(c) of the Code (or any similar provision of the Tax laws of any jurisdiction) as a result of a change in method of accounting for a Pre-Closing Tax Period.  Neither the Company nor any Company Subsidiary will be required to include for a Post-Closing Tax Period taxable income attributable to income economically realized in a Pre-Closing Tax Period, including any income that would be includible in a Post-Closing Tax Period as a result of the installment method.

(i)            The Company made a valid election under Subchapter S of the Code to which all Persons who were shareholders on the date of such election gave their consent (and, if necessary, each shareholder’s spouse gave his or her consent) and such election became effective on March 6, 1982.  The Company is, and has been since 1982, an S corporation (as defined in Section 1361 of the Code) for federal income tax purposes and for purposes of each state in which it is required to file income or franchise Tax Returns.  No election has been made under Treasury Regulation Section 1.7701-3 or any similar provision of Tax law to treat any Company Subsidiary as an association, corporation or partnership.

Section 3.15           Insurance.  Section 3.15 of the Seller Disclosure Schedule contains a description of all insurance policies (the “Company Insurance Policies”) that are currently held by the Company or any Company Subsidiary, true and complete copies of which have been made available to Paramount.  All Company Insurance Policies are in the name of the Company or a Company Subsidiary, outstanding and in full force and effect, except as limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights, or (b) general principles of equity, and all premiums with respect to such policies are currently paid.  Neither the Company nor any Company Subsidiary has received notice of cancellation or termination of any such policy, nor have they been denied or had revoked or rescinded any policy of insurance, nor borrowed against any such policies.  Except as set forth in Section 3.15 of the Seller Disclosure Schedule, to the Knowledge of Sellers, there are no claims in the last five years for which an insurance carrier has denied or threatened to deny coverage.  The Company and the Company Subsidiaries carry, or are covered by, insurance with companies the Company believes to be responsible and in such amounts and covering such risks as the Company believes is adequate for the conduct of its business and the value of its properties.

Section 3.16           Benefit Plans.  (a)  Section 3.16 of the Seller Disclosure Schedule contains a list of all Benefit Plans.  For this purpose, “Benefit Plans” shall mean “employee pension benefit plans” (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) (sometimes referred to herein as “Pension Plans”), “employee welfare benefit plans” (as defined in Section 3(1) of ERISA), bonus, stock option, stock purchase, deferred compensation plans or arrangements, severance or termination pay, hospitalization or other medical, life, or other insurance, long- or short- term disability, supplemental unemployment benefit, sick pay, vacation pay, employment or retention agreement, consulting agreement,  employee fringe benefit plans, and other similar plans, programs, agreements, or arrangements whether written or unwritten maintained, or contributed to, by the Sellers, the Company or any Company Subsidiary for the benefit of any officers, directors, employees, or consultants of the Company or any Company Subsidiary.

(b)           The Sellers have made available to or provided to Paramount true and complete copies of: (i) each Benefit Plan that is an “employee welfare benefit plan” under Section 3(1) of ERISA; (ii) each Benefit Plan that is an “employee pension benefit plan” under Section 3(2) of ERISA; (iii) each Benefit Plan not described under clauses (i) and (ii); (iv) the most recent annual report required to be filed, including Form 5500, for each Benefit Plan described under clauses (i) and (ii) of this Section 3.16(b); (v) the current summary plan description and any material modifications thereto; and (vi) the most recent determination letter, if any, received from the Internal Revenue Service (the “IRS”) with respect to a Benefit Plan described under clause (ii) of this Section 3.16(b) that is intended to be tax-qualified under

Section 401(a) of the Code, or the application therefor, if such letter has not been issued by the IRS.

(c)           Each Benefit Plan has been operated and administered in all material respects in accordance with its terms and otherwise complies in all material respects with all applicable Law (including ERISA and the Code).  There are no lawsuits, actions, termination proceedings or other proceedings pending, or, to the Sellers’ Knowledge, threatened against or involving any Benefit Plan and there are no investigations by any Governmental Entity or other claims (except claims for benefits payable in the normal operation of the Benefit Plans) pending or, to the Sellers’ Knowledge, threatened against or involving any Benefit Plan or asserting any rights to benefits under any Benefit Plan.

(d)           All such contributions to the Benefit Plans for any period ending before the Closing Date that are not yet, but will be, required to be made, will be properly accrued and reflected on the Balance Sheet.  All Pension Plans intended to be qualified and exempt from federal income Taxes under Sections 401(a) and 501(a) of the Code, respectively, have received determination letters or opinion letters or were subject to a volume submitter or comparable letter from the national office of the IRS on which the Company is entitled to rely from the IRS to the effect that the form of such Pension Plans are so qualified and the trusts which form a part of such plans are exempt from federal income Taxes, and no such determination, opinion or other comparable letter has been revoked nor, to the Sellers’ Knowledge, has revocation of any such determination or opinion letter been threatened.

(e)           Neither the Sellers nor the Company has engaged in a “prohibited transaction” within the meaning of Section 406 of ERISA or Section 4975 of the Code, and to the Sellers’ Knowledge, no “prohibited transaction”, within the meaning of Section 406 of ERISA or Section 4975 of the Code, has occurred with respect to any Benefit Plan that would result in material liability to the Company.

(f)            No Benefit Plan is or has ever been (or has ever been the successor or transferee of) a “multiemployer plan” (as defined in Section 3(37) of ERISA) or a “defined benefit plan” (as defined in Section 3(35) of ERISA).  The Company does not have any actual or potential, secondary, or contingent liability to any Person under Title IV of ERISA and no Benefit Plan is subject to Title IV of ERISA.  The Company has not contributed to, been required to contribute to, or withdrawn from any “multiemployer plan” (as defined in Section 3(37) of ERISA).

(g)           The Company and the Company Subsidiaries have not offered to provide health or life insurance coverage to any individual, or to the family members of any individual, for any period extending beyond the termination of the individual’s employment, except to the extent required by the health care continuation (also known as “COBRA”) provisions of ERISA and the Code or similar state benefit continuation Laws.  Each Benefit Plan that is a group health plan, as such term is defined in Section 5000(b)(1) of the Code, has complied in all material respects with Sections 601 et seq. and 701 et seq. of ERISA and Section 4980B and Subtitle K of the Code.

(h)           Except with respect to the Employment Agreements, neither the Company nor any of its Affiliates shall be responsible for any existing Contract between either the Company or a Company Subsidiary and any employee, including any Contract (i) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction in the nature of any of the transactions contemplated by this Agreement or any other Transaction Agreement, (ii) providing any term of employment or compensation guarantee or (iii) providing severance benefits or other benefits after the termination of employment of such employee regardless of the reason for such termination of employment.

Section 3.17           Employee and Labor Matters.  (a)  Except as indicated in Section 3.17(a) of the Seller Disclosure Schedule, (i) there is not, and since January 1, 2002, there has not been, any labor strike, dispute, work stoppage, slowdown or lockout pending, or, to Sellers’ Knowledge, threatened, against the Company or any Company Subsidiary, (ii) to Sellers’ Knowledge, no union organizational campaign or petition for certification is in progress with respect to the Company’s and each Company Subsidiary’s employees, (iii)  neither the Company nor any Company Subsidiary is a party to any collective bargaining or other similar labor Contract, (iv)  there are no pending, or, to Sellers’ Knowledge, threatened, charges against the Company or any Company Subsidiary or any of their employees before the Equal Employment Opportunity Commission or any other Governmental Entity responsible for the prevention of unlawful employment practices, (v)  since January 1, 2002, neither the Company nor any Company Subsidiary has received notice of the intent of any Governmental Entity responsible for the enforcement of labor or employment Laws to conduct an investigation of the Company or any Company Subsidiary, and, to Sellers’ Knowledge, no such investigation is in progress, and (vi) to Sellers’ Knowledge, no activity of any employee of the Company or a Company Subsidiary as or while an employee of the Company or a Company Subsidiary, as applicable; has caused a material violation of any employment Contract, confidentiality agreement, patent disclosure agreement or other similar Contract.

(b)           Except as indicated in Section 3.17(b) of the Seller Disclosure Schedule, (i) all employees are employed on an “at-will” basis and their employment can be terminated at any time for any reason without any amounts being owed to such individual other than with respect to wages accrued before the termination, (ii) all individuals who act on their own as contractors or other service providers to the Company or a Company Subsidiary can be terminated at any time for any reason without any amounts being owed to such individual other than with respect to compensation or payments accrued before the termination, and (iii) no employee is on disability or other leave of absence.  The Company and the Company Subsidiaries have complied, in all material respects, with all Laws governing the employment of personnel by U.S. companies and the employment of non-U.S. nationals in the United States, including the Immigration and Nationality Act 8 U.S.C. Sections 1101 et seq. and its implementing regulations.  Except as set forth in Section 3.17(b) of the Seller Disclosure Schedule, neither the Company nor any Company Subsidiary has sponsored any employee for, or otherwise engaged any employee working pursuant to, a non-immigrant visa.

Section 3.18           Environmental Matters.  Except as disclosed in Section 3.18 of the Seller Disclosure Schedule:

(a)           the Company and the Company Subsidiaries acquired prior to January 1, 2002 are and have since January 1, 2002 been in compliance in all material respects with all applicable Environmental Laws and Environmental Permits; Company Subsidiaries acquired by the Company after January 1, 2002 are and have been in compliance in all material respects with all applicable Environmental Laws and Environmental Permits since the date of such acquisition and also, to Seller’s Knowledge, from January 1, 2002 to the date of such acquisition.  There are no unresolved or, to Sellers’ Knowledge, threatened written notices, proceedings, claims, complaints or actions against the Company or any Company Subsidiary, alleging material non-compliance with Environmental Law or Environmental Permits.  There are no circumstances involving the Company or any Company Subsidiary or any real property currently or, to the Sellers’ Knowledge, formerly owned, leased, operated or used by any of them that would reasonably be expected to result in any material Environmental Liability.

(b)           No property (including soils, groundwater, surface water, buildings or other structures) presently or, to Seller’s Knowledge, formerly owned, leased, operated or used by the Company or any Company Subsidiary is or was contaminated with any Hazardous Material on,  prior to, or during such period of ownership, leasehold, operation or use that, individually or in the aggregate, would reasonably be expected to result in any material Environmental Liability.  Neither the Company nor any Company Subsidiary is subject to any liability for Hazardous Material disposal or contamination on any real property, including third-party property that would reasonably be expected to result in any material Environmental Liability.

(c)           The Company and each Company Subsidiary has obtained and maintained in effect all applicable Environmental Permits and, where applicable, have filed timely applications for renewal or modification of such Environmental Permits, except where the failure to obtain or maintain in effect such Environmental Permits, or timely file such applications, would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.  To Seller’s Knowledge, no material Environmental Permit is subject to review, major modification, revision, rescission, public notice and comment or prior consent by any Government Entity as a result of the consummation of the transaction contemplated by this Agreement and the other Transaction Agreements.

(d)           Neither the Company nor any Company Subsidiary has received  notice from any Person of any, and to Sellers’ Knowledge there is no, condition, event or circumstance that would reasonably be expected to result in a material Environmental Liability with respect to the Company or the Company Subsidiaries.

(e)           The Sellers have provided Paramount with true and complete copies of all material environmental, health and safety reports, assessments and audits, and of all material documents pertaining to compliance with or violations of Environmental Law, prepared by or on behalf of the Company or any Company Subsidiary and received or dated after December 31, 1996, with respect to any of its businesses, facilities or property (including without limitation, real property and Leased Properties), and that are in control or custody of any Seller, the Company or any Company Subsidiary.

(f)            Neither the Company nor any Company Subsidiary has entered into any contracts or other binding agreements pursuant to which it has assumed any obligations or liabilities of any third party under or pursuant to any Environmental Law or has agreed to indemnify, defend or hold harmless any third party for any liabilities, costs or claims arising under or pursuant to any Environmental Law.

(g)           No Lien or “superlien” has been placed on any property currently owned, leased, operated or used by the Company or any Company Subsidiary pursuant to the Federal Comprehensive, Environmental Response, Compensation, and Liability Act of 1980 or any similar Law.

Section 3.19           Suppliers and Customers.  Section 3.19 of the Seller Disclosure Schedule sets forth a true and accurate list of the (i) 20 most significant customers and distributors of the Company and the Company Subsidiaries, based on dollar sales volumes and (ii) five most significant suppliers of the Company and the Company Subsidiaries based on dollar sales volumes, in each case for the year ended December 31, 2006.  Since December 31, 2006, no such supplier or customer has cancelled, terminated or otherwise modified (in any manner materially adverse to the Company or any Company Subsidiary) its relationship with the Company or any of the Company Subsidiaries and no such Person has notified the Company or the Company Subsidiaries of its intention to do so, in each case, except for such cancellations, terminations, modifications or intentions that are not, and would not reasonably be expect to be, material to the Company and the Company Subsidiaries, taken as a whole.

Section 3.20           Transactions with Affiliates.  Except as set forth in Section 3.20 of the Seller Disclosure Schedule, no current or former director, officer, employee or shareholder of the Company, any Company Subsidiary or any associate or Affiliate of the Company, or any parent, spouse, child, brother, sister or any other relative with a relationship (by blood, marriage or adoption) of not more remote than first cousin (collectively, “Family Members”) of any of the foregoing, is presently, or during the 12-month period ending on the date of this Agreement has been, directly or indirectly (i) a party to any transaction with the Company or any Company Subsidiary (including any contract, agreement or other arrangement providing for the furnishing of services by, or rental of real or personal property from, or otherwise requiring payments to, any such director, officer, employee or shareholder or such associate) or (ii) to the Sellers’ Knowledge, the direct or indirect owner of an interest in any corporation, firm, association or business organization that is a present (or potential) competitor, supplier or customer of the Company or any Company Subsidiary, nor does any such person receive income from any source other than the Company or a Company Subsidiary that relates to the Institutional Pharmacy Business or should properly accrue to the Company or any Company Subsidiary, including any splits or payment or other compensation given to any such person from a manufacturer or supplier of the Company or any Company Subsidiary.  Section 3.20 of the Seller Disclosure Schedule sets forth a list of all Family Members of current or former partners, directors, officers, employees or shareholders of the Company or any Company Subsidiary or any associates or Affiliates thereof currently employed by the Company or any Company Subsidiary, together with a description of job, title and annual salary and bonus for each such person for the current year and the last fiscal year.  Except as set forth in Section 3.20 of the Seller Disclosure Schedule, neither the Company nor any Company Subsidiary has any loans outstanding to any person.

Section 3.21           Product Liability Claims; Product Recalls.  Neither the Company nor any Company Subsidiary has received any written notice or other written communication from any Person regarding any actual, alleged, possible or potential claim by any Person or group of Persons, including any Governmental Entity, for money damages or any other form of relief, whether in law or equity, in respect of potential or actual injury or harm allegedly resulting from or due and owing in connection with the purchase, use, application of, or defect (including alleged failure to warn) relating to any of any products marketed, sold or distributed by the Company or any Company Subsidiary, irrespective of the legal theory of liability.  No Product has been the subject of any recall and neither the Company nor any Company Subsidiary has received any written notice that any Governmental Entity has commenced or threatened in writing to initiate any action to withdraw its approval or request the recall of any product marketed, sold or distributed by the Company or any Company Subsidiary.

Section 3.22           Information Supplied.  None of the information supplied or to be supplied by any Seller or the Company for inclusion or incorporation by reference in the proxy statement to be filed by Paramount with the Securities and Exchange Commission (the “SEC”) relating to the Paramount Stockholder Approval (the “Proxy Statement”) will, at the date it is first mailed to the Paramount stockholders or at the time of the Paramount Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 3.23           Brokers.  Except as set forth in Section 3.23 of the Seller Disclosure Schedule, no broker, finder, financial advisor, investment banker or other Person is or will be entitled to any brokerage, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement and the Transaction Agreements for which Paramount or the Company could be liable.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF PARAMOUNT

Except as set forth in the disclosure schedule prepared by Paramount and delivered to the Sellers on the date hereof (the “Paramount Disclosure Schedule”, and together with the Seller Disclosure Schedule, the “Disclosure Schedule”) (any fact or item disclosed in any section or subsection of the Paramount Disclosure Schedule shall be deemed to be disclosed with regard to any other section or subsection of the Paramount Disclosure Schedule), so long as it is reasonably apparent from the face of such disclosure that such disclosure is applicable as an exception to the representation and warranty in such other section or subsection (whether or not any cross-reference is made therein) and as otherwise contemplated by this Agreement or any other Transaction Agreement, Paramount represents and warrants to the Sellers and the Company as follows, as of the date hereof and as of the Closing:

Section 4.1             Organization and Standing.  Paramount is a corporation duly organized, validly existing and in good standing under the Laws of Delaware.  Paramount has all requisite corporate power and authority to carry on its business as now being conducted.  Since the date of its formation, Paramount has not carried on any business or conducted any operations other than as disclosed in the Paramount SEC Documents and the execution of this Agreement and the other Transaction Agreements to which it is a party, and the performance of its obligations hereunder and thereunder.  Paramount has, prior to the date hereof, delivered to the Sellers true and complete copies of the Paramount Charter and the Paramount Bylaws.

Section 4.2             Power and Authority; Binding Agreement.  (a)  Paramount has all requisite corporate power and authority to execute and deliver this Agreement, to consummate transactions contemplated hereby and to perform its obligations hereunder.  The execution and delivery by Paramount of this Agreement and the other Transaction Agreements to which it is a party and the consummation by Paramount of transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action on the part of Paramount, subject to the receipt of the Paramount Stockholder Approval and the filing of the Charter Amendment with the Secretary of State of Delaware.  This Agreement has been, and at the Closing each other Transaction Agreement to which Paramount is a party will have been, duly executed and delivered by Paramount and, assuming the due execution and delivery of this Agreement and the other Transaction Agreement by the Sellers and the Company, constitutes, or upon execution and delivery by Paramount, will constitute, a legal, valid and binding obligation of Paramount, enforceable against Paramount in accordance with its terms.

(b)           The Paramount Board, at a meeting duly called and held, duly and unanimously adopted resolutions (i) approving and declaring advisable this Agreement and the other Transaction Agreements and the transactions contemplated hereby and thereby, (ii) determining that the terms of such transactions to be fair to and in the best interests of Paramount and its stockholders and (iii) recommending that Paramount’s stockholders approve such transactions.  Such resolutions are sufficient to render inapplicable to this Agreement, the other Transaction Agreements and the transactions contemplated hereby and thereby the provisions of Section 203 of the DGCL.  No state takeover statute or similar statute or regulation applies or purports to apply to Paramount with respect to this Agreement and other Transaction Agreements or transactions contemplated hereby or thereby.

(c)           The only vote of holders of any class or series of Paramount Capital Stock necessary to approve this Agreement, the other Transaction Agreements and the transactions contemplated hereby and thereby (including the approval of the Charter Amendment and the adoption of the Stock Incentive Plan) is the approval and adoption by the holders of a majority of the outstanding shares of Paramount Common Stock entitled to vote generally in the election of directors (the “Paramount Stockholder Approval”); provided, however, that Paramount may not consummate the transactions contemplated by this Agreement and the other Transaction Agreements if the holders of 20% or more in interest of the IPO Shares shall have demanded that Paramount convert their IPO Shares into cash pursuant to Article Sixth, paragraph B of the Paramount Charter and Section 8.8 of the Underwriting Agreement dated as of October 21, 2005 between Paramount and EarlyBirdCapital, Inc. (the “Underwriting Agreement”).  The affirmative vote of the holders of the Paramount Warrants is not necessary to approve this Agreement or any Transaction Agreement or any of the transactions contemplated hereby or thereby.

(d)           The execution and delivery by Paramount of this Agreement and the other Transaction Agreements, and subject to the receipt of the Paramount Stockholder Approval, the consummation by Paramount of the transactions contemplated by this Agreement and the other

Transaction Agreements, are in compliance with the terms of Article Sixth, paragraph B of the Paramount Charter and Sections 8.8 and 8.11 of the Underwriting Agreement.  In accordance with Section 8.11 of the Underwriting Agreement, the Paramount Board in connection with the approvals referred to in Section 4.2(b), at a meeting duly called and held, unanimously adopted resolutions stating that the Company and the Company Subsidiaries, taken as a whole, have a fair market value equal to at least 80% of net assets of Paramount.  The Paramount Board has received from Capitalink, LC an opinion to the effect that, as of the date of the opinion (i) the aggregate purchase price to be paid by Paramount to the Sellers for the Shares pursuant to this Agreement is fair, from a financial point of view, to Paramount’s stockholders and (ii) the fair market value of the Company and the Company Subsidiaries, taken as a whole, is at least equal to 80% of the net assets of Paramount.

Section 4.3             Noncontravention.  (a)  The execution and delivery by Paramount of this Agreement, the other Transaction Agreements, the consummation of the transactions contemplated hereby and thereby and the compliance by Paramount with the provisions hereof and thereof do not and will not conflict with, or result in any violation or default (with or without notice or lapse of time or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or to a loss of a material benefit under, or result in the creation of any Lien (other than a Permitted Lien) in or upon any of the properties or assets of Paramount under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, any provision of (i) the Constitutive Documents of Paramount (subject to the approval, filing and effectiveness of the Charter Amendment), (ii) any Contract to which Paramount is a party or bound by or its properties or assets are bound by or subject to or otherwise under which Paramount has rights or benefits or (iii) subject to the governmental filings and other matters referred to in Section 4.3(b), any Law or Judgment, in each case, applicable to Paramount or its properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, breaches, defaults, rights, losses, Liens or entitlements that individually or in the aggregate have not had, and would not reasonably be expected to have, a Paramount Material Adverse Effect.

(b)           No consent, approval, license, permit, order or authorization of, registration, declaration or filing with, or notice to, any Governmental Entity is required by or with respect to Paramount in connection with the execution and delivery by Paramount of this Agreement, the other Transaction Agreements, the consummation by Paramount of the transactions contemplated hereby or thereby or the compliance by Paramount with the provisions hereof or thereof, except for (i) filings required under, and compliance with other applicable requirements of, the HSR Act, if applicable to this Agreement, the Transaction Agreements and the transactions contemplated hereby and thereby; (ii) the filing with the SEC of (A) the Proxy Statement; (B) such reports under Sections 13 and 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as may be required in connection with this Agreement and the other Transaction Agreements the transactions contemplated hereby and thereby and (C) such registration statements under the Securities Act as may be required pursuant to the Registration Rights Agreement; (iii) the filing of the Charter Amendment with the Secretary of State of the State of Delaware and (iv) such other consents, approvals, orders, authorizations, registrations, declarations, filings and notices, the failure of which to be obtained or made individually or in the aggregate would not impair in any material respect the ability of Paramount to perform its obligations under this Agreement or prevent or materially impede or delay the consummation of the transactions contemplated hereby.

Section 4.4             Capital Structure of Paramount.  The authorized Capital Stock of Paramount consists of 40,000,000 shares of Paramount Common Stock and 1,000,000 shares of preferred stock, par value $0.0001 per share, of Paramount (the “Paramount Preferred Stock” and, together with the Paramount Common Stock, the “Paramount Capital Stock”).  Upon the effectiveness of the Charter Amendment and immediately following the Closing, the authorized Capital Stock of Paramount will be as set forth in Section 4.4 of the Paramount Disclosure Schedule.  The only shares of the Capital Stock of Paramount that are outstanding, or that will be outstanding as of the Closing, are as follows: (i) 11,900,000 shares of Paramount Common Stock, (ii) zero shares of Paramount Preferred Stock and (iii) zero shares of any class or series of Capital Stock held by Paramount in its treasury.   At the close of business on the date of this Agreement, (x) warrants (“Paramount Warrants”) issued pursuant to the warrant agreement dated as of October 21, 2005 between Paramount and Continental Stock Transfer & Trust Company (the “IPO Warrant Agreement”) to purchase 19,550,000 shares of Paramount Common Stock and (y) options to purchase 425,000 units (each unit consisting of one share of Paramount Common Stock and two Paramount Warrants) (the “EarlyBird Option”), were, and as of the Closing Date will be, issued and outstanding.  Upon exercise of the EarlyBird Option, the holder thereof will be entitled to receive a total of 425,000 shares of Paramount Common Stock and Paramount Warrants to purchase 850,000 shares of Paramount Common Stock.  Except as set forth above and except for the shares of Paramount Common Stock to be issued to the Sellers pursuant to this Agreement, no shares of Capital Stock or other voting securities of Paramount were, at the close of business on the date of this Agreement, or will be as of the Closing Date, issued, reserved for issuance or outstanding.  All outstanding shares of Paramount Capital Stock are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Delaware General Corporation Law (the “DGCL”), the Paramount Charter, the Paramount Bylaws or any Contract to which Paramount is a party.  All shares of Paramount Common Stock to be issued to the Sellers pursuant to this Agreement at or following the Closing have been duly authorized, and will be duly and validly issued, fully paid and nonassessable and will not be subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Paramount Charter, the Paramount Bylaws or any Contract to which Paramount is a party.  As of the close of business on the date of this Agreement there are not, and as of the Closing Date there will not be, any bonds, debentures, notes or other Indebtedness of Paramount having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Paramount Common Stock may vote (“Voting Paramount Debt”).  Except as set forth above or in Section 4.4 of the Paramount Disclosure Schedule and except with respect to the Transaction Agreements, Paramount Warrants to purchase 19,550,000 shares of Paramount Common Stock, and the EarlyBird Option, as of the date of this Agreement there are not, and as of the Closing Date there will not be, any options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock based performance units, commitments, Contracts, arrangements or undertakings of any kind to which Paramount is a party (i) obligating Paramount to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of Capital Stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any Capital Stock of or other equity interest in, Paramount or any Voting Paramount Debt, (ii) obligating Paramount to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (iii) that give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of Paramount Capital Stock.  As of the date of this Agreement, other than as set forth in the Paramount Charter, the Underwriting Agreement, the IPO Warrant Agreement, the Trust Agreement or any Transaction Agreement, there are not and as of the Closing Date there will not be any outstanding contractual obligations of Paramount to repurchase, redeem or otherwise acquire any shares of Capital Stock of Paramount.

Section 4.5             Trust Funds; Liquidation.  (a)  As of the date hereof, and at all times from the date hereof until the Closing Date, Paramount has and will have no less than $53,500,000 invested in U.S. government securities in a trust account at Lehman Brothers Inc. (the “Trust Account”), held in trust by Continental Stock Transfer & Trust Company (the “Trustee”) pursuant to the Investment Management Trust Agreement, dated as of October 21, 2005, between Paramount and the Trustee (the “Trust Agreement”).  Upon consummation of the Closing and notice thereof to the Trustee, the Trust Account will terminate and the Trustee shall thereupon be obligated to release as promptly as practicable the funds held in the Trust Account to; or to the order of, Paramount.

(b)           Effective as of the Closing Date, the obligations of Paramount to dissolve or liquidate within a specified time period contained in Article Sixth of the Paramount Charter and Section 8.8 of the Underwriting Agreement will terminate, and effective as of the Closing Date, Paramount shall have no obligation whatsoever to dissolve and liquidate the assets of Paramount by reason of the consummation of the Closing and the other transactions contemplated by this Agreement and the other Transaction Agreements, and following the Closing, no Paramount stockholder shall be entitled to receive funds from the Trust Account except to the extent such stockholder votes against the approval of this Agreement and demands, contemporaneous with such vote, that Paramount convert such stockholder’s shares of Paramount Common Stock into cash pursuant to Article Sixth, paragraph B of the Paramount Charter and Section 8.8 of the Underwriting Agreement.

Section 4.6             SEC Documents; Undisclosed Liabilities.  (a)  Paramount has filed all reports, schedules, registration statements, prospectuses, forms, certifications, statements and other documents required to be filed by Paramount with the SEC since the date of Paramount’s formation (the “Paramount SEC Documents”).

(b)           As of its respective date, each Paramount SEC Document complied in all material respects with the requirements of the Exchange Act or the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Paramount SEC Document, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  Except to the extent that information contained in any Paramount SEC Document has been revised or superseded by a later filed Paramount SEC Document, none of the Paramount SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  The consolidated financial statements of Paramount included in the Paramount SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-QSB or Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of Paramount as of the dates thereof and the consolidated results of its operations and cash flows for the periods shown (subject, in the case of unaudited statements, to normal year-end audit adjustments).  Each of the principal executive officer of Paramount and the principal financial officer of Paramount has made all certifications required by Sections 302 and 906 of the Sarbanes Oxley Act of 2002 and the rules and regulations of the SEC promulgated thereunder (the “Sarbanes Oxley Act”) with respect to the Paramount SEC Documents.  For purposes of the preceding sentence, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes Oxley Act.

(c)           Except (i) as set forth on the balance sheet of Paramount at March 31, 2007, (ii) for the reasonable fees and expenses incurred by Paramount in connection with the transactions contemplated by this Agreement and the other Transaction Agreements, (iii) the fees to lease Paramount’s office space, (iv) general administrative expenses and (v) its obligations hereunder, as of the date of this Agreement, Paramount has no material liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise).

Section 4.7             Operation of Business of Paramount.  Since Paramount’s formation, (a) Paramount has conducted its business only in the ordinary course of business, (b) Paramount has not taken any action that, if taken after the date of this Agreement, would constitute a breach by Paramount of any of the covenants set forth in Section 5.3(c) and (c) there has not been any event, change, effect or development that, individually or in the aggregate, has had or would reasonably be expected to have a Paramount Material Adverse Effect.

Section 4.8             Legal Proceedings.  There is no suit, action or proceeding pending or, to the knowledge of Paramount, threatened against or affecting Paramount (and Paramount is not aware of any basis for any such suit, action or proceeding), nor is there any Judgment outstanding against Paramount.

Section 4.9             Compliance with Laws.  Paramount is in compliance in all material respects with all applicable Laws.  Paramount has not received any written communication since the date of the formation of Paramount from a Governmental Entity that alleges that Paramount is not in compliance in any material respect with any applicable Law.

Section 4.10           Contracts; Debt Instruments.  (a)  Except as contemplated by this Agreement (including with respect to the Financing) or as disclosed in the Paramount SEC Documents filed prior to the date of this Agreement or in Section 4.10(a) of the Paramount Disclosure Schedule, there are no material Contracts to which Paramount is a party.  Paramount is not in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice would cause such a violation of or default under) any loan or credit agreement, note, bond, mortgage, indenture, lease, permit, concession, franchise, license or any other Contract (the “Paramount Contracts”), to which it is a party or by which it or any of its properties or assets is bound.  Except as disclosed in the Paramount SEC Documents filed prior to the date of this Agreement or Section 4.10(a) of the Paramount Disclosure Schedule, the Paramount Contracts do not contain any provision that results in automatic termination upon the occurrence of the transactions contemplated hereby or for the right of any party to any Paramount Contract to terminate, accelerate or receive any payment or other materially more favorable terms and conditions upon occurrence of the transactions contemplated hereby.

(b)           Except with respect to the Financing, as set forth in the Paramount SEC Documents filed prior to the date of this Agreement or in Section 4.10(b) of the Paramount Disclosure Schedule, there are no loan or credit agreements, notes, bonds, mortgages, indentures or other Contracts and instruments pursuant to which any Indebtedness of Paramount is outstanding or may be incurred.

(c)           Except as set forth in the Paramount SEC Documents filed prior to the date of this Agreement or in Section 4.10(c) of the Paramount Disclosure Schedule, there are no transactions between Paramount, on the one hand, and any of its Affiliates, on the other hand.

(d)           True and complete copies of each Contract set forth in Sections 4.10(a), (b) and (c) of the Paramount Disclosure Schedule have been provided or made available to the Sellers.  Paramount has performed each material term, covenant and condition of each such Contract and no default or event that, with the passing of time or giving of notice (or both) would constitute a default on the part of Paramount, or to Paramount’s knowledge, any other party thereto, exists under any such Contract.  Each such Contract is in full force and effect, and constitutes the legal, valid and binding obligation of Paramount enforceable against Paramount in accordance with its terms, and to Paramount’s knowledge, against each other party thereto.

Section 4.11           Information Supplied.  None of the information supplied or to be supplied by Paramount for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to Paramount’s stockholders or at the time of the Paramount Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.  The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation is made by Paramount with respect to statements made or incorporated by reference therein based on information supplied by the Sellers or the Company in writing for inclusion or incorporation by reference in the Proxy Statement.

Section 4.12           Related Party Transactions.  Except as set forth in the Paramount SEC Documents filed prior to the date of this Agreement, no director, officer, employee or Affiliate of Paramount has borrowed any money from, has any Indebtedness or other similar obligations to, Paramount or is a party to any Contract relating to the voting or disposition of Paramount Common Stock, and Paramount is not a party or subject to any Contract in which any director, officer, employee or stockholder of Paramount has an interest, direct or indirect, and there does not exist any commitment or liability of Paramount to pay any remuneration or other consideration to any such director, officer, employee or stockholder, such as fees, rentals, loans, dividends or fixed or contingent deferred or current compensation.

Section 4.13           Brokers.  Except as set forth in Section 4.13 of the Paramount Disclosure Schedule, no broker, finder, financial advisor, investment banker or other Person is or will be entitled to any brokerage, finder’s, financial advisor’s or other similar fee or commission in connection with this Agreement or the transactions contemplated hereby based upon arrangements made by or on behalf of Paramount, for which the Company could be liable.

Section 4.14           Termination and Mutual Release.  The Termination and Mutual Release dated as of January 21, 2007 between Paramount, BioValve Technologies Inc. and certain other parties is in full force and effect, and constitutes the legal, valid and binding obligation of Paramount enforceable against Paramount in accordance with its terms and, to Paramount’s knowledge, against each other party thereto.

Section 4.15           Taxes. Except as set forth in Section 4.15 of the Paramount Disclosure Schedule, (i) all Tax Returns required to be filed by Paramount, and any affiliated, combined, consolidated or unitary group of which Paramount is or has been a member, have been timely filed; (ii) Paramount has timely paid all Taxes that were required to have been paid on or prior to the date hereof; (iii) Paramount has withheld and paid all Taxes required by Law to have been withheld and paid and has complied in all respects with all rules and regulations relating to the withholding or remittance of Taxes (including, without limitation, employee-related Taxes); and (iv) Paramount is not a party to any Contract that, individually or collectively, could give rise to any payment (whether in cash or property) that would not be deductible pursuant to Sections 162(a)(1), 162(m), 162(n) or 280G of the Code.

ARTICLE 5
COVENANTS

Section 5.1             Filings.  Each of the parties hereto agrees to cooperate fully with the other in the preparation and filing, whether before or after the Closing Date, of all documents and instruments required to be filed by Paramount, the Sellers or the Company, in connection with the transactions contemplated by this Agreement and the other Transaction Agreements, including, without limitation, any business certificate, or any trade, assumed or fictitious name certificates, or any applications for authority to do business, or any registrations or assignments of registrations of any Intellectual Property rights.

Section 5.2             Access and Investigation.  (a)  Except as otherwise prohibited by Law or the terms of any Scheduled Contract entered into prior to the date hereof that is listed in Section 3.11 of the Seller Disclosure, prior to the Closing Date, the Sellers and the Company and their Affiliates and Representatives shall: (i) afford Paramount and its Affiliates, Representatives and financing sources reasonable access during normal business hours to the personnel, properties, contracts, books and records, and other documents and data relating to the Company and the Company Subsidiaries, (ii) furnish Paramount and its Affiliates, Representatives and financing sources with copies of all such contracts, books and records, and other existing documents and data relating to the Company and the Company Subsidiaries as such Person may reasonably request, and (iii) furnish Paramount and its Affiliates, Representatives and financing sources with such additional financial, operating, and other data and information as such Person may reasonably request relating to the Company and the Company Subsidiaries.

(b)           Except as otherwise prohibited by Law or the terms of any Scheduled Contract entered into prior to the date hereof that is listed in Section 3.11 of the Seller Disclosure, prior to the Closing Date, Paramount and its Affiliates and Representatives shall:  (i) afford the Sellers and their Affiliates and Representatives reasonable access during normal business hours to the personnel, properties, contracts, books and records, and other documents and data relating to Paramount, (ii) furnish the Sellers and their Affiliates and its Representatives with copies of all such contracts, books and records, and other existing documents and data relating to Paramount as the Sellers may reasonably request, and (iii) furnish the Sellers and their Affiliates with such additional financial, operating, and other data and information as the Sellers may reasonably request relating to Paramount.

Section 5.3             Conduct of Business.  (a)  Except as set forth in Section 5.3(a) of the Seller Disclosure Schedule and as otherwise expressly permitted or required pursuant to this Agreement, from the date hereof through the Closing Date, the Sellers shall cause the Company to, and the Company shall, (i) conduct its operations only in the ordinary course of business, (ii) use its commercially reasonable efforts to preserve its assets and business intact, (iii) use its commercially reasonable efforts to keep available to it the services of its present officers, employees, consultants and agents, maintain its present vendors, customers, suppliers and distributors and preserve and enhance its goodwill, (iv) make the capital expenditures that are reflected in the capital expenditure projections that have been provided to Paramount, (v) maintain and purchase adequate levels of inventories to carry on its operations in the ordinary course of business, (vi) pay and discharge its liabilities and obligations, including accounts payable, in the ordinary course of business, (vii) conduct all sales, marketing and promotional activities in the ordinary course of business consistent with past practices and (viii) preserve the confidentiality of all trade secrets;

(b)           Without limiting the generality of Section 5.3(a), from the date hereof through the Closing Date, except as set forth in Section 5.3(a) of the Seller Disclosure Schedule or as otherwise expressly permitted or required pursuant to this Agreement, the Sellers shall cause the Company not to, and the Company shall not, without the prior written consent of Paramount:

(i)            (A) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its Capital Stock except for Tax Distributions, (B) split, combine or reclassify any of its Capital Stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its Capital Stock, (C) purchase, redeem or otherwise acquire any shares of Capital Stock or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities or (D) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, recapitalization, or other reorganization, or alter through merger, liquidation, reorganization or restructuring or in any other fashion the corporate structure or ownership of the Company;

(ii)           issue, deliver, sell or grant (A) any shares of its Capital Stock, (B) any bonds, debentures, notes or other Indebtedness having the right to vote or other voting securities, (C) any securities convertible into or exchangeable for, or any options, warrants or rights to acquire, any such shares, voting Indebtedness, other voting securities or convertible or exchangeable securities or (D) any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock-based performance units;

(iii)          incur any Indebtedness (except Indebtedness incurred (A) in connection with the purchase of goods or services in the ordinary course of business and on customary trade terms and (B) pursuant to the Credit Agreement, dated November 15, 2006, between the Company and Bank of America, N.A.), guaranty any Indebtedness or any obligations of any other Person, or issue any debt securities or guarantee any debt securities or other obligations of another Person;

(iv)          terminate, modify, assign, waive, release or relinquish any material right under a Scheduled Contract or amend any material rights or claims;

(v)           directly or indirectly do any of the following: (A) amend or propose to amend its Constitutive Documents or (B) create any Subsidiary

(vi)          acquire or agree to acquire (A) by merging or consolidating with, or by purchasing any equity interest in or portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof or (B) any assets that are material individually or in the aggregate to the business of the Company and the Company Subsidiaries taken as a whole (except for purchases of equipment subject to purchase orders that are outstanding on the date hereof);

(vii)         other than routine sales of inventory or services in the ordinary course of business, sell, transfer or otherwise dispose of or subject to any Lien (other than a Permitted Lien), or agree to sell, transfer or otherwise dispose of, or subject to any Lien (other than a Permitted Lien) any material asset, whether real, personal or mixed;

(viii)        other than in the ordinary course of business, increase or adjust in any manner the compensation (wages, salaries, bonuses or other compensation) of any of its officers, directors, employees, consultants or agents, unless such increase or adjustment is pursuant to Law or any applicable collective bargaining agreement;

(ix)           make any material capital expenditures or improvements in excess of $2,000,000 in the aggregate;

(x)            make any material change in any method of accounting or auditing practice;

(xi)           cancel or reduce any of its insurance coverage;

(xii)          take any action or fail to take any action that permits any material Governmental License to expire, be cancelled or be amended;

(xiii)         incur any material obligation under any Contract or material accounts payable, except such obligations or accounts payable that are incurred in the ordinary course of business consistent with the Company’s past practices and that are on ordinary trade terms;

(xiv)        amend in any material respect or terminate any Governmental License or Scheduled Contract;

(xv)         make any commitment to or incur liability to any labor organization;

(xvi)        collect its accounts receivable other than in the ordinary course of business;

(xvii)       take any action that would be reasonably likely to prevent or materially delay the Closing;

(xviii)      agree (whether in writing or otherwise) to do any of the foregoing, except as otherwise required pursuant to this Agreement.

(c)           From the date hereof through the Closing Date, Paramount shall conduct its business only in the ordinary course of business, consistent with past practice and use its commercially reasonable efforts to keep available to it the services of its present officers, employees, consultants and Representatives.  Without limiting the generality of the foregoing, from the date hereof through the Closing Date, except as set forth in Section 5.3(c) of the Paramount Disclosure Schedule or as otherwise expressly required or permitted pursuant to this Agreement, Paramount shall not without the prior written consent of the Sellers:

(i)            (A)  declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its Capital Stock, (B) split, combine or reclassify any of its Capital Stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its Capital Stock, (C) except with respect to the exercise of the EarlyBird Option or the exercise or call of the Paramount Warrants, purchase, redeem or otherwise acquire any shares of Capital Stock or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities or (D) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, recapitalization, or other reorganization, or alter through merger, liquidation, reorganization or restructuring or in any other fashion the corporate structure or ownership of Paramount;

(ii)           issue, deliver, sell or grant (A) any shares of its Capital Stock (except with respect to the exercise of the EarlyBird Option or the Paramount Warrants), (B) any Voting Paramount Debt or other voting securities, (C) any securities convertible into or exchangeable for, or any options, warrants or rights to acquire, any such shares, Voting Paramount Debt, voting securities or convertible or exchangeable securities or (D) any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock-based performance units;

(iii)          amend the Paramount Charter or the Paramount Bylaws;

(iv)          acquire or agree to acquire (A) by merging or consolidating with, or by purchasing any equity interest in or portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof or (B) any assets;

(v)           sell, transfer or otherwise dispose of, or subject to any Lien (other than a Permitted Lien), or agree to sell, transfer, dispose of, or subject to any Lien (other than a Permitted Lien), any property or asset, whether real, personal or mixed;

(vi)          make any change in any method of accounting or auditing practice;

(vii)         (A) incur any Indebtedness (other than Indebtedness owed to Affiliates of Paramount in connection with the funding of Paramount’s operations through the Closing in the ordinary course of business consistent with past practice) issue or sell any debt securities or warrants or other rights to acquire any debt securities of Paramount, guarantee any debt securities of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, or (B) make any loans, advances or capital contributions to, or investments in, any other Person;

(viii)        make or agree to make any new capital expenditure or expenditures;

(ix)           make any material Tax election or settle or compromise any Tax liability or refund;

(x)            (A) incur, pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than (x) the payment, discharge or satisfaction of reasonable liabilities in the ordinary course of business consistent with past practice, (y) liabilities for reasonable professional fees and expenses incurred by Paramount since its formation and (z) the payment, discharge or satisfaction of liabilities existing on the date hereof incurred in the ordinary course of business consistent with past practice, (B) cancel any Indebtedness or waive any claim or rights of value or (C) waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which Paramount is a party;

(xi)           except for Indebtedness incurred in accordance with Section 5.3(c)(vii)(A), enter into any transaction with, or enter into any agreement, arrangement or understanding with, directly or indirectly, any of Paramount’s Affiliates that would be required to be disclosed pursuant to Item 404 of SEC Regulation S-K;

(xii)          or take any action that would reasonably be likely to prevent or materially delay the Closing; or

(xiii)         take, authorize any of, or commit or agree to take any of, the foregoing actions.

Section 5.4             Preparation of the Proxy Statement; Paramount Stockholders Meeting.  (a)  As soon as practicable following the date of this Agreement, Paramount shall prepare and file with the SEC the Proxy Statement in preliminary form, which shall include proxy materials for the purpose of soliciting proxies from holders of Paramount Common Stock to vote in favor of (i) the adoption of this Agreement and the approval of the transactions contemplated hereby, (ii) the approval of the Charter Amendment and (iii) the approval of the Stock Incentive Plan.  The Stock Incentive Plan shall provide that an aggregate of up to 7.5% of the number of fully diluted shares of Paramount Common Stock to be outstanding immediately after the Closing shall be reserved for issuance pursuant to the Stock Incentive Plan.  The Company shall, and the Sellers shall cause the Company to, furnish to Paramount all financial statements (including audited financial statements to the extent required by the SEC) and other financial information relating to the Company required to be included in the Proxy Statement, and shall furnish to Paramount all other information concerning the Sellers, the Company, the Company Subsidiaries, their respective Affiliates and the Institutional Pharmacy Business as Paramount may reasonably request in connection with the preparation of the Proxy Statement.  The Company and its counsel shall be given an opportunity to review and comment on the Proxy Statement and any amendment thereto prior to its filing with the SEC.  The parties shall notify each other promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and shall supply each other with copies of all correspondence between such or any of its Representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement.  Each of the Sellers, the Company and Paramount shall use its best efforts to respond as promptly as practicable to any comments of the SEC with respect thereto.  Paramount shall use its best efforts to prepare and file with the SEC the definitive Proxy Statement and to cause the definitive Proxy Statement to be mailed to Paramount’s stockholders as promptly as practicable after the date of this Agreement.  Each of the Sellers and the Company shall use their best efforts to assist Paramount in the preparation of the definitive Proxy Statement.

(b)           If prior to the Closing, any event occurs with respect to the Sellers or the Company, or any change occurs with respect to other information supplied by the Sellers or the Company for inclusion in the Proxy Statement, which is required to be described in an amendment of, or a supplement to, the Proxy Statement, the Sellers shall promptly notify Paramount of such event, and the Sellers, the Company and Paramount shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Proxy Statement and, as required by Law, in disseminating the information contained in such amendment or supplement to Paramount’s stockholders.

(c)           If prior to the Closing, any event occurs with respect to Paramount, or any change occurs with respect to other information supplied by Paramount for inclusion in the Proxy Statement, which is required to be described in an amendment of, or a supplement to, the Proxy Statement, Paramount shall promptly notify the Sellers of such event, and Paramount, the Sellers and the Company shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Proxy Statement and, as required by Law, in disseminating the information contained in such amendment or supplement to Paramount’s stockholders.

(d)           Paramount shall, as soon as practicable following the date of this Agreement, duly call, give notice of, convene and hold a meeting of its stockholders (the

“Paramount Stockholders’ Meeting”) for the purpose of seeking the Paramount Stockholder Approval.

(e)           Paramount shall, through the Paramount Board, recommend to its stockholders that they give their approval of the transactions contemplated by this Agreement (the “Paramount Board Recommendation)”, except to the extent that the Paramount Board shall have withdrawn the Paramount Board Recommendation as required by their fiduciary duties under applicable Law after receiving the advice of counsel to Paramount (an “Adverse Recommendation Change”).

Section 5.5             No Solicitation by the Sellers or the Company.  (a)  Except as set forth in Section 5.5 of the Seller Disclosure Schedule neither the Sellers nor the Company shall, nor shall any of them authorize or permit their respective Affiliates or Representatives to, directly or indirectly, (i) solicit, initiate, encourage or facilitate (including by way of furnishing information) the submission of any Company Takeover Proposal (as defined in Section 5.5(b)), (ii) enter into any agreement with respect to any Company Takeover Proposal and (iii) participate in any discussions or negotiations regarding, or furnish to any Person (other than a party to this Agreement) any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Company Takeover Proposal.  The Sellers and the Company shall cease immediately all discussions and negotiations regarding any proposal that constitutes, or would reasonably be expected to lead to, a Company Takeover Proposal.

(b)           For the purposes of this Agreement, “Company Takeover Proposal” means (i) any proposal or offer for a merger, consolidation, share exchange, business combination, joint venture, liquidation, dissolution, recapitalization, reorganization or other similar transaction involving or relating to the Company, any Company Subsidiary or the Institutional Pharmacy Business, (ii) any proposal for the issuance by the Company of any of its securities as consideration for the assets or securities of another Person, (iii) any proposal or offer to acquire in any manner, directly or indirectly, any of the securities or assets of the Company or (iv) any proposal or offer to lease, mortgage, pledge, license, or otherwise transfer (including through any arrangement having substantially the same economic effect of a sale of assets) any significant portion of the assets of the Company, in a single transaction or a series of transactions in each case other than the transactions contemplated by this Agreement and the other Transaction Agreements.

(c)           The Sellers and the Company shall promptly (but in any event within 24 hours) advise Paramount orally and in writing of any Company Takeover Proposal or any inquiry with respect to or that would reasonably be expected to lead to any Company Takeover Proposal, and the identity of the Person making any such Company Takeover Proposal or inquiry and the material terms of any such Company Takeover Proposal or inquiry.  The Sellers and the Company shall (i) keep Paramount fully informed of the status including any change to the terms of any such Company Takeover Proposal or inquiry and (ii) provide to Paramount as soon as practicable (but in any event within 48 hours) after receipt or delivery thereof with copies of all correspondence and other written material sent or provided to the Sellers or the Company from any third party in connection with any Company Takeover Proposal or sent or provided by the Sellers or the Company to any third party in connection with any Company Takeover Proposal.

Section 5.6             No Solicitation by Paramount.  (a)  Paramount shall not, nor shall it authorize or permit its Affiliates or Representatives to, directly or indirectly, (i) solicit, initiate or encourage the submission of any Paramount Takeover Proposal (as defined in Section 5.6(b)) or (ii) enter into any agreement with respect to any Paramount Takeover Proposal.  Paramount shall cease immediately all discussions and negotiations regarding any proposal that constitutes, or would reasonably be expected to lead to, a Paramount Takeover Proposal.  Paramount shall promptly (but in any event within 24 hours) advise the Sellers orally and in writing of any Paramount Takeover Proposal or any inquiry with respect to or that would reasonably be expected to lead to any Paramount Takeover Proposal, and the identity of the Person making any such Paramount Takeover Proposal or inquiry and the material terms of any such Paramount Takeover Proposal or inquiry.

(b)           For the purposes of this Agreement, “Paramount Takeover Proposal” means (A) any proposal or offer for a merger, consolidation, share exchange, business combination, joint venture, liquidation, dissolution, recapitalization, reorganization or other similar transaction involving or relating to Paramount, (B) any proposal for the issuance by Paramount of any of its securities as consideration for the assets or securities of another Person, (C) any proposal or offer to acquire in any manner, directly or indirectly, substantially all of the securities or assets of Paramount (other than with respect to the exercise or call of any of the Paramount Warrants) or (D) any proposal or offer to lease, mortgage, pledge, license or otherwise transfer (including through any arrangement having substantially the same economic effect of a sale of assets) substantially all of the assets of Paramount, in a single transaction or a series of transactions in each case other than the transactions contemplated by this Agreement and the other Transaction Agreements.

(c)           Paramount shall (i) keep the Sellers fully informed of the status including any change to the terms of any such Paramount Takeover Proposal or inquiry and (ii) provide to the Sellers as soon as practicable (but in any event within 48 hours) after receipt or delivery thereof with copies of all correspondence and other written material sent or provided to Paramount from any third party in connection with any Paramount Takeover Proposal or sent or provided by Paramount to any third party in connection with any Paramount Takeover Proposal.

Section 5.7             Commercially Reasonable Efforts; Notification.  (a)  Upon the terms and subject to the conditions set forth in this Agreement, each of the parties hereto shall use  commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement and the other Transaction Agreements, including (i) the fulfillment of the conditions set forth in Article 8 hereof, (ii) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (iii) the obtaining of all necessary consents, approvals or waivers from third parties, and (iv) the execution and delivery, prior to or following the Closing, of any additional instruments necessary to consummate the transactions contemplated by this Agreement and the other Transaction Agreements and to fully carry out the purposes of this Agreement and the

Transaction Agreements.  In connection with and without limiting the foregoing, each of the Sellers, the Company and Paramount shall (x) take all action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to this Agreement or any other Transaction Agreement, or any of the transactions contemplated hereby and thereby and (y) if any state takeover statute or similar statute or regulation becomes applicable to this Agreement, any Transaction Agreement or any transaction contemplated hereby or thereby, take all action necessary to ensure that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and the Transaction Agreements.

(b)           The Sellers and the Company shall give prompt notice to Paramount, and Paramount shall give prompt notice to the Sellers and the Company, of (i) any representation or warranty made by it contained in this Agreement or any Transaction Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement or any Transaction Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement or the Transaction Agreements.  The Sellers and the Company will use all commercially reasonable efforts to cure, before the Closing, any violation or breach of any representation, warranty, covenant or agreement made by the Sellers in this Agreement, whether occurring or arising before, on or after the date of this Agreement.

Section 5.8             Public Announcements.  Paramount, on the one hand, and the Sellers and the Company, on the other hand, shall consult and agree (such agreement not to be unreasonably withheld or delayed) with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to this Agreement, the other Transaction Agreements and the transactions contemplated hereby and thereby and shall not issue any such press release or make any such public statement without agreeing upon such press release or public statement prior to such consultation, except as may be required by Law or court process.

Section 5.9             Paramount Charter and Bylaws.  Subject to receipt of the Paramount Stockholder Approval, the Paramount Charter as in effect immediately prior to the Closing Date, shall be amended immediately prior to the Closing Date so as to read in its entirety in substantially the form set forth as Exhibit E hereto (the “Charter Amendment”), and, as so amended, shall be the certificate of incorporation of Paramount until thereafter changed or amended as provided therein or by applicable Law.  The Paramount Bylaws, as in effect immediately prior to the Closing Date shall be amended immediately prior to the Closing Date so as to read in their entirety in substantially the form set forth as Exhibit F hereto (the “Amended Bylaws”), and, as so amended, shall be the Bylaws of Paramount until thereafter changed or amended as provided therein or by applicable Law.

Section 5.10           Name; Headquarters; Stock Symbol.  As of and after the Closing Date (i) the name of Paramount shall be changed to “Chem Rx Corporation”; (ii) the corporate headquarters and principal executive offices of Paramount shall be located at such location in the United States as shall be designated by the Paramount Board; and (c) Paramount shall cause the symbol under which the Paramount Common Stock and Paramount Warrants are traded on the OTC Bulletin Board, the Nasdaq Stock Market, Inc. (“Nasdaq”) or the American Stock Exchange LLC (“AMEX”) to change to a symbol as determined by the Paramount Board that, if available, is reasonably representative of the post-Closing name of Paramount or business of the Company.

Section 5.11           Board of Directors.  Effective immediately following the Closing, the board of directors of Paramount (the “Paramount Board”) shall consist of: (a) two persons, each of whom shall be designees of the Sellers, with both such designees to stand for election at the 2010 annual meeting of Paramount’s stockholders as Class C directors in accordance with the terms of the Paramount Charter, and who shall initially be Jerry Silva and Steven Silva (together, the “Chem Rx Directors”); (b) two persons, each of whom shall be designees of Paramount, with both of such designees to stand for election at the 2009 annual meeting of Paramount’s stockholders as Class B directors in accordance with the terms of the Paramount Charter (together, the “Paramount Directors”); (c) three persons, each of whom shall be mutually designated by the Sellers and Paramount and each of whom shall be “independent” within the meaning of the Nasdaq rules or the rules of such other principal stock exchange or trading market (the “Principal Market”) for the Paramount Common Stock (an “Independent Director”), with all of such designees to stand for election at the 2008 annual meeting of Paramount’s stockholders as Class A directors in accordance with the terms of the Paramount Charter; and (d) if at the time of the Closing the rules of the Principal Market require that a majority of the Board of Directors of Paramount consist of Independent Directors and the Board of Directors would otherwise consist of fewer than a majority of Independent Directors, two additional persons, each of whom shall qualify as an Independent Director and who shall be mutually designated by the Paramount Directors and the Chem Rx Directors, with one such designee classified as a Class C director and one such designee classified as a Class B director, in each case in accordance with the terms of the Paramount Charter.

Section 5.12           Quotation or Listing.  Paramount shall use its reasonable best efforts to cause (i) the shares of Paramount Common Stock to be issued under this Agreement, (ii) all shares of Paramount Common Stock outstanding as of the date of this Agreement, and (iii) the Paramount Warrants outstanding as of the date of this Agreement, to be approved for quotation on Nasdaq, or if any of such securities are not eligible to be quoted on Nasdaq, to cause such non-eligible securities to be approved for listing on the AMEX, in each case subject to official notice of issuance, as promptly as practicable after the Closing.

Section 5.13           8-K Filing.  At least five days prior to Closing, Paramount shall prepare a draft Form 8-K announcing the Closing, together with, or incorporating by reference, the Company’s financial statements and such other information that may be required to be disclosed with respect to the Agreement in any report or form to be filed with the SEC (the “Item 2.01 Form 8-K”), which shall be in a form reasonably acceptable to the Sellers and in a format acceptable for EDGAR filing.  Prior to Closing, Paramount, the Company and the Sellers shall prepare the press release announcing the Closing (“Press Release”).  Simultaneously with the Closing, Paramount shall file the Item 2.01 Form 8-K with the SEC and distribute the Press Release.

Section 5.14           Required Information.  In connection with the preparation of the Item 2.01 Form 8-K and Press Release, and for such other reasonable purposes, the Sellers, the Company and Paramount each shall, upon request by the other, furnish the other with all information concerning themselves, their respective directors, officers and stockholders (including the individuals to be elected to the Paramount Board effective as of the Closing pursuant to Section 5.11 hereof) and such other matters as may be reasonably necessary or advisable in connection with this Agreement, the Transaction Agreements and the transactions contemplated hereby and thereby, or any other statement, filing, notice or application made by or on behalf of the Paramount, the Sellers or the Company to any third party or any Governmental Entity in connection with this Agreement, the Transaction Agreements and the transactions contemplated hereby and thereby.  Each party represents and warrants to the other parties that all such information shall be true and correct in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

Section 5.15           No Claim Against Trust Fund.  The Sellers and the Company each acknowledge that it has read the final prospectus included in Paramount’s Registration Statement on Form S-1 (File No. 333-127149) and understand that Paramount has established the Trust Account for the benefit of Paramount’s public stockholders and that Paramount may disburse monies from the Trust Account only (i) to its public stockholders in the event they elect to convert their IPO Shares, (ii) to its public stockholders upon the liquidation of Paramount if it fails to consummate a Business Combination (as defined in the Paramount Charter) or (iii) to Paramount after, or concurrently with, the consummation of a Business Combination.  For and in consideration of Paramount agreeing to evaluate the Company for purposes of consummating a Business Combination with it, each of the Sellers and the Company agree that it does not have any right, title, interest or claim of any kind in or to any monies in the Trust Account and waives any claim it may have against the Trust Account in the future as a result of, or arising out of, any negotiations, contracts or agreements with Paramount and will not seek recourse against the Trust Account for any reason whatsoever.

Section 5.16           Obligations of the Company.  Until the Closing, the Sellers shall cause the Company to comply, perform and discharge its duties and obligations under this Agreement.

Section 5.17           Expenses.  Except as otherwise provided in this Agreement, including the definition of Excess Seller Transaction Expenses, each of the parties hereto shall bear its own fees and expenses incurred or owed in connection with this Agreement, the other Transaction Agreements and the transactions contemplated hereby and thereby.  For the avoidance of doubt, any filing fee under the HSR Act shall be paid by Paramount.

Section 5.18           Confidentiality.  Each party hereto will hold, and will cause its Affiliates, Representatives and financing sources to hold, in strict confidence from any Person (other than any such Affiliates, Representatives and financing sources), unless (i) compelled to disclose by judicial or administrative process (including in connection with obtaining the necessary approvals of this Agreement, the Transaction Agreements and the transactions contemplated hereby and thereby of Governmental Entities) or by other requirements of Law, (ii)

disclosed in a Legal Proceeding brought by a party hereto in pursuit of its rights or in the exercise of its remedies hereunder or (iii) explicitly allowed under the terms of this Agreement or the other Transaction Agreements, all documents and information concerning the other party or any of its Affiliates furnished to it by the other party or such other party’s Affiliates or Representatives in connection with this Agreement, the Transaction Agreements and the transactions contemplated hereby and thereby, except to the extent that such documents or information have been (a) previously known by the party receiving such documents or information, (b) in the public domain (either prior to or after the furnishing of such documents or information hereunder) through no fault of such receiving party, (c) later acquired by the receiving party from another source if the receiving party is not aware that such source is under an obligation to another party hereto to keep such documents and information confidential or (d) developed by employees of the receiving party without knowledge of the documents and information of the disclosing party; provided that following the Closing the foregoing restrictions will not apply to the Paramount’s use of documents and information concerning the Institutional Pharmacy Business or the Company furnished by the Sellers or the Company hereunder.  In the event the Closing does not occur, upon the request of the other party, each party hereto will, and will cause its Affiliates, Representatives and financing sources to, promptly redeliver or cause to be redelivered all copies of documents and information furnished by the other party in connection with this Agreement and destroy or cause to be destroyed all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon prepared by the party furnished such documents and information or its Representatives.

Section 5.19           Financing.  Within 60 days following the date of this Agreement, Paramount shall deliver to the Sellers a correct and complete copy of an executed commitment letter (a “Commitment Letter”) pursuant to which the lenders providing such letter shall commit to provide Paramount with financing sufficient to consummate the transactions contemplated by this Agreement (the “Financing”).  Following delivery of a Commitment Letter to Sellers, Paramount and the Company shall use their respective commercially reasonable efforts to arrange the Financing on the terms set out in the Commitment Letter, or on terms no less favorable to Paramount and the Company than those set forth in the Commitment Letter.  Paramount shall from time to time provide such information as the Sellers shall reasonably request regarding the status of the Financing and related negotiations.  The Sellers shall cause the Company and its and their Affiliates and Representatives to provide all necessary cooperation reasonably requested by Paramount in connection with the arrangement of, and the negotiation of agreements with respect to, the Financing (and any replacements or refinancing thereof), including by making available to Paramount, its financing sources and their Representatives, personnel (including for participation in road shows), documents and information of the Company, the Company Subsidiaries and the Institutional Pharmacy Business as may reasonably be requested by Paramount or such financing sources and by cooperating with such financing sources under the Commitment Letter.

Section 5.20           Lock-Up.  During the 180-day period following the Closing Date, no Seller may, directly or indirectly, (i) offer, sell, contract to sell, lend, encumber, pledge, donate or otherwise dispose of or transfer any shares of Paramount Common Stock issued to such Seller pursuant to this Agreement or any securities received as a distribution thereon or otherwise with respect thereto, whether now owned or hereafter acquired by such Seller or with respect to which such Seller has or hereafter acquires the power of disposition (collectively,

“Restricted Securities”) or (ii) enter into any swap or any other agreement or transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the Restricted Securities, whether any such swap or transaction described in (i) or (ii) above is to be settled by the delivery of shares of Paramount Common Stock or other securities, in cash or otherwise (any of the foregoing, a “Transfer”).  During the period beginning 180 days following the Closing Date (the “Lock-Up Release Date”) and ending (i) 90 days following the Lock-Up Release Date, no Seller may, directly or indirectly, Transfer in excess of 50% of the total number of Restricted Securities held by such Seller on the Lock-Up Release Date, (ii) on the first anniversary of the Closing Date, no Seller may, directly or indirectly, Transfer in excess of 75% of the total number of Restricted Securities held by such Seller on the Lock-Up Release Date.  Following the first anniversary of the Closing Date all or any portion of the Restricted Securities may be Transferred by a Seller without restriction under this Section 5.16.  Anything to the contrary notwithstanding, any Seller may sell or otherwise transfer any shares of Paramount Common Stock to another Seller (or a trust for the benefit of another Seller) after the Closing; and any Seller that is a trust may transfer shares of Paramount Common Stock after the Closing to the beneficiary of the trust upon the trust’s maturity; in each case subject to compliance with applicable Law.

Section 5.21           Indemnification of Directors and Officers .  (a)  The Certificate of Incorporation and Bylaws of Paramount shall continue to contain provisions no less favorable with respect to exculpation and indemnification than are set forth in the Charter Amendment and Amended By-laws, which provisions shall not be amended, repealed or otherwise modified for a period of three years from the Closing in any manner that would affect adversely the rights thereunder of individuals who are entitled to indemnification or exculpation thereunder (except as otherwise required by applicable Law).

(b)           For a period of six years following the Closing, Paramount and the Company shall, jointly and severally, to the fullest extent permitted under applicable Law, indemnify and hold harmless, each present and former director and officer of Paramount, the Company and each Company Subsidiary (collectively, the “D&O Indemnified Parties”) against all costs and expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and settlement amounts paid in connection with any claim, action, suit, proceeding or investigation (whether arising before or after the Closing), whether civil, criminal, administrative or investigative, arising out of or pertaining to any action or omission in their capacity as an officer, director, employee, fiduciary or agent, occurring on or before the Closing; provided, however, that if, at any time prior to the sixth anniversary of the Closing Date, any D&O Indemnified Party delivers to Paramount a written notice asserting a claim for indemnification under this Section 5.21(b), then the claim asserted in such notice shall survive the sixth anniversary of the Closing until such time as such claim is fully and finally resolved.  The D&O Indemnified Parties as a group may participate in such defense and retain, subject to the immediately succeeding sentence, at Paramount’s expense one law firm (in addition to local counsel) to represent them with respect to any single action unless counsel for any D&O Indemnified Party determines in good faith that, under applicable standards of professional conduct, a conflict exists or is reasonably likely to arise on any material issue between the positions of any two or more D&O Indemnified Parties.   In the event of any such claim, action, suit, proceeding or investigation, (x) Paramount will have the right to control the defense thereof after the Closing, (y) any counsel retained by the D&O Indemnified Parties in accordance with the immediately preceding sentence must be reasonably satisfactory to Paramount, and (z) after the Closing Date, Paramount will pay the reasonable fees and expenses of such counsel, promptly after statements therefor are received (provided that in the event of a final non-appealable judicial determination that any D&O Indemnified Party is not entitled to indemnification, any amounts advanced on his or her behalf shall be remitted to Paramount); and provided further, that neither Paramount nor the Company, will be liable for any settlement effected without its, his or her express written consent.  Notwithstanding anything to the contrary contained in this Section 5.21(b) or elsewhere in this Agreement, neither Paramount nor the Company shall settle or compromise or consent to the entry of any judgment or otherwise seek termination with respect to any claim, action, suit, proceeding or investigation for which indemnification may be sought under this Section 5.22 unless such settlement, compromise, consent or termination includes an unconditional release of all D&O Indemnified Parties from all liability arising out of such claim, action, suit, proceeding or investigation.

(c)           Paramount shall use its commercially reasonable efforts to maintain a policy of director and officer liability insurance, which shall cover all directors and officers of Paramount, the Company Subsidiaries, in scope and amounts as is customary for public companies of similar size in the same industry in which the Company and the Company Subsidiaries operate.

Section 5.22           Amendment to Long Beach Lease.  The Sellers shall cause each of 750 PPRC and the Company to enter into, as promptly as practicable following the date hereof, an amendment (the “Long Beach Lease Amendment”) to the Amended and Restated Lease Agreement, dated as of January 1, 2006 (the “Existing Lease”), between the Company and 750 PPRC, that incorporates such terms as would reasonably be expected to be included in a lease agreement for a comparable property that is negotiated at arms’ length between parties of equal bargaining power and (ii) to negotiate in good faith with Paramount to make such other commercially reasonable amendments to the Existing Lease as are requested by Paramount.  Paramount shall negotiate in good faith with the Sellers and 750 PPRC with respect to the Long Beach Lease Amendment.

Section 5.23           Employment Agreements.  By June 15, 2007, the Sellers shall have delivered to Paramount an Employment Agreement executed by each of Michael Segal and Chuck Kelly, in substantially the form set forth as Exhibit G and Exhibit H, respectively.

ARTICLE 6
EMPLOYEE AND EMPLOYEE BENEFITS MATTERS

Section 6.1             Benefit Plans.  Upon or as soon as practicable after the Closing, the Company shall maintain and/or establish such benefit programs as it determines are consistent with industry practice, which plans shall include a group health plan within the meaning of Section 5000(b)(1) of the Code.

Section 6.2             Stock Incentive Plan.  Paramount shall adopt and maintain, effective as of the Closing, a stock incentive plan (“Stock Incentive Plan”) substantially in the form attached as Exhibit F, and shall, as promptly as practicable following the Closing, have in place an effective Form S-8 registration statement with respect to such plan.

Section 6.3             No Limitations.  Nothing in this Article 6 shall be construed to limit the right of Paramount to amend or terminate any benefit plan or to modify any compensation arrangement after the Closing or to terminate any employee for any reason at any time (subject to the provisions of any written employment contracts entered into between Paramount and the Company and such employee) following the Closing.

ARTICLE 7
TAX MATTERS

Section 7.1             Covenants.  (a)  Each Seller and Paramount agree to treat the purchase of the Shares as a “qualified stock purchase” for federal income tax purposes as such term is defined in Section 338(d)(3) of the Code.  At Paramount’s request, each Seller shall join, and shall cause to join any other person so required to join, with Paramount in making a timely and effective election provided for by Section 338(h)(10) of the Code and Section 1.338(h)(10)-1 of the Treasury Regulations promulgated thereunder (the “Treasury Regulations”) and any comparable election under state, local or foreign Tax Law with respect to the purchase of the Shares (each, an “Election” and collectively, the “Elections”).  If an Election is made, Paramount and the Sellers shall cooperate with each other to take all actions necessary and appropriate, including filing such additional forms, returns, elections, schedules and other documents as may be required to effect and preserve timely Elections in accordance with the provisions of Section 338(h)(10) of the Code and Section 1.338(h)(10)-1 of the Treasury Regulations (and any comparable provisions of state, local or foreign Tax Law) or any successor provisions.  Specifically, in addition to Sellers delivering the form described in Section 1.6(a)(iv) hereof, if an Election is made the Sellers and Paramount shall, within 10 Business Days prior to the date such forms are required to be filed under applicable law, exchange completed and executed copies of the IRS Forms 8023 and 8883, required schedules thereto, and any similar state, local or foreign forms.  If changes are required in any of these forms as a result of information that is first available after the date on which any such form is completed and executed pursuant to the preceding sentence, the parties will act in good faith to agree on such changes.  The Sellers and Paramount shall report the purchase by Paramount of the Shares consistent with the treatment of the Purchase of Shares as a “qualified stock purchase” and consistent with the Election and shall take no position inconsistent therewith in any Tax Return, any proceeding before any Tax authority or otherwise.

(b)           If an Election is made, the parties agree that the Adjusted Cash Consideration and the Closing Stock Consideration (collectively, the “Allocation Payment”) and the liabilities of the Company will be allocated among the assets of the Company in a manner consistent with Section 338(h)(10) of the Code and the regulations promulgated thereunder.  Paramount will complete a draft schedule (the “Allocation Statement”) allocating the Allocation Payment and the assumed liabilities to the assets of the Company and provide a copy to the Sellers at least 90 days prior to the due date for filing any form with respect to the Allocation Statement.  The Sellers shall notify Paramount within ten days after the receipt thereof if the Sellers consider the amount allocated to any assets to be inconsistent with Section 338(h)(10) of the Code and the Treasury Regulations promulgated thereunder.  The Sellers and Paramount shall attempt to resolve any disagreement in good faith.  If the Sellers and Paramount fail to reach agreement as to an alternative allocation in the ten days following such notice, the dispute with respect to the Allocation Statement shall be presented on the next Business Day to the Accounting Firm for a decision that shall be rendered within 30 days thereafter.  The Accounting Firm’s review shall be limited to whether a disputed item has been prepared in accordance with Section 338(h)(10) of the Code and the Treasury Regulations promulgated thereunder, and its decision shall be final and binding on all parties.  The fees, costs and expenses incurred in connection therewith shall be shared in equal amounts by the Sellers on the one hand, and Paramount on the other hand.  Paramount and the Sellers shall file, and cause their respective Affiliates to file, all Tax Returns and statements, forms and schedules in connection therewith in a manner consistent with the Allocation Statement and shall take no position inconsistent therewith, unless, and then only to the extent, required to do so by a final determination.

(c)           Without the consent of Paramount (which shall not be unreasonably withheld or delayed), on or after the date hereof and on or prior to the Closing Date, neither the Company nor any Company Subsidiary shall make or change any Tax election, change any annual Tax accounting period, adopt or change any method of Tax accounting, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment, surrender any right to claim a Tax refund, offset or other reduction in Tax liability or consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment.

(d)           All Tax Returns required to be filed by the Company or any Company Subsidiary with respect to any Pre-Closing Tax Period (i) will be filed when due in accordance with all applicable laws and (ii) as of the time of filing, will be true and complete in all material respects.

(e)           All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including penalties and interest) incurred in connection with the transactions contemplated by this Agreement (including any real property transfer tax and any similar tax) shall be paid by the Sellers when due and the Sellers will, at their own expense, file necessary Tax returns and other documentation with respect to all such Taxes and fees, and, if required by applicable law, Paramount will join in the execution of any such Tax Returns and other documentation.

Section 7.2             Cooperation on Tax Matters.  Paramount and the Sellers shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the preparation and filing of any Tax Return, statement, report or form, or in any audit, litigation or other proceeding with respect to Taxes.

Section 7.3             Tax Indemnification.  (a)  Sellers hereby indemnify each Paramount Indemnified Party against and agree to hold each Paramount Indemnified Party harmless from any (i) Tax of the Company or any Company Subsidiary related to a Pre-Closing Tax Period described in clauses (i) and (ii) of the definition of Tax and any Tax of the Company or any Company Subsidiary described in clause (iii) of the definition of Tax, (ii) Tax of the Company or any Company Subsidiary resulting from a breach of Section 3.14 or Section 7.1 hereof and (iii) liabilities, costs, expenses (including, without limitation, reasonable expenses of investigation and attorneys’ fees and expenses), losses, damages, assessments, settlements or judgments arising out of or incident to the imposition, assessment or assertion of any Tax described in (i) or (ii) above (the sum of (i), (ii) and (iii) being referred to herein as a “Tax Loss”).

(b)           For purposes of this Section, in the case of any Taxes that are imposed on a periodic basis and are payable for a Tax period that includes (but does not end on) the Closing Date, the portion of such Tax related to the Pre-Closing Tax Period shall (i) in the case of any Taxes other than gross receipts, sales or use Taxes and Taxes based upon or related to income, be deemed to be the amount of such Tax for the entire period multiplied by a fraction the numerator of which is the number of days in the Tax period ending on the Closing Date and the denominator is the number of days in the entire Tax period and (ii) in the case of any Taxes based upon or related to income and any gross receipts, sales or use Tax, be deemed equal to the amount which would be payable if the relevant Tax period ended on and included the Closing Date.

(c)           Paramount shall give prompt notice to the Sellers of any Tax Loss or the assertion of any claim or the commencement of any suit, action or proceeding in respect of which indemnity may be sought hereunder which Paramount deems to be within the ambit of this Section 7.3.  Paramount shall control the defense of any such suit, action or proceeding and the Sellers may, at their own expense, participate in such defense and if they so choose to control such defense, in which case Paramount shall be entitled to participate in such defense, at their own expense.  Neither Paramount nor the Sellers shall settle or compromise any such suit, action or proceeding without the consent of the Sellers or Paramount, as the case may be, such consent not to be unreasonably withheld.

Section 7.4             Section 338 Tax Indemnity.  If Paramount requests that an Election be made pursuant to Section 7.1, Paramount shall promptly indemnify and hold harmless each Seller for any Section 338 Tax to the extent such Tax exceeds the Tax liability such Seller would have incurred absent any Election, provided that any Section 338 Tax shall be calculated in a manner consistent with the Allocation Statement.

Section 7.5             Purchase Price Adjustment.  Any amount paid by Sellers or Paramount under this Article 7 or Article 9 shall be treated as an adjustment to the purchase price for all applicable Tax purposes.

Section 7.6             Survival.  Notwithstanding anything in this Agreement to the contrary, the provisions of this Article 7, other than Section 7.3 hereof, shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof).  The provisions of Section 3.14 and Section 7.3 hereof shall survive for a period of 36 months following the Closing Date.

ARTICLE 8
CONDITIONS TO CLOSING

Section 8.1             Conditions to Each Party’s Obligation.  The respective obligations of each of Paramount and the Sellers to enter into and complete the Closing shall be subject to the satisfaction (or express written waiver by Paramount and the Sellers) on or prior to the Closing Date of the following conditions:

(i)            Stockholder Approval.  The Paramount Stockholder Approval shall have been duly obtained.

(ii)           Antitrust.  Any waiting period (and any extension thereof) applicable to this Agreement, the other Transaction Agreements or the transactions contemplated hereby or thereby under the HSR Act shall have been terminated or shall have expired.

(iii)          No Injunction or Restraint.  No temporary restraining order, preliminary or permanent injunction or other order or decree issued by any court of competent jurisdiction or other legal restraint or prohibition (collectively, “Legal Restraints”) preventing the consummation of the transactions contemplated hereby and by the other Transaction Agreements shall be in effect; provided, however, that prior to asserting this condition, each of the Sellers and Paramount shall have used all commercially reasonable efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any such injunction or other order that may be entered.

(iv)          Conversion Rights.  At the Paramount Stockholder Meeting, holders of less than 20% in interest of the IPO Shares shall have demanded that Paramount convert their IPO Shares into cash pursuant to Article Sixth, paragraph B of the Paramount Charter and Section 8.8 of the Underwriting Agreement.

Section 8.2             Conditions to Paramount’s Obligations.  The obligations of Paramount to enter into and complete the Closing is subject to the satisfaction (or express written waiver by Paramount) on or prior to the Closing Date of the following conditions:

(i)            Representations, Warranties and Covenants.  The representations and warranties of the Sellers set forth in this Agreement that are qualified as to materiality shall be true and correct, and all other representations and warranties of the Sellers set forth in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date, except that the accuracy of representations and warranties that by their terms speak as of a specified date will be determined as of such date.  The Sellers and the Company shall have performed or complied with in all material respects all covenants, agreements and obligations required by this Agreement to be performed or complied with by the Sellers or the Company on or before the Closing Date.  The Sellers and the Company shall have each delivered to Paramount a certificate, dated the Closing Date and signed by each Seller and the chief executive officer of the Company, confirming the foregoing.

(ii)           No Injunction.  There shall not be pending or threatened by any Governmental Entity any Legal Proceeding (or by any other Person any Legal Proceeding which has a reasonable likelihood of success), (i) challenging or seeking to restrain or prohibit the transactions contemplated by this Agreement or the other Transaction Agreements or seeking to obtain from Paramount in connection with such transactions any damages that are material in relation to the Company or seeking to obtain from the Company or the Sellers in connection with such transactions any damages that are material in relation to the Company, (ii) seeking to prohibit or limit the ownership or operation by Paramount, its Affiliates or the Company of any material portion of their respective businesses or assets, or to compel Paramount, its Affiliates, or the Company to dispose of, hold separate or license any material portion of their respective businesses or assets, as a result of the transactions contemplated by this Agreement and the other Transaction Agreements, (iii) seeking to impose limitations on the ability of Paramount or the Company to acquire or hold, or exercise full rights of ownership of any material portion of their respective businesses or assets or (iv) seeking to prohibit Paramount or the Company from effectively controlling in any material respect the operation of the Company’s Institutional Pharmacy Business.

(iii)          Consents and Approvals.  Paramount shall have received evidence that all consents and approvals of third parties set forth in Section 3.4(a)(ii) of the Seller Disclosure Schedule (in each case pursuant to written instruments in form and substance reasonably satisfactory to Paramount) or from any Governmental Entity in connection with this Agreement, the other Transaction Agreements and the transactions contemplated hereby and thereby, have been obtained and are in full force and effect.

(iv)          Financing.  Paramount shall have obtained the Financing on the terms and conditions contemplated by the Commitment Letter and in accordance with the terms of this Agreement, or otherwise obtained financing on terms reasonably satisfactory to Paramount, in either case, in an amount sufficient to enable Paramount to consummate the transactions contemplated by this Agreement.

(v)           Other Transactions.  Each of the New Jersey Subsidiary Merger and the Salerno Buyout shall have been consummated, or shall be consummated concurrently with the transactions contemplated hereby, in each case on such terms as are acceptable to Paramount in its sole discretion.  None of the New Jersey Sellers shall have exercised appraisal, dissenters’ or similar rights under applicable Law and the time during which such rights may be demanded or perfected shall have passed.

(vi)          Long Beach, New York Property.  The guaranty by the Company and the Company Subsidiaries of the obligations of 750 PPRC under the mortgage notes, dated May 31, 2000, and all related Liens of the lender under such mortgage on any asset of the Company or any Company Subsidiary, shall have been terminated and released without payment of any consideration by the Company or any Company Subsidiary therefor.

(vii)         Amendment to Long Beach Lease.  The Company and 750 PPRC shall have entered into the Long Beach Lease Amendment in such form and on such terms as are reasonably acceptable to Paramount.

Section 8.3             Conditions to the Sellers’ Obligation.  The obligations of the Sellers to enter into and complete the Closing is subject to the satisfaction (or express written waiver by Paramount) on or prior to the Closing Date of the following conditions:

(i)            Representations, Warranties and Covenants.  The representations and warranties of Paramount set forth in this Agreement that are qualified as to materiality shall be true and correct, and all other representations and warranties of Paramount set forth in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date, except that the accuracy of representations and warranties that by their terms speak as of a specified date will be determined as of such date.  Paramount shall have performed or complied with in all material respects all covenants, agreements and obligations required by this Agreement to be performed or complied with by it on or before the Closing Date.  The Sellers shall have received a certificate, dated the Closing Date and signed on behalf of Paramount by an authorized signatory of Paramount, confirming the foregoing.

(ii)           No Injunction.  There shall not be pending or threatened by any Governmental Entity any Legal Proceeding (or by any other Person any Legal Proceeding which has a reasonable likelihood of success) (i) challenging or seeking to restrain or prohibit the transactions contemplated by this Agreement or the other Transaction Agreements, (ii) seeking to prohibit or limit the ownership or operation by the Company of any material portion of its businesses or assets, or to compel the Company to dispose of, hold separate or license any material portion of its respective businesses or assets, as a result of the transactions contemplated by this Agreement and the other Transaction Agreements, (iii) seeking to impose limitations on the ability of the Company to acquire or hold, or exercise full rights of ownership of any material portion of their respective businesses or assets or (iv) seeking to prohibit the Company from effectively controlling in any material respect the operation of the Institutional Pharmacy Business.

(iii)          Governmental Consents and Approvals.  The Sellers shall each have received evidence, in form and substance reasonably satisfactory to it, that all consents of Governmental Entities required in connection with this Agreement, the other Transaction Agreements and the transactions contemplated hereby and thereby, have been obtained and are in full force and effect.

ARTICLE 9
INDEMNIFICATION

Section 9.1             Indemnification of Paramount.  From and after the Closing, the Sellers shall jointly and severally indemnify Paramount and its Affiliates (including following the Closing, the Company and the Company Subsidiaries) (each a “Paramount Indemnified Party”) against and hold each Paramount Indemnified Party harmless from any and all Losses suffered or incurred by any such Paramount Indemnified Party arising from, relating to or otherwise in connection with:

(i)            any breach of or inaccuracy in any representation or warranty of the Sellers contained in this Agreement (other than Section 3.14 hereof which is governed by Section 7.3 hereof) or in any of the certificates furnished by the Sellers or the Company pursuant to this Agreement;

(ii)           any breach or failure to perform any covenant or agreement of the Sellers (or prior to the Closing, the Company) contained in this Agreement (other than the covenants contained in Article 7 hereof which are governed by Section 7.3 hereof);

(iii)          any Excess Seller Transaction Expenses, Excess Debt Amount or Salerno Buyout Amount or amounts due under the Steven Silva Payment Agreement to the extent such amounts are not taken into account in calculating the Cash Consideration; or

(iv)          any claim by a stockholder or former stockholder of the Company or any Company Subsidiary, any current or former holder of options, warrants or other securities of the Company or any Company Subsidiary or any other Person, seeking to assert, or based upon (A) ownership or rights to ownership of any shares or stock or other securities of the Company or a Company Subsidiary, (B) any right other than rights under the Transaction Agreements, including preemptive rights or right to notice or to vote; (C) any claim under the Constitutive Documents of the Company or any Company Subsidiary (other than any rights of directors and officers to indemnification and contribution); or (D) any claim that its shares of Capital Stock or other securities were wrongly accelerated, terminated, cancelled or repurchased by the Company or any Company Subsidiary;

provided, however, that no Paramount Indemnified Party shall be entitled to be indemnified pursuant to clause (i) above unless, and then only to the extent that, the aggregate of all Losses for which the Paramount Indemnified Parties would, but for this proviso, be liable exceeds on a cumulative basis $2,000,000 (the “Seller Indemnity Threshold”), at which point each Paramount Indemnified Party shall be entitled to be indemnified for the aggregate Losses in excess of $500,000 (except that the foregoing proviso shall not apply to any breach of or inaccuracy in the representations and warranties set forth in Sections 2.1, 2.2, 2.3, 3.1, 3.2, 3.3, 3.16, 3.18 (as to which item (B) hereafter applies) and 3.23 or the Consideration Certificate and to any act of fraud); provided further, however, that (A) the Sellers’ liability pursuant to clause (i) (other than with respect to Sections 2.1, 2.2, 2.3, 3.1, 3.2, 3.3, 3.16, 3.18 (as to which item (B) hereafter applies) and 3.23 and the Consideration Certificate) of this Section 9.1 (together with the Sellers’ aggregate liability pursuant to the immediately following clause (B)) shall be limited to $25,000,000 and (B) the Sellers’ liability pursuant to clause (i) of Section 9.1 with respect to a breach of or inaccuracy in the representations and warranties set forth in Section 3.18 (together with the Sellers’ aggregate liability pursuant to the immediately preceding clause (A)) shall be limited to $40,000,000; and, provided further, that in no event shall the Paramount Indemnified Parties be entitled to recover consequential, special or punitive damages, except to the extent such consequential, special or punitive damages are actually payable to a third party by any Paramount Indemnified Party.

Section 9.2             Indemnification of Sellers.  From and after the Closing, Paramount shall indemnify the Sellers and their Affiliates (each a “Seller Indemnified Party”) against and hold each Seller Indemnified Party harmless from any and all Losses suffered or incurred by any such Seller Indemnified Party arising from, relating to or otherwise in connection with:

(i)            any breach of or inaccuracy in any representation or warranty of Paramount contained in this Agreement or in the certificate furnished by Paramount pursuant to this Agreement; or

(ii)           any breach or failure to perform any covenant or agreement of Paramount contained in this Agreement;

provided, however, that Paramount shall not have any liability under clause (i) above unless the aggregate of all Losses for which Paramount would, but for this proviso, be liable exceeds on a cumulative basis $2,000,000 (the “Paramount Indemnity Threshold”), at which point Paramount shall become liable for the aggregate Losses in excess of $500,000 (except that this proviso shall not apply to any breach of the representations and warranties set forth in Sections 4.1, 4.2, 4.4, 4.5 and 4.13 or to any act of fraud); provided further, however, that Paramount’s liability under clause (i) (other than with respect to the Sections referenced in the foregoing clause) of this Section 9.2 shall be limited to $25,000,000; and, provided further, that in no event shall the Seller Indemnified Parties be entitled to recover consequential, special or punitive damages, except to the extent such consequential, special or punitive damages are actually payable to a third party by any Seller Indemnified Party.

Section 9.3             Indemnification Claims.  (a)  In order for a Paramount Indemnified Party or a Seller Indemnified Party (each an “Indemnified Party”) to be entitled to any indemnification provided for under Section 9.1 or 9.2 in respect of, arising out of or involving a Third Party Claim, such Indemnified Party must notify the Indemnifying Party in writing of the Third Party Claim (including in such notice a brief description of the applicable claims, including damages sought or estimated, to the extent actually known by the Indemnified Party) within 20 Business Days after receipt by such Indemnified Party of notice of the Third Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided under Section 9.1 or 9.2 except to the extent the Indemnifying Party has been actually prejudiced as a result of such failure.  Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, within 10 Business Days after the Indemnified Party’s receipt thereof, copies of all notices and documents received by the Indemnified Party relating to the Third Party Claim.  The Indemnified Party alone shall conduct and control the defense of such Third Party Claim.  The Indemnified Party shall not be entitled to be indemnified or held harmless under Section 9.1 or 9.2 for such Third Party Claim (but the amount at stake shall nevertheless be counted toward the Seller Indemnity Threshold) if it shall settle such Third Party Claim without the prior written consent of the Indemnifying Party, unless the Indemnified Party has sought such consent and such consent has been unreasonably withheld or delayed, it being agreed that the Indemnifying Party shall not unreasonably withhold or delay such consent.

(b)           In order for an Indemnified Party to be entitled to any indemnification provided for under this Agreement other than in respect of, arising out of or involving a Third Party Claim, such Indemnified Party shall deliver notice of such claim with reasonable promptness to the Indemnifying Party (including in such notice a brief description of the applicable claims, including damages sought or estimated, to the extent actually known by the Indemnified Party); provided, however, that failure to give such notification shall not affect the indemnification provided under Section 9.1 or 9.2 except to the extent the Indemnifying Party has been actually prejudiced as a result of such failure.  If the Indemnifying Party does not notify the Indemnified Party within 20 Business Days following its receipt of such notice that the Indemnifying Party disputes the indemnity claimed by the Indemnified Party under Section 9.1 or 9.2, such indemnity claim specified by the Indemnified Party in such notice shall be conclusively deemed a liability to be indemnified under Section 9.1 or 9.2 and the Indemnified Party shall be indemnified for the amount of the Losses stated in such notice to the Indemnified Party on demand or, in the case of any notice in which the Losses (or any portion thereof) are estimated, on such later date when the amount of such Losses (or such portion thereof) becomes finally determined.

Section 9.4             Survival.  (a)  All representations and warranties of the Sellers shall terminate and expire on the date that is 18 months following the Closing Date, except for (x) those representations and warranties in Sections 2.1, 2.2, 2.3, 3.1, 3.2, 3.3 and 3.23, all of which representations and warranties shall survive without limitation, and (y) those representations and warranties in Sections 3.14 and 3.16, all of which shall terminate and expire on the date that is 36 months following the Closing Date and (z) those representations and warranties in Section 3.18, all of which shall survive for the applicable statute of limitations.

(b)           All representations and warranties of Paramount shall terminate and expire on the date that is 18 months following the Closing Date, except for those representations and warranties in (x) Sections 4.1, 4.2, 4.4 and 4.13, which shall survive without limitation and (y) in Section 4.11 which shall survive for the applicable statute of limitations.

(c)           Each covenant or agreement contained in this Agreement shall survive the Closing indefinitely.

Section 9.5             Insurance and Tax Effects.  (a)  If the Indemnified Party or the Company actually receives any amounts under applicable insurance policies, or from any other Person alleged to be responsible for any Losses, subsequent to an indemnification payment by the Indemnifying Party, then such Indemnified Party shall promptly reimburse the Indemnifying Party for any payment made or expense incurred by such Indemnifying Party in connection with providing such indemnification payment up to the amount received by the Indemnified Party, net of any previously unpaid or unreimbursed expenses incurred by such Indemnified Party in collecting such amount.  At the Indemnifying Party’s request, the Indemnified Party (at the Indemnifying Party’s expense) shall use commercially reasonable efforts to collect any amounts available under such insurance coverage or from such other party alleged to have responsibility therefor.  If the Indemnified Party receives any payment from an Indemnifying Party in respect of any Losses and the Indemnified Party could have recovered all or a part of such Losses from a third party based on the underlying claim asserted against the Indemnifying Party, the Indemnified Party shall assign such of its rights to proceed against such third party as are necessary to permit the Indemnifying Party to recover from such third party the amount of such indemnification payment; provided, however, that if such rights may not be assigned to the Indemnifying Party, then the Indemnified Party shall, at the expense of the Indemnifying Party, uses its commercially reasonable efforts to prosecute such claim.

(b)           To the extent that any losses that are subject to indemnification pursuant to this Article 9 are deductible for income tax purposes by the Indemnified Party, the amount of any Loss shall be reduced by the income tax savings to such party as a result of the payment of such

Loss.  For purposes of this Section 9.5(b), the Indemnified Party shall be deemed to use all available deductions other than deductions related to any Losses that are subject to indemnification pursuant to this Article 9 prior to any deductions related to any such losses that are subject to indemnification pursuant to this Article 9.

Section 9.6             Exclusive Remedy.  From and after the Closing, Article 7 and this Article 9 shall be the sole and exclusive remedy of the parties with respect to any claim (other than claims of fraud or willful breach) resulting from or relating to any misrepresentation, breach (other than willful breach) of warranty or failure to perform any covenant or agreement contained in this Agreement or the transactions contemplated by this Agreement.

ARTICLE 10
TERMINATION

Section 10.1           Termination.  This Agreement may be terminated at any time prior to the Closing, whether before or after receipt of the Paramount Stockholder Approval:

(a)           by mutual written consent of Paramount and the Sellers;

(b)           by either Paramount or the Sellers, (i) if by October 27, 2007 (the “Outside Date”), the Closing has not occurred, unless the failure to effect the Closing is the result of a material breach of this Agreement by the party seeking to terminate this Agreement; provided, however, that the Outside Date shall be extended to April 27, 2008 if on or before October 27, 2007, the Paramount Stockholder Approval has not been obtained but the Paramount Board has elected to seek to extend the deadline for the completion of a Business Combination (as defined in the Paramount Charter) beyond October 27, 2007; (ii) if any Governmental Entity issues an order, decree or ruling or takes any other action permanently enjoining, restraining or otherwise prohibiting the Closing and such order, decree, ruling or other action shall have become final and nonappealable; (iii) if any material condition to the obligation of such party to consummate the Closing set forth in Section 8.2 (in the case of Paramount) or 8.3 (in the case of the Sellers) or in Section 8.1 becomes incapable of satisfaction prior to the Outside Date; provided, however, that the terminating party is not then in material breach of any representation, warranty or covenant contained in this Agreement; or (iv) if, upon a vote at a duly held meeting to obtain the Paramount Stockholder Approval, either (A) the Paramount Stockholder Approval is not obtained or (B) the holders of 20% or more in interest of the IPO Shares shall have demanded that Paramount convert their IPO Shares into cash pursuant to Article Sixth, paragraph B of the Paramount Charter and Section 8.8 of the Underwriting Agreement;

(c)           by Paramount, if any of the Sellers or the Company breaches or fails to perform in any material respect any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 8.1 or 8.2, and (ii) cannot be or has not been cured within 30 days after the giving of written notice to the Sellers of such breach or the Outside Date, if earlier (provided that Paramount is not then in material breach of any representation, warranty or covenant contained in this Agreement); or

(d)           by the Sellers, if Paramount breaches or fails to perform in any material respect any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 8.1 or 8.3, and (ii) cannot be or has not been cured within 30 days after the giving of written notice to Paramount of such breach or the Outside Date, if earlier (provided that the Sellers or the Company is not then in material breach of any representation, warranty or covenant in this Agreement);

(e)           by the Sellers, if Paramount fails to deliver a Commitment Letter with 60 days following the date of this Agreement; or

(f)            by the Sellers if the Paramount Board or any committee thereof withdraws or modifies, in a manner adverse to the Sellers, its approval of this Agreement and the transactions contemplated hereby, fails to make the Paramount Board Recommendation or approves or recommends any Paramount Takeover Proposal.

Section 10.2           Effect of Termination.  In the event of termination of this Agreement by either Paramount or the Sellers as provided in Section 10.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Paramount, the Sellers or the Company other than Sections 5.8 [Public Announcements], 5.15 [No Claim Against Trust Fund], 5.17 [Expenses] or 5.18 [Confidentiality], this Section 10.2 and Article 11 which provisions shall survive such termination, and except to the extent that such termination results from a breach by a party of any representation, warranty or covenant set forth in this Agreement.

Section 10.3           Amendment.  This Agreement may be amended by the parties at any time before or after receipt of the Paramount Stockholder Approval; provided, however, that after receipt of the Paramount Stockholder Approval, there shall be made no amendment that by Law requires further approval by the stockholders of Paramount without the further approval of such stockholders.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

Section 10.4           Extension; Waiver.  At any time prior to the Closing, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of another party contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso to Section 10.3, waive compliance with any of the agreements or conditions of another party contained in this Agreement.  Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.  The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

ARTICLE 11
GENERAL PROVISIONS

Section 11.1           Notices.  All notices, requests, claims, demands, waivers and other communications under this Agreement shall be in writing and shall be by facsimile, courier services or personal delivery to the following addresses, or to such other addresses as shall be designated from time to time by a Party in accordance with this Section 11.1:

if to Paramount:

Paramount Acquisition Corp.
787 7th Avenue
48th Floor
New York, NY 10019
Attention: J. Jay Lobell
Facsimile: (212) 580-0801

with a copy to:

Covington & Burling LLP
The New York Times Building
620 Eighth Avenue
New York, New York 10018
Attention: Stephen A. Infante
Facsimile: (212) 841-1010

if to the Sellers or the Company:

c/o Chem RX
750 Park Place
Long Beach, NY  11561
Attention: Mr. Jerry Silva and Mr. Steven Silva

with a copy to:

Troutman Sanders LLP
The Chrysler Building
405 Lexington Avenue
New York, NY
Facsimile: (212) 704-5984 and (212) 704-5948
Attention: Richard Ackerman, Esq. and Timothy I. Kahler, Esq.

All notices and communications under this Agreement shall be deemed to have been duly given (x) when delivered by hand, if personally delivered, (y) one Business Day after when delivered to a courier, if delivered by commercial one-day overnight courier service or (z) when sent, if sent by facsimile, with an acknowledgment of sending being produced by the sending facsimile machine.

Section 11.2           Definitions.  The following capitalized terms have the following meanings:

“Affiliate” means, with respect to any Person, a Person who is an “affiliate” of such first Person within the meaning of Rule 405 under the Securities Act.

“Business Day” means any day other than a Saturday or Sunday or a day on which banking institutions located in New York City are permitted or required by Law, executive order or decree of a Governmental Entity to remain closed.

“Capital Stock” means any capital stock or share capital of, other voting securities of, other equity interest in, or right to receive profits, losses or distributions of, any Person.

“Closing Debt Threshold” means (i) $25,000,000 plus (ii) the sum of all amounts owing by Chem Rx NJ as of the Closing Date (up to a maximum of $7,500,000) to repay in full amounts and obligations due and owing to the Company and Jerry Silva minus (iii) the sum of all amounts owing by the Company and the Company Subsidiaries as of the Closing Date (including any accrued and unpaid interest through the date of repayment, prepayment premiums, or any other fees or penalties) with respect to the loan, in the original principal amount of $8,000,000, the proceeds of which were paid to the estate of Mark Baldinger in connection with the repurchase by the Company of 1,833.425 shares of its common stock in October, 2006.

“Closing Indebtedness” means the sum of all amounts owing by the Company and the Company Subsidiaries to repay in full amounts and obligations due (including any accrued and unpaid interest through the date of repayment, prepayment premiums, or any other fees or penalties) with respect to (A) the Company’s credit facility with Bank of America, (B) all other Indebtedness for borrowed money of the Company and the Company Subsidiaries as of the Closing Date and (C) without duplication, all guarantees by the Company or any Company Subsidiary of the Indebtedness of others, in each case as such amounts are outstanding immediately prior to the Closing Date.

“Closing Net Worth” means the consolidated Net Worth of the Company and the Company Subsidiaries as reflected on the Closing Balance Sheet.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto.

“Company Material Adverse Effect” means any change, circumstance, development, state of facts, event or effect (i) that has had or would reasonably be expected to have a material adverse change or effect (taken alone or in the aggregate with any other adverse change or effect) in or with respect to the business, assets, condition (financial or otherwise) or results of operations of the Company and the Company Subsidiaries, taken as a whole or (ii) that could reasonably be expected to prevent or materially delay the consummation by the Sellers or the Company of the transactions contemplated by this Agreement and the other Transaction Agreements, excluding, in each case, any such change or effect that arises out of or is related to: (i) changes in (x) general economic, regulatory or political conditions or (y) financial or securities markets in general (ii) the announcement or public disclosure of this Agreement or the other Transaction Agreements; or (iii) the institutional pharmacy or pharmaceutical industries in general and not specifically related to the Company.

“Company Subsidiary” means any Subsidiary of the Company and, unless otherwise specified, Chem Rx NJ and Chem Rx PA.

“Constitutive Documents” means (i) with respect to a Person that is a corporation, such Person’s certificate or articles of incorporation and bylaws, (ii) with respect to a Person that is a limited liability company, such Person’s certificate of formation and operating or limited liability company agreement, (iii) with respect to a Person that is a partnership, such Person’s partnership agreement, (iv) with respect to a Person that is a trust, such Person’s trust instrument or agreement, and (v) with respect to a Person that is a legal entity (including one of the type described in clauses (i) through (iv)), any constitutive document of such entity or other document or Contract analogous to those described in clauses (i) through this clause (v).

“Contingent Obligation” means, as applied to any Person, any direct or indirect liability of that Person with respect to any Indebtedness, lease, dividend, guaranty, letter of credit or other obligation, contractual or otherwise (the “primary obligation”) of another Person (the “primary obligor”), whether or not contingent, (a) to purchase, repurchase or otherwise acquire such primary obligations or any property constituting direct or indirect security therefor, (b) to advance or provide funds (i) for the payment or discharge of any such primary obligation, or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (d) otherwise to assure or hold harmless the owner of any such primary obligation against loss or failure or inability to perform in respect thereof.  The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the reasonably anticipated liability in respect thereof.

“Contract” means any loan or credit agreement, bond, debenture, note, mortgage, indenture, guarantee, lease or other contract, commitment, agreement, instrument, obligation, undertaking, license, permit, concession, franchise or legally binding arrangement or understanding, whether written or oral.

“Environmental Law” means any applicable Law (including but not limited to principles of common law) and binding administrative or judicial interpretations thereof relating to (i) the protection of the environment (including indoor and outdoor air, water vapor, surface water, groundwater, wetlands, drinking water supply, surface or subsurface land), natural resources and environmental-related or occupational-related human health and safety; or (ii) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, presence, disposal, discharge, emission or the release or threatened release of, Hazardous Materials.

“Environmental Liability” means any and all Losses relating to the Company or any Company Subsidiary, their businesses, operations, assets, facilities or property (including, without limitation, real property and Leased Properties), arising from or relating to:  (i) any failure to  comply with any requirement of an Environmental Law; (ii) any failure to obtain, maintain in effect or comply with any required Environmental Permit; (iii) any legal obligation to undertake environmental investigation, risk assessment, monitoring, removal, remediation or restoration; or (iv) any harm or injury to any real property, to any Person, to public health, or to any natural resource as relating to Hazardous Materials or arising under any Environmental Law.

“Environmental Permits” means all permits, licenses, certificates, approvals or authorizations required pursuant to any Environmental Law.

“Excess Seller Transaction Expenses” means the amount, if any, by which Seller Transaction Expenses exceeds $2,000,000.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Entity” means any nation, state, province, county, city or political subdivision and any official, agency, arbitrator, authority, court, department, commission, board, bureau, instrumentality or other governmental entity of any thereof, whether domestic or foreign.

“Hazardous Materials” means any and all materials (including without limitation substances, chemicals, compounds, mixtures, products or byproducts, biologic agents, living or genetically modified materials, wastes, pollutants and contaminants), whether alone or in combination that are (i) listed, characterized or regulated pursuant to Environmental Law; (ii) identified or classified as “hazardous,” “toxic,” “dangerous,” “pollutant,” “contaminant,” “explosive,” “corrosive,” “flammable,” “radioactive,” “reactive” or “special waste”; (iii) capable of causing harm or injury to human health, natural resources or the environment or give rise to liability under any Environmental Law; or (iv) oils, petroleum, petroleum products, wastes or byproducts, asbestos or asbestos containing materials, lead-based paint, polychlorinated biphenyls, urea formaldehyde, explosives, bacteria or fungi.

“Indebtedness” of any Person means, without duplication, (i) all indebtedness of such Person for borrowed money, with respect to deposits or advances of any kind or for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices and not more than 90 days past due), (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all obligations of such Person upon which interest charges are customarily paid, (iv) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (v) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (vi) all guarantees by such Person of Indebtedness of others, (vii) all capital lease obligations of such Person, (viii) all obligations of such Person in respect of interest rate protection agreements, foreign currency exchange agreements, caps or collar agreements or other interest or exchange rate hedging arrangements either generally or under specific contingencies, (ix) all obligations of such Person as an account party in respect of letters of credit and banker’s acceptances, (x) all obligations of such Person consisting of overdrafts (e.g., cash float reflected as a negative on the cash line), (xi) all obligations of such Person pursuant to any deferred compensation agreements and (xii) any Contingent Obligation of such Person.

“Indemnifying Party” means (i) with respect to a claim for indemnification pursuant to Section 9.1, the Sellers and (ii) with respect to a claim for indemnification pursuant to Section 9.2, Paramount.

“Institutional Pharmacy Business” means the Company’s business of providing independent pharmaceutical dispensing services to long-term care facilities and alternate site settings, including skilled nursing facilities, assisted living facilities and residential living communities, which services include the purchasing, repackaging and dispensing of pharmaceuticals, both prescription and non-prescription, and the delivery of such pharmaceuticals to healthcare facilities for administration, as well as various supplemental healthcare services that complement such pharmacy services.

“Intellectual Property” means any or all of the following and all rights in, arising out of, or associated therewith (in each case in any domestic or foreign jurisdiction):  (i) patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (ii) all inventions, discoveries and ideas (whether patentable or not); (iii) trade secrets, proprietary information, know how, confidential information, technology and technical data, and all documentation relating to any of the foregoing and rights to limit the use of disclosure thereof by any Person; (iv) all copyrights, copyright registrations and applications therefor and all other rights corresponding thereto; (v) writings and other works, whether copyrightable or not; (vi) all trade names, trademarks, service marks, brand names, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations of, and applications in any such jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; (vii) all databases and data collections and all rights therein; (viii) all computer software including all source code, object code, firmware, development tools, files, records and data (but excluding any commercially available “shrink-wrap” software programs), and all media on which any of the foregoing is recorded; and (ix) all Web addresses, sites and domain names.

“IPO Shares” has the meaning ascribed to it in the Paramount Charter.

“Knowledge” means, with respect to the Sellers, the actual knowledge of Jerry Silva, Steve Silva and Chuck Kelly, and such knowledge such individuals would have had after due inquiry of other senior management employees of the Company and the Company Subsidiaries having overall responsibility with respect to the particular matters  as to which “Knowledge” is relevant for purposes of this Agreement.

“Legal Proceeding” means any investigation, written claim, action, suit, litigation or judicial, administrative or arbitration proceeding.

“Losses” means any liabilities, losses, claims, damages, Judgments, assessments, fines, fees, penalties and expenses (including amounts paid in settlement, interest, court costs, fees and expenses of attorneys, accountants, financial advisors, consultants, investigators and other experts and other expenses of litigation).

“Net Closing Indebtedness” means the excess, if any, of (i) Closing Indebtedness over (ii) the cash and cash equivalents of the Company and the Company Subsidiaries as of the Closing Date.

“Net Worth” means with respect to any Person, the amount equal to the excess of such Person’s assets over its liabilities.

“Paramount Bylaws” means the Bylaws of Paramount, as amended.

“Paramount Charter” means the Certificate of Incorporation of Paramount as filed with the Secretary of State of the State of Delaware on June 1, 2005 as amended.

“Paramount Common Stock” means the common stock of Paramount, par value $0.0001 per share.

“Paramount Material Adverse Effect” means any change, circumstance, development, state of facts, event or effect (i) that has had or would reasonably be expected to have a material adverse change or effect (taken alone or in the aggregate with any other adverse change or effect) in or with respect to the business, assets, condition (financial or otherwise) or results of operations of Paramount or (ii) that could reasonably be expected to prevent or materially delay the consummation by Paramount of the transactions contemplated by this Agreement and the other Transaction Agreements, excluding, in each case, any such change or effect that arises out of or is related to: (i) changes in (x) general economic, regulatory or political conditions or (y) financial or securities markets in general; (ii) the announcement or public disclosure of this Agreement or the other Transaction Agreements; or (iii) the institutional pharmacy or pharmaceutical industries in general and not specifically related to the Company.

“Permitted Liens” means the following, to the extent not securing Indebtedness: (i) statutory Liens for Taxes not yet due or payable; (ii) Liens for assessments and other governmental charges or Liens of landlords, carriers, warehousemen, mechanics and repairmen incurred or imposed by Law in the ordinary course of business, in each case for sums not yet due and payable or due but not delinquent or being contested in good faith by appropriate proceedings; and (iii) Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security.

“Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, charitable or not-for-profit institution or organization or other entity or any Governmental Entity.

“Post-Closing Tax Period” means any tax period (or portion thereof) of the Company or any Company Subsidiary beginning after the Closing Date.

“Pre-Closing Tax Period” means any tax period (or portion thereof) of the Company or any Company Subsidiary ending on (and including) the Closing Date.

“Representatives” means, with respect to a Person, such Person’s legal, financial, internal and independent accounting and other advisors and representatives.

“Section 338 Tax” means any Tax liability of the Sellers resulting from the Elections or as a consequence of Section 338 of the Code.

“Seller Transaction Expenses” means the amount of all fees, expenses and other charges of any financial, investment banking, legal, accounting or other professional advisor paid or payable by the Company or any Company Subsidiary for the benefit of the Company or the Sellers in connection with the planning, structuring, negotiation or consummation of the transactions (including the Financing) contemplated by this Agreement; provided, however, that Seller Transaction Expenses shall not include (i) fees, charges and expenses (including but not limited to, those of attorneys and accountants) of the lenders in the Financing for which the Company or any Company Subsidiary is liable, (ii) fees, charges and expenses of the Company’s counsel for work completed by such counsel in respect of the Financing, (iii) costs and expenses incurred by Paramount or any of its Affiliates in connection with the transactions contemplated by this Agreement and (iv) any amount owed by Paramount pursuant to the letter agreement, dated April 24, 2007, among Paramount, Alinian Capital Group LLC and 25 Highland Partners LLC.

“Steven Silva Payment Agreement” means that certain agreement dated as of May 31, 2007 by and among Steven Silva and the Company.

“Target Net Worth” means (i) the consolidated Net Worth of the Company and the Company Subsidiaries as reflected on the Balance Sheet plus (ii) consolidated Net Income as reflected on the Closing Income Statement of the Company and the Company Subsidiaries for the period from March 31, 2007 through and including the Closing Date minus (iii) consolidated Net Loss as reflected on the Closing Income Statement of the Company and the Company Subsidiaries for the period from March 31, 2007 through and including the Closing Date, minus (iv) a total of $2,500,000, which represents the amount of Tax Distributions paid to the Sellers prior to the date of this Agreement and after March 31, 2007 and minus (v) Tax Distributions paid to the Sellers in accordance with the terms of this Agreement following the date of this Agreement.

“Tax” means:  (i) any United States federal, state, local and foreign income, profits, franchise, license, capital, transfer, ad valorem, wage, severance, occupation, import, custom, gross receipts, payroll, sales, employment, use, stamp, alternative or add-on minimum, environmental, withholding and any other tax, duty, assessment or governmental tax charge of any kind whatsoever, imposed or required to be withheld by any taxing authority; (ii) any interest, additions to tax, or penalties applicable or related thereto; and (iii) any amount described in clause (i) or (ii) for which a Person is liable as a successor or transferee, or by Contract, indemnity or otherwise.

“Tax Distributions” means any distributions to the Sellers to pay Taxes on the income of the Company that is allocated to the Sellers as shareholders of an “S corporation,” which shall be calculated in a manner consistent with how such distributions have been made by the Company in prior tax periods.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement or other form relating to Taxes filed or required to be filed with a Governmental Entity, including any schedule or attachment thereto, and including any amendment thereof.

“Third Party Claim” means any Legal Proceeding, claim or demand by a Person other than a Person from which indemnification may be sought under Article 9.

“Transaction Agreements” means, collectively, this Agreement, the Registration Rights Agreement, the Voting Agreement, the NJ Merger Agreement, the Salerno Buyout Agreement and the Employment Agreements.

Section 11.3           Descriptive Headings; Certain Interpretations.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not control or affect the meaning or construction of this Agreement.  Except where expressly stated otherwise in this Agreement, the following rules of interpretation apply to this Agreement:  (i) ”or” is not exclusive and “include”, “includes” and “including” are not limiting; (ii) ”hereof”, “hereto”, “hereby”, “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement; (iii) ”date hereof” refers to the date of this Agreement; (iv) “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if”; (v) definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms; (vi) references to an agreement or instrument mean such agreement or instrument as from time to time amended, modified or supplemented; (vii) references to a Person are also to its permitted successors and assigns; (viii) references to an “Article”, “Section”, “Clause”, “Exhibit” or “Schedule” refer to an Article of, a Section or Clause of, or an Exhibit or Schedule to, this Agreement; (ix) words importing the masculine gender include the feminine or neuter and, in each case, vice versa; and (x) references to a Law include any amendment or modification to such Law and any rules or regulations issued thereunder, whether such amendment or modification is made, or issuance of such rules or regulations occurs, before or after the date of this Agreement.

Section 11.4           Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties hereto without the prior written consent of the other parties hereto.  Any purported assignment without such consent shall be void.  Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by, the parties hereto and their respective successors and assigns.

Section 11.5           Specific Enforcement.  The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at Law, in equity or otherwise.

Section 11.6           Entire Agreement.  This Agreement and, when executed, the Transaction Agreements, contain the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both written and oral, with respect to the transactions contemplated thereby.

Section 11.7           No Third-Party Beneficiaries.  This Agreement is for the sole benefit of the parties hereto and their permitted successors and assigns and nothing herein express or implied shall give or be construed to give to any Person, other than the parties hereto and such successors and assigns, any legal or equitable rights or remedies.  No covenant or other undertakings in this Agreement shall constitute an amendment to any employee benefit plan, program, policy or arrangement, and any covenant or undertaking that suggests that an employee benefit plan, program, policy or arrangement will be amended shall be effective only upon the adoption of a written amendment in accordance with the amendment procedures of such plan, program, policy or arrangement.

Section 11.8           Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto.

Section 11.9           Governing Law; Jurisdiction; Venue; Service of Process; Waiver of Jury Trial.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.  Each party hereto irrevocably submits to the exclusive jurisdiction of (a) the Supreme Court of the State of New York, New York County and (b) the United States District Court for the Southern District of New York for the purposes of any suit, action or other proceeding arising out of this Agreement, any of the other Transaction Agreements or any transaction contemplated hereby and thereby.  Each Party agrees to commence any action, suit or proceeding relating hereto in the United States District Court for the Southern District of New York or if such suit, action or other proceeding may not be brought in such court for jurisdictional reasons, in the Supreme Court of the State of New York, New York County.  Each Party further agrees that service of any process, summons, notice or document in any of the manners set forth in Section 11.1 shall be effective service of process for any action, suit or proceeding in New York with respect to any matters to which it has submitted to jurisdiction in this Section 11.9.  Each Party irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement, the other Transaction Agreements and the transactions contemplated hereby or thereby in (i) the Supreme Court of the State of New York, New York County or (ii) the United States District Court for the Southern District of New York, and hereby further irrevocably and unconditionally waives, and shall not assert by way of motion, defense, or otherwise, in any such Legal Proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Legal Proceeding is brought in an inconvenient forum, that the venue of the Legal Proceeding is improper, or that this Agreement or any other Transaction Agreement may not be enforced in or by any of the above-named courts.  Each Party irrevocably and unconditionally waives any right to trial by jury with respect to any Legal Proceeding relating to or arising out of this Agreement or any other Transaction Agreement or any of the transactions contemplated hereby or thereby.

Section 11.10         Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

Section 11.11         Further Assurances.  Each of the parties shall use reasonable commercial efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first herein above written.

PARAMOUNT ACQUISITION CORP.

By:	/s/ J. Jay Lobell
Name: J. Jay Lobell
Title: Chief Executive Officer

B.J.K. INC.

By:	/s/ Jerry Silva
Name: Jerry Silva
Title: Chief Executive Officer

/s/ Jerry Silva
JERRY SILVA

/s/ Steven Silva
STEVEN SILVA

JERRY SILVA, AS LIFE TENANT, AND STEVEN SILVA, AS REMAINDERMAN

/s/ Jerry Silva
Jerry Silva

/s/ Steven Silva
Steven Silva

THE JODY R. SILVA TRUST

By:
Name:
Title: Trustee

[SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT]

THE JERRY SILVA 2007 ANNUITY TRUST

By:	/s/ Steven Silva
Name: Steven Silva
Title: Trustee

By:	/s/ Jerry Silva
Name: Jerry Silva
Title: Trustee

[SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT]

Schedule 1

1.               Jerry Silva

2.               Steven Silva

3.               Chuck Kelly

4.               Michael Segal

[SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT]

EXHIBIT A

Stockholders of the Company and Allocation of Purchase Price

STOCKHOLDERS OF THE COMPANY

Name	Number of Shares		%
Jerry Silva	A:	1,782.9919	18.443	*
	B:	812.9919	8.410
	Total:	2,595.9838	26.853

Steven Silva	A:	666.68	6.896
	B:	666.68	6.896
	Total:	1,333.36	13.792

Jerry Silva, as Life Tenant, and Steven Silva, as Remainderman	A:	2,100	21.723
	B:	1,998	20.668
	Total:	4,098	42.391

The Jody R. Silva Trust	A:	283.9031	2.937
	B:	283.9031	2.937
	Total:	567.8062	5.874

The Jerry Silva 2007 Annuity Trust	A:	0	0
	B:	1,072	11.089
	Total:	1,072	11.089

Total Shares Issued and Outstanding	A:	4,833.575	50
	B:	4,833.575	50
	Total:	9,667.15	100%

*rounded down .001

All allocations among the Sellers are subject to revision by written notice to Paramount signed by the Sellers.

ALLOCATION OF PURCHASE PRICE

Stockholder	Cash at Closing	Paramount Shares at Closing	Initial Stock Earn Out		Initial Cash Earn Out
Jerry Silva	28,464,882	402,804	134,268		3,356,708
Steven Silva	14,620,251	206,890	68,963		1,724,086
Jerry Silva, as Life Tenant, and Steven Silva, as Remainderman	44,934,443	635,864	211,954		5,298,873
The Jody R. Silva Trust	6,225,977	88,103	29,367		734,195
The Jerry Silva 2007 Annuity Trust	11,754,447	166,336	55,444		1,386,138
TOTAL:	$106,000,000	1,499,997	499,996	**	$12,500,000	**

** due to rounding down to nearest whole share

All allocations among the Sellers are subject to revision by written notice to Paramount signed by the Sellers.

ANNUAL MILESTONES

Shares earned per year:

Stockholder	2007		2008		2009		2010		2010
Jerry Silva	295,390		295,390		295,390		295,390		295,390
Steven Silva	151,719		151,719		151,719		151,719		151,719
Jerry Silva, as Life Tenant, and Steven Silva, as Remainderman	466,300		466,300		466,300		466,300		466,300
The Jody R. Silva Trust	64,609		64,609		64,609		64,609		64,609
The Jerry Silva 2007 Annuity Trust	121,980		121,980		121,980		121,980		121,980
TOTAL	1,099,998	**	1,099,998	**	1,099,998	**	1,099,998	**	1,099,998	**

** due to rounding down to nearest whole share

All allocations among the Sellers are subject to revision by written notice to Paramount signed by the Sellers.

CUMULATIVE MILESTONES

Shares earned per milestone period:

Stockholder	First		Second		Third
Jerry Silva	268,536		268,536		268,536
Steven Silva	137,926		137,926		137,926
Jerry Silva, as Life Tenant, and Steven Silva, as Remainderman	423,909		423,909		423,909
The Jody R. Silva Trust (5.874%)	58,735		58,735		58,735
The Jerry Silva 2007 Annuity Trust (11.089%)	110,891		110,891		110,891
TOTAL:	999,997	**	999,997	**	999,997	**

** due to rounding down to nearest whole share

All allocations among the Sellers are subject to revision by written notice to Paramount signed by the Sellers.

EXHIBIT B TO
STOCK PURCHASE AGREEMENT

REGISTRATION RIGHTS AGREEMENT dated as of [       ], 2007 (this “Agreement”) among Paramount Acquisition Corp., a Delaware corporation (“Paramount”) and the stockholders of B.J.K., Inc., a Delaware corporation doing business as ChemRx (the “Company”), listed on Exhibit A hereto (each a “Seller” and collectively, the “Sellers”).

Paramount, the Company and the Sellers, are parties to a Stock Purchase Agreement, dated as of June 1, 2007 (the “Stock Purchase Agreement”), pursuant to which Paramount agreed to purchase from the Sellers, and the Sellers agreed to sell to Paramount, all the issued and outstanding shares of common stock, without par value, of the Company in exchange for the Cash Consideration and Stock Consideration (as such terms are defined in the Stock Purchase Agreement).

In consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

ARTICLE 1
DEFINITIONS

Section 1.1             Definitions.  Capitalized terms used in this Agreement and not otherwise defined shall have the meanings ascribed to them in the Stock Purchase Agreement.  The following terms shall, for the purposes of this Agreement and the Exhibits hereto, have the following meanings (terms defined in the singular or the plural include the plural or the singular, as the case may be):

“Commission” means the Securities and Exchange Commission, or any other federal agency then administering the Securities Act or the Exchange Act.

“Common Stock” means the common stock, par value $0.0001 per share, of Paramount.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect at the time.

“Other Registrable Securities” means the shares of Common Stock or other securities registrable pursuant to the Registration Rights Agreement, dated October 21, 2005, among Paramount and the Investors party thereto.

“Register,” “Registered” and “Registration” mean a registration effected by preparing and filing a registration statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registrable Securities” means the shares of Common Stock issued to the Sellers pursuant to the Stock Purchase Agreement, including any warrants, shares of capital stock or other securities of Paramount issued as a dividend or other distribution with respect to or in exchange for or in replacement of such shares of Common Stock; provided, however, that as to any particular Registrable Securities, such securities shall cease to be Registrable Securities when: (a) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (b) such securities shall have been otherwise transferred, new certificates for them not bearing a legend restricting further transfer shall have been delivered by Paramount and subsequent public distribution of them shall not require registration under the Securities Act; (c) such securities shall have ceased to be outstanding, or (d) the Commission makes a definitive determination to Paramount that the Registrable Securities are salable under Rule 144(k).

“Registration Statement” means a registration statement filed by Paramount with the Commission in compliance with the Securities Act and the rules and regulations promulgated thereunder for a public offering and sale of Common Stock (other than a registration statement on Form S-4 or Form S-8, or their successors, or any registration statement covering only securities proposed to be issued in exchange for securities or assets of another entity).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect at the time.

“Underwriter” means a securities dealer who purchases any Registrable Securities as principal in an underwritten offering and not as part of such dealer’s market-making activities.

Section 1.2             Descriptive Headings; Certain Interpretations.  The headings contained in this Agreement are for reference purposes only and shall not control or affect the meaning or construction of this Agreement.  Except where expressly stated otherwise in this Agreement, the following rules of interpretation apply to this Agreement:  (i) ”or” is not exclusive and “include”, “includes” and “including” are not limiting; (ii) ”hereof”, “hereto”, “hereby”, “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement; (iii) “date hereof” refers to the date of this Agreement; (iv) “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if”; (v) definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms; (vi) references to an agreement or instrument mean such agreement or instrument as from time to time amended, modified or supplemented; (vii) references to a Person are also to its permitted successors and assigns; (viii) references to an “Article”, “Section”, “Clause” or “Exhibit” refer to an Article of, a Section or Clause of, or an Exhibit to, this Agreement; (ix) words importing the masculine gender include the feminine or neuter and, in each case, vice versa; and (x) references to a Law include any amendment or modification to such Law and any rules or regulations issued thereunder, whether such amendment or modification is made, or issuance of such rules or regulations occurs, before or after the date of this Agreement.

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ARTICLE 2
REGISTRATION RIGHTS

Section 2.1             Demand Registration.

(a)           Request for Registration.  At any time and from time to time on or after the Lock-Up Release Date, the Sellers (or their permitted transferees) holding a majority-in-interest of the Registrable Securities may make a written demand for registration under the Securities Act of all or part of their respective Registrable Securities (such demand for registration, a “Demand Registration”).  Any Demand Registration shall specify the number of shares of Registrable Securities proposed to be sold and the intended method or methods of distribution thereof.  Each Demand Registration, other than one effected pursuant to Section 2.3, shall be subject to an aggregate price threshold of not less than $10,000,000.  Paramount will notify all other holders of Registrable Securities, if any, of the demand, and each holder of Registrable Securities who wishes to include all or a portion of such holder’s Registrable Securities in the Demand Registration (each such holder including shares of Registrable Securities in such registration, a “Demanding Holder”) shall so notify Paramount within 15 days after the receipt by the holder of the notice from Paramount.  Upon any such request, the Demanding Holders shall be entitled to have their Registrable Securities included in the Demand Registration, subject to Section 2.1(d) and the provisos set forth in Section 3.1(a).  Paramount shall not be obligated to effect more than an aggregate of two Demand Registrations under this Section 2.1(a) in respect of Registrable Securities.

(b)           Effective Registration.  A registration will not constitute a Demand Registration until the Registration Statement filed with the Commission with respect to such Demand Registration has been declared effective and Paramount has complied with all of its obligations under this Agreement with respect thereto; provided, however, that if, after such Registration Statement has been declared effective, the offering of Registrable Securities pursuant to a Demand Registration is interfered with by any stop order or injunction of the Commission or any other governmental agency or court, the Registration Statement with respect to such Demand Registration will be deemed not to have been declared effective, unless and until, (i) such stop order or injunction is removed, rescinded or otherwise terminated, and (ii) a majority-in-interest of the Demanding Holders thereafter elect to continue the offering; provided, further, that Paramount shall not be obligated to file a second Registration Statement until a Registration Statement that has been filed is counted as a Demand Registration or is terminated.

(c)           Underwritten Offering.  If a majority-in-interest of the Demanding Holders so elect and such holders so advise Paramount as part of their written demand for a Demand Registration, the offering of such Registrable Securities pursuant to such Demand Registration shall be in the form of an underwritten offering.  In such event, the right of any holder to include its Registrable Securities in such registration shall be conditioned upon such holder’s participation in such underwriting and the inclusion of such holder’s Registrable Securities in the underwriting to the extent provided herein.  All Demanding Holders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement in customary form with the Underwriter or Underwriters selected for such underwriting by a majority-in-interest of the holders initiating the Demand Registration; provided that such Underwriters are reasonably acceptable to Paramount.

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(d)           Reduction of Offering.  If the managing Underwriter or Underwriters for a Demand Registration that is to be an underwritten offering advises Paramount and the Demanding Holders in writing that the dollar amount or number of shares of Registrable Securities that the Demanding Holders desire to sell, taken together with all other shares of Common Stock or other securities that Paramount desires to sell and the shares of Common Stock, if any, as to which registration has been requested pursuant to written contractual piggy-back registration rights held by other stockholders of Paramount who desire to sell, exceeds the maximum dollar amount or maximum number of shares that can be sold in such offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of shares, as applicable, the “Maximum Number of Shares”), then Paramount shall include in such registration: (i) first, the Registrable Securities as to which Demand Registration has been requested by the Demanding Holders (pro rata in accordance with the number of shares that each such Person has requested be included in such registration, regardless of the number of shares held by each such Person (such proportion is referred to herein as “Pro Rata”)) that can be sold without exceeding the Maximum Number of Shares; (ii) second, to the extent that the Maximum Number of Shares has not been reached under the foregoing clause (i), the shares of Common Stock or other securities that Paramount desires to sell that can be sold without exceeding the Maximum Number of Shares; (iii) third, to the extent that the Maximum Number of Shares has not been reached under the foregoing clauses (i) and (ii), Other Registrable Securities and the shares of Common Stock or other securities registrable pursuant to the terms of the Unit Purchase Option issued to EarlyBirdCapital, Inc. or its designees in connection with Paramount’s initial public offering (the “Unit Purchase Option” and such registrable securities, the “Option Securities”) as to which “piggy-back” registration has been requested by the holders thereof, Pro Rata, that can be sold without exceeding the Maximum Number of Shares; and (iv) fourth, to the extent that the Maximum Number of Shares have not been reached under the foregoing clauses (i), (ii) and (iii), the shares of Common Stock or other securities for the account of other persons that Paramount is obligated to register pursuant to written contractual arrangements with such persons and that can be sold without exceeding the Maximum Number of Shares.

(e)           Withdrawal.  If a majority-in-interest of the Demanding Holders disapprove of the terms of any underwriting or are not entitled to include all of their Registrable Securities in any offering, such majority-in-interest of the Demanding Holders may elect to withdraw from such offering by giving written notice to Paramount and the Underwriter or Underwriters of their request to withdraw prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Demand Registration.  If the majority-in-interest of the Demanding Holders withdraws from a proposed offering relating to a Demand Registration, then such registration shall not count as a Demand Registration provided for in this Section 2.1.

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Section 2.2             Piggy-Back Registration.

(a)           Piggy-Back Rights.  If at any time on or after the Lock-Up Release Date Paramount proposes to file a Registration Statement under the Securities Act with respect to an offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into, equity securities, by Paramount for its own account or for stockholders of Paramount for their account (or by Paramount and by stockholders of Paramount including, without limitation, pursuant to Section 2.1), other than a Registration Statement (i) filed in connection with any employee stock option or other benefit plan, (ii) for an exchange offer or offering of securities solely to Paramount’s existing stockholders, (iii) for an offering of debt that is convertible into equity securities of Paramount or (iv) for a dividend reinvestment plan, then Paramount shall (x) give written notice of such proposed filing to the holders of Registrable Securities as soon as practicable but in no event less than 10 days before the anticipated filing date, which notice shall describe the amount and type of securities to be included in such offering, the intended method or methods of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, of the offering, and (y) offer to the holders of Registrable Securities in such notice the opportunity to register the sale of such number of shares of Registrable Securities as such holders may request in writing within five days following receipt of such notice (a “Piggy-Back Registration”).  Paramount shall cause such Registrable Securities to be included in such registration and shall use its best efforts to cause the managing Underwriter or Underwriters of a proposed underwritten offering to permit the Registrable Securities requested to be included in a Piggy-Back Registration on the same terms and conditions as any similar securities of Paramount and to permit the sale or other disposition of such Registrable Securities in accordance with the intended methods of distribution thereof.  All holders of Registrable Securities proposing to distribute their securities through a Piggy-Back Registration that involves an Underwriter or Underwriters shall enter into an underwriting agreement in customary form with the Underwriter or Underwriters selected for such Piggy-Back Registration.

(b)           Reduction of Offering.  If the managing Underwriter or Underwriters for a Piggy-Back Registration that is to be an underwritten offering advises Paramount and the holders of Registrable Securities in writing that the dollar amount or number of shares of Common Stock that Paramount desires to sell, taken together with shares of Common Stock, if any, as to which registration has been demanded pursuant to written contractual arrangements with persons other than the holders of Registrable Securities hereunder, the Registrable Securities as to which registration has been requested under this Section 2.2, and the shares of Common Stock, if any, as to which registration has been requested pursuant to the written contractual piggy-back registration rights of other stockholders of Paramount, exceeds the Maximum Number of Shares, then Paramount shall include in any such registration:

(i)            If the registration is undertaken for Paramount’s account: (A) first, the shares of Common Stock or other securities that Paramount desires to sell that can be sold without exceeding the Maximum Number of Shares; (B) second, to the extent that the Maximum Number of Shares has not been reached under the foregoing clause (A), the shares of Common Stock or other securities, if any, comprised of Registrable Securities, Option Securities and Other Registrable Securities as to which registration has been requested pursuant to the applicable written contractual piggy-back registration

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rights of such security holders, Pro Rata, that can be sold without exceeding the Maximum Number of Shares; and (C) third, to the extent that the Maximum Number of shares has not been reached under the foregoing clauses (A) and (B), the shares of Common Stock or other securities for the account of other persons that Paramount is obligated to register pursuant to written contractual piggy-back registration rights with such persons and that can be sold without exceeding the Maximum Number of Shares;

(ii)           If the registration is a “demand” registration undertaken at the demand of holders of Option Securities or Other Registrable Securities, (A) first, the shares of Common Stock or other securities for the account of the demanding persons, Pro Rata, that can be sold without exceeding the Maximum Number of Shares; (B) second, to the extent that the Maximum Number of Shares has not been reached under the foregoing clause (A), the shares of Common Stock or other securities that Paramount desires to sell that can be sold without exceeding the Maximum Number of Shares; (C) third, to the extent that the Maximum Number of Shares has not been reached under the foregoing clauses (A) and (B), the shares of Registrable Securities, Option Securities and Other Registrable Securities, Pro Rata, as to which registration has been requested, that can be sold without exceeding the Maximum Number of Shares; and (D) fourth, to the extent that the Maximum Number of Shares has not been reached under the foregoing clauses (A), (B) and (C), the shares of Common Stock or other securities for the account of other persons that Paramount is obligated to register pursuant to written contractual arrangements with such persons, that can be sold without exceeding the Maximum Number of Shares; and

(iii)          If the registration is a “demand” registration undertaken at the demand of persons other than either the holders of Registrable Securities, Other Registrable Securities or of Option Securities, (A) first, the shares of Common Stock or other securities for the account of the demanding persons that can be sold without exceeding the Maximum Number of Shares; (B) second, to the extent that the Maximum Number of Shares has not been reached under the foregoing clause (A), the shares of Common Stock or other securities that Paramount desires to sell that can be sold without exceeding the Maximum Number of Shares; (C) third, to the extent that the Maximum Number of Shares has not been reached under the foregoing clauses (A) and (B), collectively the shares of Common Stock or other securities comprised of Registrable Securities, Other Registrable Securities and Option Securities, Pro Rata, as to which registration has been requested pursuant to the terms hereof and of the Unit Purchase Option, as applicable, that can be sold without exceeding the Maximum Number of Shares; and (D) fourth, to the extent that the Maximum Number of Shares has not been reached under the foregoing clauses (A), (B) and (C), the shares of Common Stock or other securities for the account of other persons that Paramount is obligated to register pursuant to written contractual arrangements with such persons, that can be sold without exceeding the Maximum Number of Shares.

(c)           Withdrawal.  Any holder of Registrable Securities may elect to withdraw such holder’s request for inclusion of Registrable Securities in any Piggy-Back Registration by giving written notice to Paramount of such request to withdraw prior to the effectiveness of the Registration Statement.  Paramount (whether on its own determination or as the result of a

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withdrawal by persons making a demand pursuant to written contractual obligations) may withdraw a registration statement at any time prior to the effectiveness of the Registration Statement.  Notwithstanding any such withdrawal, Paramount shall pay all expenses incurred by the holders of Registrable Securities in connection with such Piggy-Back Registration as provided in Section 3.3.

Section 2.3             Registrations on Form S-3.  The holders of Registrable Securities may at any time and from time to time following the Lock-Up Release Date, request in writing that Paramount register the resale of any or all of such Registrable Securities on Form S-3 or any similar short-form registration that may be available at such time (“Form S-3”); provided, however, that Paramount shall not be obligated to effect such request through an underwritten offering.  Upon receipt of such written request, Paramount will promptly give written notice of the proposed registration to all other holders of Registrable Securities and to such other persons to whom Paramount has granted Registration Rights, and, as soon as practicable thereafter, effect the registration of all or such portion of such holder’s or holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities or other securities of Paramount, if any, of any other holder or holders joining in such request as are specified in a written request given within 15 days after receipt of such written notice from Paramount; provided, however, that Paramount shall not be obligated to effect any such registration pursuant to this Section 2.3: (i) if Form S-3 is not available for such offering; or (ii) if the holders of the Registrable Securities, together with the holders of any other securities of Paramount entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at any aggregate price to the public of less than $500,000.  Registrations effected pursuant to this Section 2.3 shall not be counted as Demand Registrations effected pursuant to Section 2.1.

ARTICLE 3
REGISTRATION PROCEDURES

Section 3.1             Filings; Information.  Whenever Paramount is required to effect the registration of any Registrable Securities pursuant to Article 2, Paramount shall use its best efforts to effect the registration and sale of such Registrable Securities in accordance with the intended methods of distribution thereof as expeditiously as practicable, and in connection with any such request:

(a)           Filing Registration Statement.  Paramount shall, as expeditiously as possible and in any event within 60 days after receipt of a request for a Demand Registration pursuant to Section 2.1, prepare and file with the Commission a Registration Statement on any form for which Paramount then qualifies or that counsel for Paramount shall deem appropriate and which form shall be available for the sale of all Registrable Securities to be registered thereunder in accordance with the intended methods of distribution thereof, and shall use its best efforts to cause such Registration Statement to become and remain effective for the period required by Section 3.1(c); provided, however, that Paramount shall have the right to defer any Demand Registration for up to 30 days, and any Piggy-Back Registration for such period as may be applicable to deferment of any demand registration to which such Piggy-Back Registration relates, in each case if Paramount shall furnish to the holders a certificate signed by the Chief Executive Officer or President of Paramount stating that, in the good faith judgment of the Board

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of Directors of Paramount, it would be materially detrimental to Paramount and its stockholders for such Registration Statement to be effected at such time; provided further that Paramount shall not have the right to exercise the right set forth in the immediately preceding proviso more than once in any 365-day period in respect of a Demand Registration hereunder.

(b)           Copies.  Paramount shall, prior to filing a Registration Statement or prospectus, or any amendment or supplement thereto, furnish without charge to the holders of Registrable Securities included in such registration, and such holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the prospectus included in such Registration Statement (including each preliminary prospectus), and such other documents as the holders of Registrable Securities included in such registration or legal counsel for any such holders may request in order to facilitate the disposition of the Registrable Securities owned by such holders.

(c)           Amendments and Supplements.  Paramount shall prepare and file with the Commission such amendments, including post-effective amendments, and supplements to such Registration Statement and the prospectus used in connection therewith as may be necessary to keep such Registration Statement effective and in compliance with the provisions of the Securities Act until all Registrable Securities and other securities covered by such Registration Statement have been disposed of in accordance with the intended methods of distribution set forth in such Registration Statement (which period shall not exceed the sum of 180 days plus any period during which any such disposition is interfered with by any stop order or injunction of the Commission or any governmental agency or court) or such securities have been withdrawn.

(d)           Notification.  After the filing of a Registration Statement, Paramount shall promptly, and in no event more than two Business Days after such filing, notify the holders of Registrable Securities included in such Registration Statement of such filing, and shall further notify such holders promptly and confirm such advice in writing in all events within two Business Days of the occurrence of any of the following: (i) when such Registration Statement becomes effective; (ii) when any post-effective amendment to such Registration Statement becomes effective; (iii) the issuance or threatened issuance by the Commission of any stop order (and Paramount shall take all actions required to prevent the entry of such stop order or to remove it if entered); and (iv) any request by the Commission for any amendment or supplement to such Registration Statement or any prospectus relating thereto or for additional information or of the occurrence of an event requiring the preparation of a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of the securities covered by such Registration Statement, such prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and promptly make available to the holders of Registrable Securities included in such Registration Statement any such supplement or amendment; except that before filing with the Commission a Registration Statement or prospectus or any amendment or supplement thereto, including documents incorporated by reference, Paramount shall furnish to the holders of Registrable Securities included in such Registration Statement and to the legal counsel for any such holders, copies of all such documents proposed to be filed sufficiently in advance of filing to provide such holders and legal counsel with a reasonable opportunity to review such documents and comment thereon, and Paramount shall not file any Registration

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Statement or prospectus or amendment or supplement thereto, including documents incorporated by reference, to which such holders or their legal counsel shall object.

(e)           State Securities Laws Compliance.  Paramount shall use its best efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other Governmental Authorities as may be necessary by virtue of the business and operations of Paramount and do any and all other acts and things that may be necessary or advisable to enable the holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that Paramount shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this paragraph or subject itself to taxation in any such jurisdiction.

(f)            Agreements for Disposition.  Paramount shall enter into customary agreements (including, if applicable, an underwriting agreement in customary form) and take such other actions as are reasonably required in order to expedite or facilitate the disposition of such Registrable Securities.  The representations, warranties and covenants of Paramount in any underwriting agreement that are made to or for the benefit of any Underwriters, to the extent applicable, shall also be made to and for the benefit of the holders of Registrable Securities included in such registration statement.  No holder of Registrable Securities included in such registration statement shall be required to make any representations or warranties in the underwriting agreement except, if applicable, with respect to such holder’s organization, good standing, authority, title to Registrable Securities, lack of conflict of such sale with such holder’s material agreements and organizational documents, and with respect to written information relating to such holder that such holder has furnished in writing expressly for inclusion in such Registration Statement.

(g)           Cooperation.  The principal executive officer of Paramount, the principal financial officer of Paramount, the principal accounting officer of Paramount and all other officers and members of the management of Paramount shall cooperate fully in any offering of Registrable Securities hereunder, which cooperation shall include, without limitation, the preparation of the Registration Statement with respect to such offering and all other offering materials and related documents, and participation in meetings with Underwriters, attorneys, accountants and potential investors.

(h)           Records.  Paramount shall make available for inspection by the holders of Registrable Securities included in such Registration Statement, any Underwriter participating in any disposition pursuant to such registration statement and any attorney, accountant or other professional retained by any holder of Registrable Securities included in such Registration Statement or any Underwriter, all financial and other records, pertinent corporate documents and properties of Paramount, as shall be necessary to enable them to exercise their due diligence responsibility, and cause Paramount’s officers, directors and employees to supply all information requested by any of them in connection with such Registration Statement.

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(i)            Opinions and Comfort Letters.  Paramount shall furnish to each holder of Registrable Securities included in any Registration Statement a signed counterpart, addressed to such holder, of (i) any opinion of counsel to Paramount delivered to any Underwriter and (ii) any comfort letter from Paramount’s independent public accountants delivered to any Underwriter.  In the event no legal opinion is delivered to any Underwriter, Paramount shall furnish to each holder of Registrable Securities included in such Registration Statement, at any time that such holder elects to use a prospectus, an opinion of counsel to Paramount to the effect that the Registration Statement containing such prospectus has been declared effective and that no stop order is in effect.

(j)            Earnings Statement.  Paramount shall comply with all applicable rules and regulations of the Commission and the Securities Act, and make available to its stockholders, as soon as practicable, an earnings statement covering a period of 12 months, beginning within three months after the effective date of the registration statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder.

(k)           Listing.  Paramount shall use its best efforts to cause all Registrable Securities included in any registration to be listed on such exchanges or otherwise designated for trading in the same manner as similar securities issued by Paramount are then listed or designated or, if no such similar securities are then listed or designated, in a manner satisfactory to the holders of a majority of the Registrable Securities included in such registration.

(l)            Stop Orders.  Paramount shall use its reasonable best efforts to prevent the issuance of any order suspending the effectiveness of a registration statement, and if one is issued immediately notify each selling holder of the receipt of such notice and use its reasonable best efforts to obtain the withdrawal of any order suspending the effectiveness of a registration statement at the earliest possible moment.

(m)          Incorporate.  Paramount shall if requested by the Underwriter, any selling holder, or such selling holder’s counsel, promptly incorporate in a prospectus supplement or post-effective amendment such information as such person reasonably requests to be included therein with respect to the selling holder or the securities being sold, including, without limitation, with respect to the securities being sold by such selling holder to such underwriter or underwriters, the purchase price being paid therefor by such Underwriter or Underwriters and with respect to any other terms of an underwritten offering of the securities to be sold in such offering, and promptly make all required filings of such prospectus supplement or post-effective amendment.

Section 3.2             Obligation to Suspend Distribution.  Upon receipt of any notice from Paramount of the happening of any event of the kind described in Section 3.1(d)(iv), or, in the case of a resale registration on Form S-3 pursuant to Section 2.3 hereof, upon any suspension by Paramount, pursuant to a written insider trading compliance program adopted by Paramount’s Board of Directors, of the ability of all “insiders” covered by such program to transact in Paramount’s securities because of the existence of material non-public information, each holder of Registrable Securities included in any registration shall immediately discontinue disposition of such Registrable Securities pursuant to the Registration Statement covering such Registrable Securities until such holder receives the supplemented or amended prospectus contemplated by

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 Section 3.1(d)(iv) or, if such holder is an “insider,” the restriction on the ability of “insiders” to transact in Paramount’s securities is removed, as applicable, and, if so directed by Paramount, each such holder will deliver to Paramount all copies, other than permanent file copies then in such holder’s possession, of the most recent prospectus covering such Registrable Securities at the time of receipt of such notice.

Section 3.3             Registration Expenses.  Paramount shall bear all costs and expenses incurred in connection with any Demand Registration pursuant to Section 2.1, any Piggy-Back Registration pursuant to Section 2.2, and any registration on Form S-3 effected pursuant to Section 2.3, and all expenses incurred in performing or complying with its other obligations under this Agreement, whether or not the Registration Statement becomes effective, including, without limitation: (i) all registration and filing fees; (ii) fees and expenses of compliance with securities or “blue sky” laws (including fees and disbursements of counsel in connection with blue sky qualifications of the Registrable Securities); (iii) printing expenses; (iv) Paramount’s internal expenses (including, without limitation, all salaries and expenses of its officers and employees); (v) the fees and expenses incurred in connection with the listing of the Registrable Securities as required by Section 3.1(k); (vi) National Association of Securities Dealers, Inc. fees; (vii) fees and disbursements of counsel for Paramount and fees and expenses for independent certified public accountants retained by Paramount (including the expenses or costs associated with the delivery of any opinions or comfort letters requested pursuant to Section 3.1(i)); (viii) the fees and expenses of any special experts retained by Paramount in connection with such registration and (ix) the fees and expenses of one legal counsel selected by the holders of a majority-in-interest of the Registrable Securities included in such registration.  Paramount shall have no obligation to pay any underwriting discounts or selling commissions attributable to the Registrable Securities being sold by the holders thereof, which underwriting discounts or selling commissions shall be borne by such holders.  Additionally, in an underwritten offering, all selling stockholders and Paramount shall bear the expenses of the Underwriter pro rata in proportion to the respective amount of shares each is selling in such offering.

Section 3.4             Information.  The holders of Registrable Securities shall provide such information as may reasonably be requested by Paramount, or the managing Underwriter, if any, in connection with the preparation of any Registration Statement, including amendments and supplements thereto, in order to effect the registration of any Registrable Securities under the Securities Act pursuant to Section 2 and in connection with Paramount’s obligation to comply with federal and applicable state securities laws.

ARTICLE 4
INDEMNIFICATION AND CONTRIBUTION

Section 4.1             Indemnification by Paramount.  Paramount agrees to indemnify and hold harmless each Seller and each other holder of Registrable Securities, if any, and each of its and their respective officers, employees, affiliates, directors, partners, members, attorneys and agents, and each person, if any, who controls a Seller and each other holder of Registrable Securities (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) (each, a “ChemRx Indemnified Party”), from and against any expenses, losses, judgments, claims, damages or liabilities, whether joint or several, arising out of or based upon any untrue

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statement (or allegedly untrue statement) of a material fact contained in any Registration Statement under which the sale of such Registrable Securities was registered under the Securities Act, any preliminary prospectus, final prospectus or summary prospectus contained in the Registration Statement, or any amendment or supplement to such Registration Statement, or arising out of or based upon any omission (or alleged omission) to state a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation by Paramount of the Securities Act or any rule or regulation promulgated thereunder applicable to Paramount and relating to action or inaction required of Paramount in connection with any such registration; and Paramount shall promptly reimburse the ChemRx Indemnified Party for any legal and any other expenses reasonably incurred by such ChemRx Indemnified Party in connection with investigating and defending any such expense, loss, judgment, claim, damage, liability or action; provided, however, that Paramount will not be liable in any such case to the extent that any such expense, loss, claim, damage or liability arises out of or is based upon any untrue statement or allegedly untrue statement or omission or alleged omission made in such Registration Statement, preliminary prospectus, final prospectus, or summary prospectus, or any such amendment or supplement, in reliance upon and in conformity with information furnished to Paramount, in writing, by such selling holder expressly for use therein.  Paramount also shall indemnify any Underwriter of Registrable Securities, their officers, affiliates, directors, partners, members and agents and each person who controls such Underwriter on substantially the same basis as that of the indemnification provided above in this Section 4.1.

Section 4.2             Indemnification by Holders of Registrable Securities.  Each selling holder of Registrable Securities will, in the event that any registration is being effected under the Securities Act pursuant to this Agreement of any Registrable Securities held by such selling holder, indemnify and hold harmless Paramount and its directors and officers and each Underwriter (if any), and each other selling holder and each other person, if any, who controls another selling holder or such underwriter within the meaning of the Securities Act, against any losses, claims, judgments, damages or liabilities, whether joint or several, to the extent such losses, claims, judgments, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or allegedly untrue statement of a material fact contained in any Registration Statement under which the sale of such Registrable Securities was registered under the Securities Act, any preliminary prospectus, final prospectus or summary prospectus contained in the Registration Statement, or any amendment or supplement to the Registration Statement, or arise out of or are based upon any omission or the alleged omission to state a material fact required to be stated therein or necessary to make the statement therein not misleading, if the statement or omission was made in reliance upon and in conformity with information furnished in writing to Paramount by such selling holder expressly for use therein, and shall reimburse Paramount, its directors and officers, and each other selling holder or controlling person for any legal or other expenses reasonably incurred by any of them in connection with investigation or defending any such loss, claim, damage, liability or action.  Each selling holder’s indemnification obligations hereunder shall be several and not joint and shall be limited to the amount of any net proceeds actually received by such selling holder.

Section 4.3             Conduct of Indemnification Proceedings.  Promptly after receipt by any person of any notice of any loss, claim, damage or liability or any action in respect of which indemnity may be sought pursuant to Section 4.1 or 4.2, such person (the “Indemnified Party”) shall, if a claim in respect thereof is to be made against any other person for

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indemnification hereunder, notify such other person (the “Indemnifying Party”) in writing of the loss, claim, judgment, damage, liability or action; provided, however, that the failure by the Indemnified Party to notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability that the Indemnifying Party may have to such Indemnified Party hereunder, except and solely to the extent the Indemnifying Party is actually prejudiced by such failure.  If the Indemnified Party is seeking indemnification with respect to any claim or action brought against the Indemnified Party, then the Indemnifying Party shall be entitled to participate in such claim or action, and, to the extent that it wishes, jointly with all other Indemnifying Parties, to assume control of the defense thereof with counsel satisfactory to the Indemnified Party.  After notice from the Indemnifying Party to the Indemnified Party of its election to assume control of the defense of such claim or action, the Indemnifying Party shall not be liable to the Indemnified Party for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof other than reasonable costs of investigation; provided, however, that in any action in which both the Indemnified Party and the Indemnifying Party are named as defendants, the Indemnified Party shall have the right to employ separate counsel (but no more than one such separate counsel) to represent the Indemnified Party and its controlling persons who may be subject to liability arising out of any claim in respect of which indemnity may be sought by the Indemnified Party against the Indemnifying Party, with the fees and expenses of such counsel to be paid by such Indemnifying Party if, based upon the written opinion of counsel of such Indemnified Party, representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them.  No Indemnifying Party shall, without the prior written consent of the Indemnified Party, consent to entry of judgment or effect any settlement of any claim or pending or threatened proceeding in respect of which the Indemnified Party is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party, unless such judgment or settlement includes an unconditional release of such Indemnified Party from all liability arising out of such claim or proceeding.

Section 4.4             Contribution.  (a) If the indemnification provided for in the foregoing Sections 4.1, 4.2 and 4.3 is unavailable to any Indemnified Party in respect of any loss, claim, damage, liability or action referred to herein, then each such Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, claim, damage, liability or action in such proportion as is appropriate to reflect the relative fault of the Indemnified Parties and the Indemnifying Parties in connection with the actions or omissions that resulted in such loss, claim, damage, liability or action, as well as any other relevant equitable considerations.  The relative fault of any Indemnified Party and any Indemnifying Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such Indemnified Party or such Indemnifying Party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

(b)           The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 4.4 were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in the immediately preceding Section.

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(c)           The amount paid or payable by an Indemnified Party as a result of any loss, claim, damage, liability or action referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other expenses incurred by such Indemnified Party in connection with investigating or defending any such action or claim.  Notwithstanding the provisions of this Section 4.4, no holder of Registrable Securities shall be required to contribute any amount in excess of the dollar amount of the net proceeds (after payment of any underwriting fees, discounts, commissions or taxes) actually received by such holder from the sale of Registrable Securities that gave rise to such contribution obligation.  No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

ARTICLE 5
UNDERWRITING AND DISTRIBUTION

Section 5.1             Rule 144.  Paramount covenants that it shall file any reports required to be filed by it under the Securities Act and the Exchange Act and shall take such further action as the holders of Registrable Securities may reasonably request, all to the extent required from time to time to enable such holders to sell Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 under the Securities Act, as such Rules may be amended from time to time, or any similar Rule or regulation hereafter adopted by the Commission.

ARTICLE 6
MISCELLANEOUS

Section 6.1             Other Registration Rights.  Paramount represents and warrants that (a) except with respect to the Option Securities and the Other Registrable Securities or as disclosed in the Paramount SEC Documents, no person, other than a holder of the Registrable Securities, has any right to require Paramount to register any shares of Paramount’s capital stock for sale or to include shares of Paramount’s capital stock in any registration filed by Paramount for the sale of shares of capital stock for its own account or for the account of any other person, and (b) the obligations of Paramount under this agreement, and the performance thereof by Paramount, do not conflict with or result in a breach or other violation of any other contract, agreement, commitment or undertaking of Paramount.

Section 6.2             Assignment; No Third Party Beneficiaries.  This Agreement and the rights, duties and obligations of Paramount hereunder may not be assigned or delegated by Paramount in whole or in part.  This Agreement and the rights, duties and obligations of the holders of Registrable Securities hereunder may be freely assigned or delegated by such holder of Registrable Securities in conjunction with and to the extent of any transfer of the Registrable Securities held by any such holder; provided that such transfer is made in accordance with the terms of the Stock Purchase Agreement, the Voting Agreement (as defined in the Stock Purchase Agreement) and applicable Law.  This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and their respective successors and the permitted assigns.  This Agreement is not intended to confer any rights or benefits on any persons that are not party hereto other than as expressly set forth in Article 4 and this Section 6.2.

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Section 6.3             Notices. All notices, requests, claims, demands, waivers and other communications under this Agreement shall be in writing and shall be by facsimile, courier services or personal delivery to the following addresses, or to such other addresses as shall be designated from time to time by a party in accordance with this Section 6.3:

if to Paramount:

Paramount Acquisition Corp.
787 7th Avenue
48th Floor
New York, NY 10019
Attention: J. Jay Lobell
Facsimile: (212) 580-0801

with a copy to:

Covington & Burling LLP
The New York Times Building

620 Eighth Avenue
New York, New York 10018
Attention: Stephen A. Infante
Facsimile: (212) 841-1010

if to a Seller:

The addresses set forth on Exhibit A hereto

with a copy to:

Troutman Sanders LLP

The Chrysler Building

405 Lexington Avenue

New York, NY

Facsimile: (212) 704-5984 and (212) 704-5948

Attention: Richard Ackerman, Esq. and Timothy I. Kahler, Esq.

All notices and communications under this Agreement shall be deemed to have been duly given (x) when delivered by hand, if personally delivered, (y) one Business Day after when delivered to a courier, if delivered by commercial one-day overnight courier service or (z) when sent, if sent by facsimile, with an acknowledgment of sending being produced by the sending facsimile machine.

Section 6.4             Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party.  Upon such determination that any term or other

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provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

Section 6.5             Entire Agreement.  This Agreement, including the annexes hereto and the other agreements and documents referenced herein or contemplated hereby (including the Transaction Agreements), constitutes the entire agreement and understanding of the parties hereto with respect to the matters herein set forth, and all prior negotiations and understandings relating to the subject matter of this Agreement are merged herein and are superseded and canceled by this Agreement.

Section 6.6             Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto.

Section 6.7             Amendments; Waiver.  Amendments to this Agreement may be made from time to time, provided, however, that no amendment, modification or waiver of this Agreement or any provision hereof shall be valid or effective unless in writing and signed by the parties hereto.  No consent to, or waiver, discharge or release (each, a “Waiver”) of, any provision of or breach under this Agreement shall be valid or effective unless in writing and signed by the party giving such Waiver, and no specific Waiver shall constitute a Waiver with respect to any other provision or breach, whether or not of similar nature.  Failure on the part of any party hereto to insist in any instance upon strict, complete and timely performance by another party hereto of any provision of or obligation under this Agreement shall not constitute a Waiver by such party of any of its rights under this Agreement or otherwise.

Section 6.8             Governing Law; Jurisdiction; Venue; Service Of Process; Waiver of Jury Trial.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.  Each party hereto irrevocably submits to the exclusive jurisdiction of (a) the Supreme Court of the State of New York, New York County and (b) the United States District Court for the Southern District of New York for the purposes of any suit, action or other proceeding arising out of this Agreement, any of the other Transaction Agreements or any transaction contemplated hereby and thereby.  Each party agrees to commence any action, suit or proceeding relating hereto in the United States District Court for the Southern District of New York or if such suit, action or other proceeding may not be brought in such court for jurisdictional reasons, in the Supreme Court of the State of New York, New York County.  Each party further agrees that service of any process, summons, notice or document in any of the manners set forth in Section 6.3 shall be effective service of process for any action, suit or proceeding in New York with respect to any matters to which it has submitted to jurisdiction in this Section 6.8.  Each party irrevocably and unconditionally

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waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement, the other Transaction Agreements and the transactions contemplated hereby or thereby in (i) the Supreme Court of the State of New York, New York County or (ii) the United States District Court for the Southern District of New York, and hereby further irrevocably and unconditionally waives, and shall not assert by way of motion, defense, or otherwise, in any such Legal Proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Legal Proceeding is brought in an inconvenient forum, that the venue of the Legal Proceeding is improper, or that this Agreement may not be enforced in or by any of the above-named courts.  Each Party irrevocably and unconditionally waives any right to trial by jury with respect to any Legal Proceeding relating to or arising out of this Agreement or any of the transactions contemplated hereby.

Section 6.9             Remedies Cumulative.  In the event that Paramount fails to observe or perform any covenant or agreement to be observed or performed under this Agreement, each Seller or any other holder of Registrable Securities may proceed to protect and enforce its rights by suit in equity or action at law, whether for specific performance of any term contained in this Agreement or for an injunction against the breach of any such term or in aid of the exercise of any power granted in this Agreement or to enforce any other legal or equitable right, or to take any one or more of such actions, without being required to post a bond.  None of the rights, powers or remedies conferred under this Agreement shall be mutually exclusive, and each such right, power or remedy shall be cumulative and in addition to any other right, power or remedy, whether conferred by this Agreement or now or hereafter available at law, in equity, by statute or otherwise.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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IN WITNESS WHEREOF, the parties have caused this Registration Rights Agreement to be executed and delivered by their duly authorized representatives as of the date first written above.

PARAMOUNT ACQUISITION CORP.

By:
Name:
Title:

JERRY SILVA

JERRY SILVA
JERRY SILVA, AS LIFE TENANT,
AND STEVEN SILVA, AS REMAINDERMAN

Jerry Silva

Steven Silva

THE JODY R. SILVA TRUST
By:
Name:
Title:

[SIGNATURE PAGE TO REGISTRATION RIGHTS AGREEMENT]

EXHIBIT A

[List Sellers and Addresses]

EXHIBIT C TO

STOCK PURCHASE AGREEMENT

VOTING AGREEMENT, dated as of [        ], 2007 (this “Agreement”), among the persons listed under the caption “Chem Rx Group” on the signature page hereto (the “Chem Rx Group”), the persons listed under the caption “Paramount Group” on the signature page hereto (the “Paramount Group”), and Paramount Acquisition Corp., a Delaware corporation (“Paramount”).

As of June 1, 2007, each of Paramount, B.J.K. Inc., a New York corporation (the “Company”), and the Stockholders who are members of the Chem Rx Group entered into a stock purchase agreement (the “Stock Purchase Agreement”) that provides, among other things, for the purchase by Paramount of all of the outstanding capital stock of the Company from the Stockholders who are members of the Chem Rx Group (the “Transaction”) for cash and shares of the common stock of Paramount, par value $0.0001 per share (“Paramount Common Stock”).  Each of the Chem Rx Group and the Paramount Group is sometimes referred to herein as a “Group” and the persons who are members of either the Chem Rx Group or the Paramount Group are sometimes referred to herein as “Stockholders.”  Capitalized terms used in this Agreement and not otherwise defined herein have the meanings given to them in the Stock Purchase Agreement.

As of the date hereof, each of the Stockholders who is a member of the Paramount Group owns beneficially and of record certain shares of Paramount Common Stock.

As a condition to the closing of the Transaction, the Stockholders and the Company have agreed to enter into this Agreement.

NOW, THEREFORE, in consideration of the premises and of the mutual agreements and covenants set forth herein and in the Stock Purchase Agreement, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

Section 1.               Vote in Favor of Directors.  (a)  During the term of this agreement, each Stockholder, solely in his capacity as a stockholder of Paramount, agrees that at any meeting of the stockholders of Paramount, however called, and in any written action by consent of stockholders of Paramount, such Stockholder shall cause all shares of Paramount Common Stock then owned by him or his Affiliates to be voted in favor of the election and re-election of the following persons as directors of Paramount:

(i)            two persons, each of whom shall be designees of the Chem Rx Group, with both such designees to stand for election in 2010 as Class C directors in accordance with the terms of the Paramount Charter, and who shall initially be Jerry Silva and Steven Silva (together, the “Chem Rx Directors”);

(ii)           two persons, each of whom shall be designees of the Paramount Group, with both of such designees to stand for election in 2009 as Class B directors in accordance with the terms of the Paramount Charter, and who shall initially be [        ] and [        ] (together, the “Paramount Directors”);

(iii)          three persons, each of whom shall be mutually designated by the Chem Rx Group and Paramount Group and each of whom shall, at all times, be “independent” within the meaning of the Nasdaq rules or the rules of such other principal stock exchange or trading market (the “Principal Market”) for the Paramount Common Stock (an “Independent Director”), with all of such designees to stand for election in 2008 as Class A directors in accordance with the terms of the Paramount Charter; and

(iv)          if at any time during the term of this Agreement the rules of the Principal Market require that a majority of the Board of Directors of Paramount consist of Independent Directors and the Board of Directors then consists of fewer than a majority of Independent Directors, two additional persons, each of whom shall qualify as an Independent Director, mutually designated by the Paramount Directors and the Chem Rx Directors, with one such designee classified as a Class C director and one such designee classified as a Class B director, in each case in accordance with the terms of the Paramount Charter.

(b)           Any director designee may be removed from the Board of Directors in the manner allowed by applicable Law and the Paramount Charter and the Paramount Bylaws except that each Stockholder agrees that he, she or it will not, as a stockholder, vote for the removal of any director who is a member of the Group of which such Stockholder is not a member, except upon the express written direction of each of the members of the Group of which such Stockholder is not a member.  If a Chem Rx Director or a Paramount Director is removed or resigns from office, the remaining directors of the Group of which the vacating director is a member shall be entitled to appoint the successor.

(c)           During the term of this Agreement, each Stockholder shall not enter into any agreement or understanding with any Person to vote or give instructions in any manner inconsistent with Section 1(a).

Section 2.               Obligations of Paramount. Paramount shall take all necessary and desirable actions within its control during the term of this Agreement to provide for the Paramount Board of Directors to be composed of seven members and to enable the election to the Board of Directors of the persons designated pursuant to Section 1.1; provided, however, that if at any time during the term of this Agreement the rules of the Principal Market require that a majority of the Board of Directors of Paramount consist of Independent Directors and the Board then consists of fewer than a majority of Independent Directors, then Paramount shall take all necessary and desirable actions within its control during the term of this Agreement to provide for the Paramount Board of Directors to be composed of nine members.

Section 3.               Obligations as Director and/or Officer. Nothing in this agreement shall be deemed to limit or restrict any director or officer of Paramount from acting in his or her capacity as such director or officer or from exercising his or her fiduciary duties and responsibilities, it being agreed and understood that this agreement shall apply to each Stockholder solely in his or her capacity as a stockholder of Paramount and shall not apply to his or her actions, judgments or decisions as a director or officer of Paramount if he or she is such a director or officer.

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Section 4.               Transfer of Shares. Nothing in this Agreement shall serve to prohibit or restrict any Stockholder from selling, pledging or otherwise transferring any shares of Paramount Common Stock; provided, however, that if a member of either Group desires to transfer his, her or its shares of Paramount Common Stock, other than in a public sale, executed by a broker, to a person the identity of whom is unknown to the selling member of the Group, it shall be a condition to such transfer that the transferee agree to be bound by the provisions of this Agreement.

Section 5.               Term of Agreement.  The term of this Agreement shall extend from the date hereof and shall terminate immediately following the annual meeting of stockholders that occurs during 2008.

Section 6.               Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

Section 7.               Notices.  (a)  All notices, requests, claims, demands, waivers and other communications under this Agreement shall be in writing and shall be by facsimile, courier services or personal delivery to the following addresses, or to such other addresses as shall be designated from time to time by a party in accordance with this Section 7:

if to Paramount:

Paramount Acquisition Corp.

787 7th Avenue, 48th Floor

New York, NY 10019

Attention: J. Jay Lobell

Facsimile: (212) 580-0801

with a copy to:

Covington & Burling LLP

The New York Times Building

620 Eighth Avenue

New York, NY 10018

Attention: Stephen A. Infante, Esq.

Facsimile: (646) 441-9039

and if to any Stockholder at the address or facsimile number set forth on Schedule A (or in each case at such other address or facsimile number for such party as shall be specified by notice given in accordance with the provisions hereof).

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(b)           All notices and communications under this Agreement shall be deemed to have been duly given (x) when delivered by hand, if personally delivered, (y) one Business Day after when delivered to a courier, if delivered by commercial one-day overnight courier service or (z) when sent, if sent by facsimile, with an acknowledgment of sending being produced by the sending facsimile machine.

Section 8.               Entire Agreement.  This Agreement, including Schedule A hereto, and the Stock Purchase Agreement, constitute the entire agreement and understanding of the parties hereto with respect to the matters herein set forth, and supersedes all prior agreements and understandings, both written and oral, with respect to the maters contemplated hereby.

Section 9.               Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto.

Section 10.             Amendments; Waiver.  Amendments to this Agreement may be made from time to time, provided, however, that no amendment, modification or waiver of this Agreement or any provision hereof shall be valid or effective unless in writing and signed by each and every Stockholder.  No consent to, or waiver, discharge or release (each, a “Waiver”) of, any provision of or breach under this Agreement shall be valid or effective unless in writing and signed by the party giving such Waiver, and no specific Waiver shall constitute a Waiver with respect to any other provision or breach, whether or not of similar nature.  Failure on the part of any party hereto to insist in any instance upon strict, complete and timely performance by another party hereto of any provision of or obligation under this Agreement shall not constitute a Waiver by such party of any of its rights under this Agreement or otherwise.

Section 11.             Governing Law; Jurisdiction; Venue; Service Of Process; Waiver of Jury Trial.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.  Each party hereto irrevocably submits to the exclusive jurisdiction of (a) the Supreme Court of the State of New York, New York County and (b) the United States District Court for the Southern District of New York for the purposes of any suit, action or other proceeding arising out of this Agreement, any of the other Transaction Agreements or any transaction contemplated hereby and thereby.  Each party agrees to commence any action, suit or proceeding relating hereto in the United States District Court for the Southern District of New York or if such suit, action or other proceeding may not be brought in such court for jurisdictional reasons, in the Supreme Court of the State of New York, New York County.  Each party further agrees that service of any process, summons, notice or document in any of the manners set forth in Section 4 shall be effective service of process for any action, suit or proceeding in New York with respect to any matters to which it has submitted to jurisdiction in this Section 8.  Each party irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement, the other Transaction Agreements and the transactions contemplated hereby or thereby in (i) the Supreme Court of the State of New York, New York County or (ii) the United States District Court for the Southern District of New York, and hereby further irrevocably and unconditionally waives, and shall not assert by way of motion, defense, or otherwise, in any such Legal

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Proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Legal Proceeding is brought in an inconvenient forum, that the venue of the Legal Proceeding is improper, or that this Agreement may not be enforced in or by any of the above-named courts.  Each party irrevocably and unconditionally waives any right to trial by jury with respect to any Legal Proceeding relating to or arising out of this Agreement o or any of the transactions contemplated hereby.

Section 12.             No Third-Party Beneficiaries.  This Agreement is for the sole benefit of the parties hereto and their permitted successors and assigns and nothing herein express or implied shall give or be construed to give to any Person, other than the parties hereto and such successors and assigns, any legal or equitable rights or remedies.

Section 13.             Assignment.  This Agreement is personal to the parties hereto and neither party may assign or transfer the rights accruing hereunder nor may performance of any duties by either party hereunder be delegated or assumed by any other Person or legal entity without the prior written consent of the other parties hereto.

Section 14.             Relationship.  This Agreement does not constitute any Stockholder, director, or any employee or agent of Paramount as the agent or legal manager of any Stockholder for any purpose whatsoever and no Stockholder, director, or any employee or agent of Paramount is granted hereby any right or authority to assume or to create any obligation or responsibility, express or implied, on behalf of or in the name of any Stockholder or to bind any Stockholder in any manner or thing whatsoever.

Section 15.             Equitable Remedies.  Each party acknowledges that no adequate remedy of law would be available for a breach of this Agreement, and that a breach of any of such Agreement by one party would irreparably injure the other parties and accordingly agrees that in the event of a breach of this Agreement, the respective rights and obligations of the parties hereunder shall be enforceable by specific performance, injunction or other equitable remedy (without bond or security being required), and each party waives the defense in any action and/or proceeding brought to enforce this Agreement that there exists an adequate remedy or that the other party is not irreparably injured.  Nothing in this Section 12 is intended to exclude the possibility of equitable remedies with respect to breaches of other sections of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

THE PARAMOUNT GROUP:

LINDSAY A. ROSENWALD

LINDSAY A. ROSENWALD 2000 FAMILY TRUSTS

By:
Name:
Title:

J. JAY LOBELL

I. KEITH MAHER

MICHAEL WEISER

ARIE BELLDEGRUN

ISAAC KIER

[SIGNATURE PAGE TO VOTING AGREEMENT]

THE CHEM RX GROUP:

JERRY SILVA

STEPHEN SILVA

THE JODY R. SILVA TRUST

By:
Name:
Title: Trustee

JERRY SILVA, AS LIFE TENANT,
AND STEVEN SILVA, AS REMAINDERMAN

JERRY SILVA

STEVEN SILVA

THE JERRY SILVA 2007 ANNUITY TRUST
r

By:
Name: Steven Silva
Title: Trustee

By:
Name: Jerry Silva
Title: Trustee

Schedule A

Stockholders

Name:	Address for Notices	Shares of Common Stock Owned

Jerry Silva

Stephen Silva

The Jody R. Silva Trust

Jerry Silva, As Life Tenant, And Steven Silva, As Remainderman

The Jerry Silva 2007 Annuity Trust

Lindsay A. Rosenwald

Lindsay A. Rosenwald 2000 Family Trusts

J. Jay Lobell

I. Keith Maher

Michael Weiser

Arie Belldegrun

Isaac Kier

EXHIBIT D TO

STOCK PURCHASE AGREEMENT

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

PARAMOUNT ACQUISITION CORP.

Paramount Acquisition Corp., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

1.             The name of this corporation is Paramount Acquisition Corp.  The original Certificate of Incorporation was filed in the office of the Secretary of State of the State of Delaware on June 1, 2005.

2.             This Amended and Restated Certificate of Incorporation was duly adopted by the directors and stockholders of the Corporation in accordance with the applicable provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware.

3.             This Amended and Restated Certificate of Incorporation restates and amends the original Certificate of Incorporation to read in its entirety as follows:

ARTICLE FIRST

The name of the corporation is Chem Rx Corporation (the “Corporation”).

ARTICLE SECOND

The registered office of the Corporation is to be located at 615 S. DuPont Hwy., City of Dover, County of Kent, State of Delaware 19901.  The name of its registered agent at such address is National Corporate Research Ltd.

ARTICLE THIRD

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware (the “GCL”).

ARTICLE FOURTH

(a)            Authorized Capital Stock.  The total number of shares of all classes of capital stock that the Corporation shall have the authority to issue is 151,000,000 shares, of which (i) 150,000,000 shares shall be common stock, par value $.0001 per share (the “Common Stock”), and (ii) 1,000,000 shares shall be preferred stock, par value $.0001 per share (the “Preferred Stock”).

(b)           Common Stock.

(i)             Voting Rights. At every meeting of the stockholders of the Corporation, every holder of Common Stock shall be entitled to one vote in person or by proxy for each share of Common Stock held in his or her name on the transfer books of the Corporation in connection with the election of directors and all other matters submitted to a vote of stockholders.

(ii)            Dividends and Distributions.  Subject to the preferences applicable to any series of Preferred Stock outstanding at any time and the provisions of this Clause (b)(ii), the holders of shares of Common Stock shall be entitled to receive such dividends and other distributions in cash, property or shares of stock of the Corporation as may be declared thereon by the Board of Directors of the Corporation (the “Board”) from time to time out of assets or funds of the Corporation legally available therefor.

(c)            Preferred Stock.  The Board is expressly granted authority to issue shares of Preferred Stock from time to time in one or more series, and to fix for each such series such voting powers, full or limited, and such designations, preferences and relative, participating, optional or other special rights, if any, and any such qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions adopted by the Board providing for the issuance of such series (a “Preferred Stock Designation”) and as may be permitted by the GCL.  The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then-outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors (the “Voting Stock”), voting together as a single class, without a separate vote of the holders of Preferred Stock, or any series thereof, unless a vote of any such holders is required pursuant to any Preferred Stock Designation.

(d)           Quorum.  At any meeting of stockholders, the presence in person or by proxy of the holders of shares entitled to cast a majority of all the votes that could be cast at such meeting by the holders of all of the outstanding shares of stock of the Corporation entitled to vote on every matter that is to be voted on at such meeting shall constitute a quorum.

ARTICLE FIFTH

(a)            The business and affairs of the Corporation shall be managed by the Board.  The number of directors shall be fixed from time to time by resolution adopted by affirmative vote of the majority of the Board, but shall not be fixed at a number less than three or more than ten.

(b)           The Board shall be divided into three classes: Class A, Class B and Class C.  The number of directors in each class shall be as nearly equal as possible.  From this date going forward, the directors in Class A shall be elected for a term expiring at the first annual meeting of stockholders, the directors in Class B shall be elected for a term expiring at the second annual meeting of stockholders and the directors in Class C shall be elected for a term expiring at the third annual meeting of stockholders.  Commencing at the first annual meeting of stockholders, and at each annual meeting thereafter, directors elected to succeed those directors

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whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election.

(c)           Except as the GCL may otherwise require or as otherwise provided by any Preferred Stock Designation, in the interim between annual meetings of stockholders or special meetings of stockholders called for the election of directors and/or the removal of one or more directors and the filling of any vacancy in that connection, newly created directorships resulting from any increase in the number of directors and any vacancies on the Board resulting from death, resignation, disqualification, removal or other cause shall be filled solely by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board.    Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his predecessor and shall hold office until such director’s successor shall have been duly elected and qualified.  If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional director of any class elected to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case will a decrease in the number of directors constituting the Board shall shorten the term of any incumbent director.

(d)           Notwithstanding the foregoing, whenever the holders of any one or more series of Preferred Stock issued by the Corporation shall have the right, voting separately as a series or separately as a class with one or more such other series, to elect directors at an annual or special meeting of stockholders, the election, term of office, removal, filling of vacancies and other features of such directorships shall be governed by the terms of this Certificate of Incorporation (including any Preferred Stock Designation) applicable thereto.

ARTICLE SIXTH

(a)           The Board shall have the power to adopt, amend or repeal the Bylaws of the Corporation in any manner not inconsistent with the laws of the State of Delaware or this Certificate of Incorporation.  Notwithstanding anything contained in this Certificate of Incorporation or any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any series of Preferred Stock required by law, by this Certificate of Incorporation or by any Preferred Stock Designation to the contrary, the affirmative vote of the holders of at least a majority of the total voting power of the Voting Stock shall be required for the stockholders to adopt, amend or repeal any provision of the Bylaws; provided, however, that, the affirmative vote of the holders of at least 75% in voting power of the Voting Stock shall be required in order for the stockholders to adopt, amend or repeal Article X of the Bylaws or to adopt any provision inconsistent therewith.

(b)           Notwithstanding anything contained in this Certificate of Incorporation or any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any series of Preferred Stock required by law, by this Certificate of Incorporation or by any Preferred Stock Designation to the contrary, the affirmative vote of the holders of at least a majority of the total voting power of the Voting Stock shall be required to alter, amend or repeal any provision of this Certificate of Incorporation;

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provided, however, that, the affirmative vote of the holders of at least 75% in voting power of the Voting Stock shall be required to alter, amend or repeal any provision of ARTICLE FIFTH, ARTICLE SIXTH and ARTICLE NINTH of this Certificate of Incorporation or to adopt any provision inconsistent therewith.

ARTICLE SEVENTH

Election of directors need not be by written ballot unless the Bylaws of the Corporation so provide.

ARTICLE EIGHTH

A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability: (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the GCL; or (iv) for any transaction from which the director derived an improper personal benefit.  If the GCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the GCL, as so amended.  Any repeal or modification of this provision shall be prospective only and shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

ARTICLE NINTH

(a)           Except as otherwise provided by any Preferred Stock Designation, any action required or permitted to be taken by stockholders may be effected only at a duly called annual or special meeting of stockholders and may not be effected by a written consent or consents by stockholders in lieu of such a meeting.

(b)           Except as otherwise required by law or provided by any Preferred Stock Designation, a special meeting of stockholders of the Corporation may be called only by the Chairman of the Board of the Corporation or the Board pursuant to a resolution approved by a majority of the entire Board.  Any other power of stockholders to call a special meeting specifically is denied.  No business other than that stated in the notice of the special meeting shall be transacted at any special meeting.

ARTICLE TENTH

(a)           Subject to ARTICLE TENTH, Clause (c), each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director, officer, employee or agent of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation, as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans maintained or sponsored by

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the Corporation, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent (such person hereinafter, a “Mandatory Indemnitee”), shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the GCL, as the same exists or may hereafter be amended, and such indemnification shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of his or her heirs, executors and administrators.  The right to indemnification conferred in this ARTICLE TENTH shall be a contract right.  The Corporation may, by action of the Board, provide indemnification to employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of directors and officers.

(b)           Subject to ARTICLE TENTH, Clause (c), with respect to any Mandatory Indemnitee, the Corporation shall pay the expenses (including attorneys’ fees) incurred by such person in defending any such proceeding in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that any advancement of expenses shall be made only upon receipt of an undertaking by such person to repay all amounts advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such person is not entitled to be indemnified for such expenses under this ARTICLE TENTH or otherwise.  The Corporation may, by action of the Board, advance expenses to employees and agents of the Corporation with the same scope and effect as the foregoing advancement of expenses to directors and officers.

(c)           Anything in ARTICLE TENTH, Clauses (a) and (b) to the contrary notwithstanding, and except as required by applicable law, with respect to a proceeding initiated against the Corporation by a director or officer of the Corporation other than a proceeding to enforce the provisions of this ARTICLE TENTH (whether initiated by such person in such capacity or in any other capacity, including as a director, officer, employee, or agent of another enterprise), the Corporation shall not be required to indemnify or to advance expenses (including attorneys’ fees) to such person in connection with prosecuting such proceeding (or part thereof) or in defending any counterclaim, cross-claim, affirmative defense, or like claim of the Corporation in such proceeding (or part thereof) unless such proceeding was authorized by the Board.

(d)           The right to indemnification conferred in this ARTICLE TENTH shall not be exclusive of any other right that any person may have or hereafter acquire under any statute, provision of this Certificate of Incorporation, Bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

(e)           The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the GCL.

(f)            Neither the amendment nor repeal of this ARTICLE TENTH shall eliminate or reduce the effect of this ARTICLE TENTH in respect of any matter occurring, or

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any cause of action, suit or claim that, but for this ARTICLE TENTH would accrue or arise, prior to such amendment or repeal.

ARTICLE ELEVENTH

Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under Section 291 of the GCL or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under Section 279 of the GCL, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs.  If a majority in number representing three fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholder, of this Corporation, as the case may be, and also on the Corporation.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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IN WITNESS WHEREOF, Paramount Acquisition Corp. has caused this Amended and Restated Certificate of Incorporation to be signed by [            ], its [       ] as of the [       ]day of [       ], 2007.

PARAMOUNT ACQUISITION CORP.

By:
Name:
Title:

[SIGNATURE PAGE TO AMENDED AND RESTATED CERTIFICATE OF INCORPORATION]

EXHIBIT E TO
STOCK PURCHASE AGREEMENT

AMENDED AND RESTATED
BYLAWS
OF
CHEM RX CORPORATION
(formerly Paramount Acquisition Corp.)

ARTICLE I
OFFICES

Section 1.1             Delaware Office.  The office of Chem Rx Corporation (the “Corporation”) within the State of Delaware shall be in the City of Dover, County of Kent.

Section 1.2             Other Offices.  The Corporation may also have an office or offices and keep the books and records of the Corporation, except as otherwise may be required by law, in such other place or places, either within or without the State of Delaware, as the Board of Directors of the Corporation (the “Board”) may from time to time determine or the business of the Corporation may require.

ARTICLE II
MEETINGS OF STOCKHOLDERS

Section 2.1             Place of Meetings.  All meetings of stockholders of the Corporation shall be held at the office of the Corporation in the State of Delaware or at such other place, within or without the State of Delaware, as may from time to time be fixed by the Board or specified or fixed in the respective notices or waivers of notice thereof.

Section 2.2             Annual Meetings.  An annual meeting of stockholders of the Corporation for the election of directors and for the transaction of such other business as may properly come before the meeting (an “Annual Meeting”) shall be held at such place, on such date, and at such time as the Board shall each year fix, which date shall be within 13 months of the last annual meeting of stockholders or, if no such meeting has been held, the date of incorporation.

Section 2.3             Special Meetings.  Except as otherwise required by law or provided by resolution of the Board designating the rights, powers and preferences of any series of Preferred Stock (a “Preferred Stock Designation”), and except as set forth in the Corporation’s Certificate of Incorporation, as amended or restated (the “Certificate of Incorporation”), special meetings of the stockholders may be called only by the Chairman of the Board or by the Board pursuant to a resolution adopted by a majority of the members of the Board.

Section 2.4             Meetings by Remote Communications.  The Board in the manner provided in, and subject to the provisions of, the Delaware General Corporation Law, may adopt guidelines and procedures authorizing stockholders and proxyholders not physically present at a meeting of stockholders to (i) participate in a meeting of stockholders by means of remote communication; and (ii) to be deemed present in person and vote at a meeting of stockholders by means of remote communication.

Section 2.5             Notice.  Except as otherwise provided by law, at least 10 and not more than 60 days before each meeting of stockholders, written notice of the time, date and place of the meeting, the means of remote communication, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such meeting and, in the case of a special meeting, the purpose for which the meeting is called shall be given to each stockholder.  Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting.  Notices shall be delivered personally or mailed to stockholders at their addresses appearing on the books of the Corporation.  Notice by mail shall be deemed to be given at the time when the same shall be deposited in the United States mail, postage prepaid. Without limiting the manner by which notice otherwise may be effectively given to stockholders, any notice to stockholders may be given by electronic transmission in the manner provided in, and subject to the provisions of, Section 232 of the Delaware General Corporation Law, or its successor, as amended.  Any previously scheduled meeting of the stockholders may be postponed, and (unless the Certificate of Incorporation otherwise provides), any special meeting of the stockholders may be cancelled, by resolution of the Board upon public notice given prior to the date previously scheduled for such meeting of stockholders.

Section 2.6             Waiver of Notice.  A waiver thereof in writing and signed by the person entitled to such notice, or waiver by electronic transmission by the person entitled to notice whether before or after the time stated therein, shall be deemed equivalent to notice.  Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.

Section 2.7             Quorum.  At any meeting of stockholders, the presence in person or by proxy of the holders of shares entitled to cast a majority of all the votes that could be cast at such meeting by the holders of all of the outstanding shares of stock of the Corporation entitled to vote on every matter that is to be voted on at such meeting shall constitute a quorum, except that when specified business is to be voted on by a class or series of stock voting as a class, the holders of a majority of the then-outstanding shares of such class or series shall constitute a quorum of such class or series for the transaction of such business.  The chairman of the meeting or the holders of shares representing a majority of the votes entitled to be cast by the shares so present may adjourn the meeting from time to time, whether or not there is a quorum.  No notice of the time and place of adjourned meetings need be given except as required by law; provided, however, that if the date of any adjourned meeting is more than 30 days after the date for which the meeting was originally noticed, or if a new record date is fixed for the adjourned meeting, notice of the place, if any, date, and time of the adjourned meeting and the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such adjourned meeting shall be given in conformity herewith.  The stockholders present at a duly called meeting at which a quorum is present may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum.

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Section 2.8             Conduct of Business.  The chairman of any meeting of stockholders shall determine the order of business and the procedure at the meeting, including such regulation of the manner of voting and the conduct of discussion as seem to him in order.  The chairman shall have the power to adjourn the meeting to another place, if any, date and time.  The date and time of the opening and closing of the polls for each matter upon which the stockholders will vote at the meeting shall be announced at the meeting.

Section 2.9             Proxies.  At all meetings of stockholders, a stockholder may vote by proxy executed in writing (or in such manner prescribed by the Delaware General Corporation Law) by the stockholder, or by his duly authorized attorney-in-fact.  Such proxy must be filed with the Secretary of the Corporation or his representative at or before the time of the meeting.

Section 2.10           Action Without Meeting.  Except as otherwise provided by any Preferred Stock Designation, any action required or permitted to be taken by stockholders may be effected only at a duly called Annual Meeting or special meeting of stockholders and may not be effected by a written consent or consents by stockholders in lieu of such a meeting.

Section 2.11           Notice of Stockholder Business and Nominations.

(a)           Annual Meetings of Stockholders.

(i)            Nominations of persons for election to the Board and the proposal of business to be considered by the stockholders may be made at an Annual Meeting (A) pursuant to the Corporation’s notice of meeting delivered pursuant to Section 2.5, (B) by or at the direction of the Chief Executive Officer or the Board or (C) by any stockholder of the Corporation who is entitled to vote at the meeting, who complies with the notice procedures set forth in subparagraphs (ii) and (iii) of this Section 2.11(a) and who is a stockholder of record at the time such notice is delivered to the Secretary of the Corporation.

(ii)           For nominations or other business to be properly brought before an Annual Meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation, and, in the case of business other than nominations of persons for election to the Board, such other business must be a proper matter for stockholder action.  To be timely, a stockholder’s notice shall be delivered in writing to the Secretary at the principal executive offices of the Corporation not less than 70 days nor more than 90 days prior to the first anniversary of the preceding year’s Annual Meeting; provided, however, that in the event that the date of the Annual Meeting is advanced by more than 20 days, or delayed by more than 70 days, from such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the 90th day prior to such Annual Meeting and not later than the close of business on the later of the 70th day prior to such Annual Meeting or the tenth day following the day on which public announcement of the date of such meeting is first made.  Such stockholder’s notice shall set forth (A) as to each person whom the stockholder proposes to nominate for election or re-election as a director all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is

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otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected; (B) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and (C) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (1) the name and address of such stockholder, as they appear on the Corporation’s books, and of such beneficial owner and (2) the class and number of shares of the Corporation that are owned beneficially and of record by such stockholder and such beneficial owner.

(iii)          Notwithstanding anything in the second sentence of Section 2.11(a)(ii) to the contrary, in the event that the number of directors to be elected to the Board of Directors of the Corporation is increased and there is no public announcement naming all of the nominees for director or specifying the size of the increased Board made by the Corporation at least 80 days prior to the first anniversary of the preceding year’s Annual Meeting, a stockholder’s notice required hereby also shall be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the tenth day following the day on which such public announcement is first made by the Corporation.

(b)           Special Meetings of Stockholders. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting procedures provided for in Section 2.5.  Nominations of persons for election to the Board may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation’s notice of meeting (a) by or at the direction of the Board or (b) provided that the Board has determined that directors shall be elected at such meeting, by any stockholder of the Corporation who is a stockholder of record at the time of giving of notice provided for in Section 2.5, who shall be entitled to vote at the meeting and who complies with the notice procedures set forth in Section 2.11(a)(ii).  In the event the Corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the Board, any such stockholder may nominate a person or persons (as the case may be), for election to such position(s) as specified in the Corporation’s notice of meeting, if the stockholder’s notice required by Section 2.11(a)(ii) shall be delivered to the Secretary at the principal executive offices of the Corporation not earlier than the close of business on the 90th day prior to such special meeting and not later than the close of business on the later of the 70th day prior to such special meeting or the tenth day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board to be elected at such meeting.  In no event shall the public announcement of an adjournment of a special meeting commence a new time period for the giving of a stockholder’s notice as described above.

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(c)           General.

(i)            Only such persons who are nominated in accordance with the procedures set forth in this Section 2.11 shall be eligible to serve as directors and only such business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in these Bylaws.  Except as otherwise provided by law, the Certificate of Incorporation or these Bylaws, the chairman of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with the procedures set forth in these Bylaws and, if any proposed nomination or business is not in compliance with these Bylaws, to declare that such defective proposal or nomination shall be disregarded.

(ii)           For purposes of this Section 2.11, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act.

(iii)          Notwithstanding the foregoing provisions of this Section 2.11, a stockholder also shall comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in these Bylaws.  Nothing in these Bylaws shall be deemed to affect any rights (A) of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act or (B) of the holders of any series of Preferred Stock to elect directors as provided in any Preferred Stock Designations.

Section 2.12           Procedure for Election of Directors; Required Vote.  Subject to the rights of the holders of any series of Preferred Stock to elect directors under specified circumstances, a plurality of the votes cast thereat shall elect directors.  Except as otherwise provided by law or applicable listing standards, the Certificate of Incorporation or these Bylaws, in all matters other than the election of directors the affirmative vote of shares representing a majority of the votes entitled to be cast by shares actually present in person or represented by proxy at the meeting and entitled to vote on the matter shall be the act of the stockholders.

Section 2.13           Inspectors of Elections; Opening and Closing the Polls.  The Board by resolution shall appoint, or authorize the appointment of, one or more inspectors, which inspector or inspectors may include individuals who serve the Corporation in other capacities, including, without limitation, as officers, employees, agents or representatives, to act at the meetings of stockholders and make a written report thereof.  One or more persons may be designated as alternate inspectors to replace any inspector who fails to act.  If no inspector or alternate has been appointed to act or is able to act at a meeting of stockholders, the chairman of the meeting shall appoint one or more inspectors to act at the meeting.  Each inspector, before discharging his duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his  ability.  The inspectors shall have the duties prescribed by law.  The chairman of the meeting shall fix and announce at the meeting the

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date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting.

Section 2.14           Stock List.  A complete list of stockholders entitled to vote at any meeting of stockholders, arranged in alphabetical order for each class of stock and showing the address of each such stockholder and the number of shares registered in his  name, shall be open to the examination of any such stockholder for a period of at least 10 days prior to the meeting in the manner provided by law.  The stock list shall also be open to the examination of any stockholder during the whole time of the meeting as provided by law.  This list shall presumptively determine the identity of the stockholders entitled to vote at the meeting and the number of shares held by each of them.

ARTICLE III
DIRECTORS

Section 3.1             General Powers.  The business and affairs of the Corporation shall be managed under the direction of the Board.  In addition to the powers and authorities by these Bylaws expressly conferred upon them, the Board may exercise all such powers of the Corporation and do all such lawful acts and things as are not by statute or by the Certificate of Incorporation or by these Bylaws required to be exercised or done by the stockholders.

Section 3.2             Number, Tenure and Qualifications.  Subject to the rights of the holders of any series of Preferred Stock to elect directors pursuant to any Preferred Stock Designation, the number of directors shall be fixed from time to time exclusively pursuant to a resolution adopted by a majority of the entire Board; but shall not be fixed at a number less than three or more than ten.  The Board shall be divided into three classes: Class A, Class B and Class C.  The number of directors in each class shall be as nearly equal as possible.  From this date going forward, the directors in Class A shall be elected for a term expiring at the first annual meeting of stockholders, the directors in Class B shall be elected for a term expiring at the second annual meeting of stockholders and the directors in Class C shall be elected for a term expiring at the third annual meeting of stockholders.  Commencing at the first annual meeting of stockholders, and at each annual meeting thereafter, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election.  Each director shall hold office until his successor is elected and qualified, or until his earlier death, resignation or removal.

Section 3.3             Regular Meetings.  Regular meetings of the Board shall be held at such place or places, on such date or dates, and at such time or times as shall have been established by the Board and publicized among all directors.  A notice of each regular meeting shall not be required.

Section 3.4             Special Meetings.  Special meetings of the Board shall be called by the Chairman of the Board, the Chief Executive Officer or a majority of the Board then in office.  The person or persons authorized to call special meetings of the Board may fix the place and time of the meetings.

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Section 3.5             Notice.  Notice of any special meeting of the Board shall be given to each director at his business or residence in writing by hand delivery, first-class or overnight mail or courier service, facsimile transmission, electronic transmission or orally by telephone.  If mailed by first-class mail, such notice shall be deemed adequately delivered when deposited in the United States mails so addressed, with postage thereon prepaid, at least five days before such meeting.  If by overnight mail or courier service, such notice shall be deemed adequately delivered when the notice is delivered to the overnight mail or courier service company at least twenty-four hours before such meeting.  If by telephone, hand delivery, facsimile transmission or electronic transmission, such notice shall be deemed adequately delivered when the notice is transmitted at least twenty-four hours before such meeting.  Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Board need be specified in the notice of such meeting, except for amendments to these Bylaws, as provided under ARTICLE X.  A meeting may be held at any time without notice if all the directors are present or if those not present waive notice of the meeting in accordance with Section 3.6.

Section 3.6             Waiver of Notice.  A waiver thereof in writing and signed by the director entitled to such notice, or waiver by electronic transmission by the director entitled to notice whether before or after the time stated therein, shall be deemed equivalent to notice.  Attendance of a director at a meeting shall constitute a waiver of notice of such meeting, except when the director attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.

Section 3.7             Action by Consent of Board.  Any action required or permitted to be taken at any meeting of the Board or of any committee thereof may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board or committee.

Section 3.8             Conference Telephone Meetings.  Members of the Board, or any committee thereof, may participate in a meeting of the Board or such committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at such meeting.

Section 3.9             Quorum.  Subject to Section 3.10 below, at all meetings of the Board, directors entitled to cast a majority of the votes of the entire Board shall constitute a quorum for the transaction of business, but if at any meeting of the Board there shall be less than a quorum present, the directors entitled to cast a majority of votes present may adjourn the meeting at any time without further notice. The directors entitled to cast a majority of votes present at a meeting at which a quorum is present shall be the act of the Board.

Section 3.10           Vacancies. Subject to applicable law and the rights of the holders of any series of Preferred Stock with respect to such series of Preferred Stock, and unless the Board otherwise determines, vacancies resulting from death, resignation, retirement, disqualification, removal from office or other cause, and newly created directorships resulting from any increase in the authorized number of directors, may be filled only by the affirmative vote of a majority of the remaining directors, though less than a quorum of the Board.  Any

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director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his predecessor and shall hold office until such director’s successor shall have been duly elected and qualified.    If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional director of any class elected to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case will a decrease in the number of authorized directors shall shorten the term of any incumbent director.

Section 3.11           Removal.  Except as otherwise provided by any Preferred Stock Designation, any director or the entire Board may be removed from office with or without cause, by the affirmative vote of at least 50% in voting power of the then-outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors (the “Voting Stock”).

Section 3.12           Committees of the Board.  The Board may from time to time designate committees of the Board, with such lawfully delegable powers and duties as it thereby confers, to serve at the pleasure of the Board and shall, for those committees and any others provided for herein, elect a director or directors to serve as the member or members, designating, if it desires, other directors as alternate members who may replace any absent or disqualified member at any meeting of the committee.  In the absence or disqualification of any member of any committee and any alternate member in his place, the member or members of the committee present at the meeting and not disqualified from voting, whether or not he or they constitute a quorum, may by unanimous vote appoint another member of the Board to act at the meeting in the place of the absent or disqualified member.  Each committee may determine the procedural rules for meeting and conducting its business and shall act in accordance therewith, except as otherwise provided in these Bylaws or as required by law.  Adequate provision shall be made for notice to members of all meetings; one-third of the members shall constitute a quorum unless the committee shall consist of one or two members, in which event one member shall constitute a quorum; and all matters shall be determined by a majority vote of the members present.  Action may be taken by any committee without a meeting if all members thereof consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of the proceedings of such committee.  Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

Section 3.13           Records. The Board shall cause to be kept a record containing the minutes of the proceedings of the meetings of the Board and of the stockholders, appropriate stock books and registers and such books of records and accounts as may be necessary for the proper conduct of the business of the Corporation.

ARTICLE IV
OFFICERS

Section 4.1             Number and Qualification.  The Corporation shall have such officers as may be necessary or desirable for the business of the Corporation.  The officers of the Corporation shall consist of a Chairman of the Board, a Chief Executive Officer, a President, one

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or more Vice Presidents, a Secretary, a Treasurer and such other officers as may from time to time be appointed by the Board.  Officers shall be elected by the Board, which shall consider that subject at its first meeting after every Annual Meeting.  Each officer shall hold office until his or her successor is elected and qualified or until his or her earlier resignation or removal.  Any number of offices may be held by the same person.  The failure to elect a Chairman of the Board, Chief Executive Officer, President, Vice President, Secretary or Treasurer shall not affect the existence of the Corporation.

Section 4.2             Chairman of the Board.  The Chairman of the Board shall have general and active responsibility for the management of the business of the Corporation and shall be responsible for implementing all orders and resolutions of the Board.  The Chairman of the Board shall also be a director and shall preside at all meetings of the stockholders and directors.  The Chief Executive Officer shall report to the Chairman of the Board.  The Chairman of the Board shall perform the duties and exercise the powers of the Chief Executive Officer in the event of the Chief Executive Officer’s absence or disability.

Section 4.3             Chief Executive Officer.  The Chief Executive Officer shall supervise the daily operations of the business of the Corporation, and shall report to the Chairman of the Board.  Subject to the provisions of these Bylaws and to the direction of the Chairman of the Board or the Board, he or she shall perform all duties and have all powers that are commonly incident to the office of Chief Executive Officer or that are delegated to him or her by the Chairman of the Board or the Board.  He or she shall have power to sign all stock certificates, contracts and other instruments of the Corporation that are authorized and shall have general supervision and direction of all of the other officers, employees and agents of the Corporation.

Section 4.4             President.  The President shall have such powers and duties as may be delegated to him or her by the Chairman of the Board or the Board.

Section 4.5             Vice President.  Each Vice President shall have such powers and duties as may be delegated to him or her by the Chairman of the Board or the Board.

Section 4.6             Treasurer.  The Treasurer shall have the responsibility for maintaining the financial records of the Corporation.  He or she shall make such disbursements of the funds of the Corporation as are authorized and shall render from time to time an account of all such transactions and of the financial condition of the Corporation.  The Treasurer shall also perform such other duties as the Chairman of the Board or the Board may from time to time prescribe.

Section 4.7             Secretary.  The Secretary shall issue all authorized notices for, and shall keep minutes of, all meetings of the stockholders and the Board.  He or she shall have charge of the corporate books and shall perform such other duties as the Chairman of the Board or the Board may from time to time prescribe.

Section 4.8             Delegation of Authority.  The Chairman of the Board or the Board may from time to time delegate the powers or duties of any officer to any other officers or agents, notwithstanding any provision hereof.

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Section 4.9             Removal.  Any officer of the Corporation may be removed at any time, with or without cause, by the Chairman of the Board or the Board.

Section 4.10           Resignations.  Any officer may resign at any time by giving written notice to the Corporation; provided, however, that notice to the Board, Chairman of the Board, the Chief Executive Officer or the Secretary shall be deemed to constitute notice to the Corporation.  Such resignation shall take effect upon receipt of such notice or at any later time specified therein; and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

Section 4.11           Vacancies.  Any vacancy among the officers, whether caused by death, resignation, removal or any other cause, shall be filled in the manner prescribed for election or appointment to such office.

Section 4.12           Action with Respect to Securities of Other Corporations.  Unless otherwise directed by the Board, the Chairman of the Board or any officer of the Corporation authorized by the Chairman of the Board shall have power to vote and otherwise act on behalf of the Corporation, in person or by proxy, at any meeting of stockholders of or with respect to any action of stockholders of any other corporation in which this Corporation may hold securities and otherwise to exercise any and all rights and powers which this Corporation may possess by reason of its ownership of securities in such other corporation.

Section 4.13           Bonds of Officers.  If required by the Chairman of the Board or the Board, any officer of the Corporation shall give a bond for the faithful discharge of his or her duties in such amount and with such surety or sureties as the Board may require.

Section 4.14           Compensation.  The salaries of the officers shall be fixed from time to time by the Board, unless and until the Board appoints a Compensation Committee.

Section 4.15           Officers of Operating Companies or Divisions.  The Chairman of the Board shall have the power to appoint, remove and prescribe the terms of office, responsibilities, duties and salaries of, the officers of the operating companies or divisions, other than those who are officers of the Corporation.

ARTICLE V
CONTRACTS, CHECKS, LOANS, DEPOSITS, ETC.

Section 5.1             Contracts.  The Board may authorize any officer or officers, agent or agents, in the name and on behalf of the Corporation, to enter into any contract or to execute and deliver any instrument, which authorization may be general or confined to specific instances; and, unless so authorized by the Board, no officer, agent or employee shall have any power or authority to bind the Corporation by any contract or engagement or to pledge its credit or to render it liable pecuniarily for any purpose or for any amount.

Section 5.2             Checks, etc.  All checks, drafts, bills of exchange or other orders for the payment of money out of the funds of the Corporation, and all notes or other evidences of indebtedness of the Corporation, shall be signed in the name and on behalf of the Corporation in

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such manner as shall from time to time be authorized by the Board, which authorization may be general or confined to specific instances.

Section 5.3             Loans.  No loan shall be contracted on behalf of the Corporation, and no negotiable paper shall be issued in its name, unless authorized by the Board, which authorization may be general or confined to specific instances, and bonds, debentures, notes and other obligations or evidences of indebtedness of the Corporation issued for such loans shall be made, executed and delivered as the Board shall authorize.

Section 5.4             Deposits.  All funds of the Corporation not otherwise employed shall be deposited from time to time to the credit of the Corporation in such banks, trust companies or other depositors as may be selected by or in the manner designated by the Board.  The Board or its designees may make such special rules and regulations with respect to such bank accounts, not inconsistent with the provisions of the Certificate of Incorporation or these Bylaws, as they may deem advisable.

ARTICLE VI
CAPITAL STOCK

Section 6.1             Certificates of Stock.  Each stockholder shall be entitled to a certificate signed by, or in the name of the Corporation by, the Chairman of the Board, Chief Executive Officer or a Vice President, and by the Secretary or an Assistant Secretary, or the Treasurer or an Assistant Treasurer, certifying the number of shares owned by him or her.  Any or all of the signatures on the certificate may be by facsimile.

Section 6.2             Stock List.  A complete list of stockholders entitled to vote at any meeting of stockholders, arranged in alphabetical order for each class of stock and showing the address of each such stockholder and the number of shares of the Corporation that are registered in such stockholder’s name, shall be maintained by the Corporation and open to the examination of any such stockholder, for any purpose germane to the meeting, during ordinary business hours for a period of at least 10 days prior to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or if not so specified, at the place where the meeting is to be held.  The stock list shall also be kept at the place of the meeting during the whole time thereof and shall be open to the examination of any such stockholder who is present.  This list shall presumptively determine the identity of the stockholders entitled to vote at the meeting and the number of shares held by each of them.

Section 6.3             Transfers of Stock.  Transfers of stock shall be made only upon the transfer books of the Corporation kept at an office of the Corporation or by transfer agents designated to transfer shares of the stock of the Corporation.  Except where a certificate is issued in accordance with Section 6.5 of these Bylaws, an outstanding certificate for the number of shares involved shall be surrendered for cancellation before a new certificate is issued therefor.

Section 6.4             Record Date.  In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders, or to receive payment of any dividend or other distribution or allotment of any rights or to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the

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Board may fix a record date, which record date shall not precede the date on which the resolution fixing the record date is adopted and which record date shall not be more than 60 nor less than 10 days before the date of any meeting of stockholders, nor more than 60 days prior to the time for such other action as hereinbefore described; provided, however, that if no record date is fixed by the Board, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held, and, for determining stockholders entitled to receive payment of any dividend or other distribution or allotment of rights or to exercise any rights of change, conversion or exchange of stock or for any other purpose, the record date shall be at the close of business on the day on which the Board adopts a resolution relating thereto.  A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for the adjourned meeting.

Section 6.5             Lost, Stolen or Destroyed Certificates.  In the event of the loss, theft or destruction of any certificate of stock, another may be issued in its place pursuant to such regulations as the Board may establish concerning proof of such loss, theft or destruction and concerning the giving of satisfactory bond or bonds of indemnity.

Section 6.6             Regulations.  The issue, transfer, conversion and registration of certificates of stock shall be governed by such other regulations as the Board may establish.

ARTICLE VII
NOTICES

Section 7.1             Notices.  Except as otherwise specifically provided herein or required by law, all notices required to be given to any stockholder, director, officer, employee or agent shall be in writing and may in every instance be effectively given by hand delivery to the recipient thereof, by depositing such notice in the mails, postage paid, or with a recognized overnight delivery service or by sending such notice by prepaid telegram, mailgram or by facsimile transmission.  Any such notice shall be addressed to such stockholder, director, officer, employee or agent at such person’s last known address as the same appears on the books of the Corporation.  The time when such notice is received, if hand delivered, or dispatched, if delivered through the mails or by overnight delivery service, or by telegram, mailgram or facsimile, shall be the time of the giving of the notice.

Section 7.2             Waivers.  A written waiver of any notice, signed by a stockholder, director, officer, employee or agent, whether before or after the time of the event for which notice is to be given, shall be deemed equivalent to the notice required to be given to such stockholder, director, officer, employee or agent.  Neither the business nor the purpose of any meeting need be specified in such a waiver.

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ARTICLE VIII
MISCELLANEOUS

Section 8.1             Facsimile Signatures.  In addition to the provisions for use of facsimile signatures elsewhere specifically authorized in these Bylaws, facsimile signatures of any officer or officers of the Corporation may be used whenever and as authorized by the Board or a committee thereof.

Section 8.2             Corporate Seal.  The Board may provide a suitable seal, containing the name of the Corporation, which seal shall be in the charge of the Secretary of the Corporation.  If and when so directed by the Board or a committee thereof, duplicates of the seal may be kept and used by the Corporation’s Treasurer or by an Assistant Secretary or Assistant Treasurer.

Section 8.3             Reliance Upon Books, Reports and Records.  Each director, each member of any committee designated by the Board, and each officer of the Corporation shall, in the performance of his or her duties, be fully protected in relying in good faith upon the books of account or other records of the Corporation and upon such information, opinions, reports or statements presented to the Corporation by any of its officers or employees, or committees of the Board so designated, or by any other person as to matters which such director or committee member reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Corporation.

Section 8.4             Fiscal Year.  The fiscal year of the Corporation shall be as fixed by the Board.

Section 8.5             Time Periods.  In applying any provision of these Bylaws that requires that an act be done or not be done a specified number of days prior to an event or that an act be done during a period of a specified number of days prior to an event, calendar days shall be used, the day of the doing of the act shall be excluded, and the day of the event shall be included.

ARTICLE IX
INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 9.1             Right to Indemnification.

(a)           Subject to ARTICLE IX, Section 9.1(d), each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she (or a person of whom he or she is the legal representative) is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans maintained or sponsored by the Corporation, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent (such person hereinafter, a “Mandatory Indemnitee”), shall be indemnified and held harmless by the

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Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended, and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators.

(b)           Subject to ARTICLE IX, Section 9.1(d), with respect to any Mandatory Indemnitee, the Corporation shall pay the expenses (including attorneys’ fees) incurred by such person in defending any such proceeding in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that any advancement of expenses shall be made only upon receipt of an undertaking by such person to repay all amounts advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such person is not entitled to be indemnified for such expenses under this ARTICLE IX or otherwise.

(c)           Subject to ARTICLE IX, Section 9.1(d), with respect to the indemnification of a person who is a director or officer of the Corporation at the time indemnification is sought, the determination of whether the person seeking indemnification has met the standard of conduct required to permit indemnification under this ARTICLE IX shall be made by (i) the majority vote of the members of the Board who are not parties to such proceeding, (ii) a committee of directors who are not parties to such proceeding designated by majority vote of the directors who are not parties to such proceeding, (iii) independent legal counsel engaged by the Board for such purpose, or (iv) the stockholders.  Subject to ARTICLE IX, Section 9.1(d), with respect to the indemnification of a person who is not a director or officer of the Corporation at the time indemnification is sought or who is an employee or agent of the Corporation to whom the Board extended indemnification rights pursuant to Section 9.4, the determination of whether the person seeking indemnification has met the standard of conduct required to permit indemnification under this ARTICLE IX shall be made by the Board, the Chief Executive Officer or such other officers as may be designated by resolution of the Board.

(d)           Anything in ARTICLE IX, Clauses (a), (b) and (c) to the contrary notwithstanding, and except as required by applicable law, with respect to a proceeding initiated against the Corporation by a director or officer of the Corporation (whether initiated by such person in such capacity or in any other capacity, including as a director, officer, employee, or agent of another enterprise), the Corporation shall not be required to indemnify or to advance expenses (including attorneys’ fees) to such person in connection with prosecuting such proceeding (or part thereof) or in defending any counterclaim, cross-claim, affirmative defense, or like claim of the Corporation in such proceeding (or part thereof) unless such proceeding was authorized by the Board.

Section 9.2             Non-Exclusivity of Rights.  The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this ARTICLE IX shall not be exclusive of any other right that any person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, these Bylaws, agreement, vote of stockholders or Disinterested Directors (as defined below) or otherwise.  No repeal or modification of this ARTICLE IX shall in any way diminish or adversely affect the rights of any director, officer, employee or agent of the Corporation hereunder in respect of any occurrence or matter arising prior to any such repeal or modification.

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Disinterested Director means a director of the Corporation who is not and was not a party to the matter in respect of which indemnification is sought by the claimant.

Section 9.3             Insurance.  The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.  To the extent that the Corporation maintains any policy or policies providing such insurance, each such director or officer, and each such agent or employee to which rights to indemnification have been granted as provided in Section 9.4, shall be covered by such policy or policies in accordance with its or their terms to the maximum extent of the coverage thereunder for any such director, officer, employee or agent.

Section 9.4             Extension of Rights.  The Board, on behalf of the Corporation, hereby empowers the Chief Executive Officer with the authority and discretion, which he may delegate, to grant the rights to indemnification and the rights to be paid by the Corporation for expenses incurred in defending any proceeding in advance of its final disposition, to any employee or agent of the Corporation to the fullest extent of the provisions of this ARTICLE IX with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.

Section 9.5             Severability.  If any provision or provisions of this ARTICLE IX shall be held to be invalid, illegal or unenforceable for any reason whatsoever (a) the validity, legality and enforceability of the remaining provisions of this ARTICLE IX (including, without limitation, each portion of any paragraph of this ARTICLE IX containing any such provision held to be invalid, illegal or unenforceable, that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (b) to the fullest extent possible, the provisions of this ARTICLE IX including, without limitation, each such portion of any paragraph of this ARTICLE IX containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

Section 9.6             Notices.  Any notice, request or other communication required or permitted to be given to the Corporation under this ARTICLE IX shall be in writing and either delivered in person or sent by telecopy, overnight mail or courier service, or certified or registered mail, postage prepaid, return receipt requested, to the Secretary of the Corporation and shall be effective only upon receipt by the Secretary.

ARTICLE X
AMENDMENTS

These Bylaws may be altered, amended or repealed at any meeting of the Board or of the stockholders, provided notice of the proposed change was given in the notice of the meeting; provided, however, that, in the case of amendments by the Board, notwithstanding any other provisions of these Bylaws or any provision of law that might otherwise permit a lesser vote or no vote, the affirmative vote of a majority of the members of the Board shall be required

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to alter, amend or repeal any provision of these Bylaws.  In the case of amendments by stockholders, in addition to any affirmative vote of the holders of any series of Preferred Stock required by law, by the Certificate of Incorporation or by any Preferred Stock Designation to the contrary, 75% in voting power of the Voting Stock shall be required in order to alter, amend or repeal this ARTICLE X, and the affirmative vote of the holders of at least a majority of the total voting power of the Voting Stock shall be required to alter, amend or repeal any other provision of these Bylaws.

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EXHIBIT F TO

STOCK PURCHASE AGREEMENT

CHEMRX CORPORATION

2007 INCENTIVE COMPENSATION PLAN

1.             Purpose of the Plan

The purpose of this 2007 Incentive Compensation Plan (the “Plan”) is to advance the interests of the Company and its stockholders by providing a means (a) to attract, retain, and reward directors, officers, other employees, and persons who provide services to the Company and its Subsidiaries, (b) to link compensation to measures of the Company’s performance in order to provide additional incentives, including stock-based incentives and cash-based incentives, to such persons for the creation of stockholder value, and (c) to enable such persons to acquire or increase a proprietary interest in the Company in order to promote a closer identity of interests between such persons and the Company’s stockholders.  The Plan is intended to qualify certain compensation awarded under the Plan as “performance-based” compensation under Code Section 162(m) to the extent deemed appropriate by the Committee which administers the Plan.

2.             Definitions

Capitalized terms used in the Plan and not defined elsewhere in the Plan shall have the meaning set forth in this Section.

2.1           “Award” means a compensatory award made under the Plan pursuant to which a Participant receives, or has the opportunity to receive, Shares or cash.

2.2           “Award Agreement” means a written document prescribed by the Committee and provided to a Participant evidencing the grant of an Award under the Plan.

2.3           “Beneficiary” means the person(s) or trust(s) entitled by will or the laws of descent and distribution to receive any rights with respect to an Award that survive such Participant’s death, provided that if at the time of a Participant’s death, the Participant had on file with the Committee a written designation of a person(s) or trust(s) to receive such rights, then such person(s) (if still living at the time of the Participant’s death) or trust(s) shall be the “Beneficiary” for purposes of the Plan.

2.4           “Board” means the Board of Directors of the Company.

2.5           “Code” means the Internal Revenue Code of 1986, as amended, including regulations thereunder and successor provisions and regulations thereto.

2.6           “Committee” means, as appropriate, either the committee appointed by the Board to administer the Plan or the Board, where the Board is acting as the Committee or performing the functions of the Committee, as set forth in Section 3.

2.7           “Company” means Chem Rx Corporation (formerly known as Paramount Acquisition Corp.), a company organized under the laws of the state of Delaware.

2.8           “Non-Employee Director” means a member of the Board who is not otherwise employed by the Company or any Subsidiary.

2.9           “Other Awards” means Awards that are not Share-Based Awards.

2.10         “Participant” means any employee or director of the Company or any Subsidiary, or any other individual or entity who has been granted an Award under the Plan.

2.11         “Qualified Member” means a member of the Committee who is a “non-employee director” of the Company as defined in Rule 16b-3(b)(3) under the United States Securities Exchange Act of 1934 and an “outside director” within the meaning of Regulation § 1.162-27 under Code Section 162(m).

2.12         “Shares” means common shares of the Company and such other securities as may be substituted or resubstituted for Shares pursuant to Section 7.

2.13         “Share-Based Awards” means Awards that are denominated by a specified number of Shares, even if the Award may be settled in cash or a form other than Shares.

2.14         “Subsidiary” means an entity that is, either directly or through one or more intermediaries, controlled by the Company, including any entity that is a member of the Company’s “controlled group” (as defined in Code Section 414(b) (as modified by Prop. Treas. Reg. § 1.409A-1(b)(5)(iii)(D)), except that “Subsidiary” for the purposes of the requirements with respect to incentive stock options shall only mean a “subsidiary” as such term is defined in Code Section 424(f).  For purposes of this definition, a “Subsidiary” includes any entity that becomes such on or after the effective date of this plan.

3.             Administration

3.1           Committee.  The Compensation Committee of the Board shall administer the Plan, unless the Board shall appoint a different committee.  At any time that a member of the Committee is not a Qualified Member, (i) any action of the Committee relating to an Award intended by the Committee to qualify as “performance-based compensation” within the meaning of Code Section 162(m) and regulations thereunder may be taken by a subcommittee, designated by the Committee or the Board, composed solely of two or more Qualified Members, and (ii) any action relating to an Award granted or to be granted to a Participant who is then subject to Section 16 of the Securities Exchange Act of 1934 in respect of the Company may be taken either by the Board, a subcommittee of the Committee consisting of two or more Qualified Members or by the Committee but with each such member who is not a Qualified Member abstaining or recusing himself or herself from such action, provided that, upon such abstention or recusal, the Committee remains composed of two or more Qualified Members.  Such action, authorized by such a subcommittee or by the Committee upon the abstention or recusal of such non-Qualified Member(s), shall be the action of the Committee for purposes of the Plan.  Other provisions of the Plan notwithstanding, the Board may perform any function of the Committee under the Plan, and that authority specifically reserved to the Board under the terms of the Plan, the Company’s Articles of Incorporation, By-Laws, or applicable law shall be exercised by the Board and not by the Committee.  The Board shall serve as the Committee in respect of any Awards made to any Non-Employee Director.

3.2           Powers and Duties of Committee.  In addition to the powers and duties specified elsewhere in the Plan, the Committee shall have full authority and discretion to:

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(a)           adopt, amend, suspend, and rescind such rules and regulations and appoint such agents as the Committee may deem necessary or advisable to administer the Plan;

(b)           correct any defect or supply any omission or reconcile any inconsistency in the Plan and to construe and interpret the Plan and any Award, rules and regulations, Award Agreement, or other instrument hereunder;

(c)           make determinations relating to eligibility for and entitlements in respect of Awards, and to make all factual findings related thereto; and

(d)           make all other decisions and determinations as may be required under the terms of the Plan or as the Committee may deem necessary or advisable for the administration of the Plan.

All determinations and decisions of the Committee shall be final and binding upon a Participant or any person claiming any rights under the Plan from or through any Participant, and the Participant or such other person may not further pursue his or her claim in any court of law or equity or other arbitral proceeding.

3.3           Delegation by Committee.   Except to the extent prohibited by applicable law or the applicable rules of a stock exchange, or as provided in Section 5.2, the Committee may delegate in writing, on such terms and conditions as it determines in its sole and absolute discretion, to one or more senior executives of the Company (i) the authority to make grants of Awards to officers (other than executive officers) and employees of the Company and any Subsidiary and (ii) other administrative responsibilities.  Any such delegation may be revoked by the Committee at any time.

3.4           Limitation of Liability.  Each member of the Committee shall be entitled to, in good faith, rely or act upon any report or other information furnished to him by any officer or other employee of the Company or any Subsidiary, the Company’s independent certified public accountants, or any executive compensation consultant, legal counsel, or other professional retained by the Company to assist in the administration of the Plan.  No member of the Committee, nor any officer or employee of the Company acting on behalf of the Committee, shall be personally liable for any action, determination, or interpretation taken or made in good faith with respect to the Plan, and all members of the Committee and any officer or employee of the Company acting on behalf of the Committee or members thereof shall, to the extent permitted by law, be fully indemnified and protected by the Company with respect to any such action, determination, or interpretation.

4.             Awards

4.1           Eligibility.  The Committee shall have the discretion to select Award recipients from among the following categories of eligible recipients: (i) individuals who are employees (including officers) of the Company or any Subsidiary, (ii) Non-Employee Directors, (iii) any other individual or entity who provides substantial personal services to the Company or any Subsidiary, and (iv) any individual who has agreed to become an employee of the Company or a Subsidiary, provided that no such person may receive any payment or exercise any right relating to an Award until such person has commenced employment.  Notwithstanding the foregoing, incentive stock options may only be granted to employees of the Company or any Subsidiary.

4.2           Type of Awards.  The Committee shall have the discretion to determine the type of Awards to be granted under the Plan.  Such Awards may be in a form payable in either Shares or cash, including, but not limited to, Shares that are, or are not, subject to transfer restrictions and a risk of forfeiture, options to purchase Shares (including those qualifying as incentive stock options within the

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meaning of Code Section 422 and options not so qualifying), stock appreciation rights, Share units, performance units and dividend equivalents.  The Committee is authorized to grant Awards as a bonus, or to grant Awards in lieu of obligations of the Company or any Subsidiary to pay cash or grant other awards under other plans or compensatory arrangements, to the extent permitted by such other plans or arrangements.  Shares issued pursuant to an Award in the nature of a purchase right (e.g., options) shall be purchased for such consideration, paid for at such times, by such methods, and in such forms, including cash, Shares, other Awards, or other consideration, as the Committee shall determine.

4.3           Terms and Conditions of Awards.  The Committee shall determine the size of each Award to be granted (including, where applicable, the number of Shares to which an Award will relate), and all other terms and conditions of each such Award (including, but not limited to, any exercise price, grant price, or purchase price, any restrictions or conditions relating to transferability, forfeiture, exercisability, or settlement of an Award, and any schedule or performance conditions for the lapse of such restrictions or conditions, and accelerations or modifications thereof, based in each case on such considerations as the Committee shall determine).  The Committee may determine whether, to what extent, and under what circumstances an Award may be settled, or the exercise price of an Award may be paid, in cash, Shares, other Awards, or other consideration, or an Award may be canceled, forfeited, or surrendered.  The right of a Participant to exercise or receive a grant or settlement of any Award, and the timing thereof, may be subject to such performance conditions as may be specified by the Committee.  The Committee may use such business criteria and measures of performance as it may deem appropriate in establishing performance conditions, and may exercise its discretion to reduce or increase the amounts payable under any Award subject to performance conditions, except as limited under Section 5.1 in the case of a Performance Award intended to qualify under Code Section 162(m).

4.4           Stand-Alone, Additional, Tandem, and Substitute Awards.  Subject to Section 4.4, Awards granted under the Plan may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with, or in substitution or exchange for, any other Award or any award granted under another plan of the Company, any Subsidiary, or any business entity to be acquired by the Company or a Subsidiary, or any other right of a Participant to receive payment from the Company or any Subsidiary, and in granting a new Award, the Committee may determine that the value of any surrendered Award or award may be applied to reduce the exercise price of any option or appreciation right or purchase price of any other Award.

4.5           Incentive Stock Options and Other Tandem Awards.  Notwithstanding any other provision of this Plan, the exercise price for an option that is intended to be an incentive stock option, or a stock appreciation right granted in tandem with an incentive stock option, shall not be less than the fair market value of the underlying shares on the date of grant.  Additionally, if at the time of grant of an option that is intended to be an incentive stock option, or a stock appreciation right granted in tandem with an incentive stock option, the participant is an individual who (considering the stock attribution rules described in Code 424(d)) owns stock possessing more than 10% of the total combined voting power of all classes of the stock of the Company or any Subsidiary (a “10% shareholder”), the exercise price of the incentive stock option, and any stock appreciation right granted in tandem thereto, shall not be less than 110% of the fair market value of the underlying shares on the date of grant.  No option that is intended to be an incentive stock option, or a stock appreciation right granted in tandem with an incentive stock option, can be exercised after the expiration of 10 years from the date of grant (five years from the date of grant in the event of an incentive stock option or related stock appreciation right granted to a 10% shareholder).  Furthermore, an incentive stock option, or a stock appreciation right granted in tandem with an incentive stock option, may not be first exercisable in a calendar year for Shares having a fair market value (determined as of the date of grant) exceeding $100,000.  If the limitation is exceeded, the applicable number of options that exceed the limitation shall be treated as nonqualified stock options.

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5.             Performance Awards

5.1           Performance Awards Granted to Designated Covered Employees.  If the Committee determines that an Award to be granted to an eligible person who is designated by the Committee as likely to be a Covered Employee (as defined below) should qualify as “performance-based compensation” for purposes of Code Section 162(m), the grant, exercise, and/or settlement of such Award (a “Performance Award”) shall be contingent upon achievement of preestablished performance goals and other terms set forth in this Section 5.1.  This Section 5.1 shall not apply to Awards that otherwise qualify as “performance-based compensation” by reason of Regulation §1.162-27(e)(2)(vi) (relating to certain stock options and stock appreciation rights).

(a)           Performance Goals Generally.  The performance goals for such Performance Awards shall consist of one or more business criteria and a targeted level or levels of performance with respect to each such criteria, as specified by the Committee consistent with this Section 5.1. Performance goals shall be objective and shall otherwise meet the requirements of Code Section 162(m) and regulations thereunder (including Regulation §1.162-27 and successor regulations thereto), including the requirement that the level or levels of performance targeted by the Committee result in the achievement of performance goals being “substantially uncertain.”  The Committee may determine that such Performance Awards shall be granted, exercised, and/or settled upon achievement of any one performance goal or that two or more of the performance goals must be achieved as a condition to grant, exercise, and/or settlement of such Performance Awards.  Performance goals may differ for Performance Awards granted to any one Participant or to different Participants.

(b)           Business Criteria.  The performance goals for Performance Awards shall be based exclusively on one or more of the following individual, corporate-wide or subsidiary, division or operating unit financial measures:

(1)           pre-tax or after-tax net income,

(2)           pre-tax or after-tax operating income,

(3)           gross revenue,

(4)           profit margin,

(5)           stock price (including market capitalization),

(6)           cash flow(s),

(7)           market share,

(8)           pre-tax or after-tax earnings per share,

(9)           pre-tax or after-tax operating earnings per share,

(10)         expenses,

(11)         return on equity,

(12)         strategic business criteria, consisting of one or more objectives based on meeting specified revenue, market penetration, geographic business

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expansion goals, cost targets, goals relating to acquisitions or divestitures, clinical goals, distribution and development goals, sales force goals and strategic alliance goals, or any combination thereof (in each case before or after such objective income and expense allocations or adjustments as the Committee may specify within the period set forth in Section 5.1(c)).  Each such goal may be expressed on an absolute and/or relative basis, may be based on or otherwise employ comparisons based on current internal targets and/or the past performance of the Company (including the performance of one or more subsidiaries, divisions and/or operating units), and in the case of earnings-based measures, may use or employ comparisons relating to capital (including, but limited to, the cost of capital), shareholders’ equity and/or shares outstanding, or to assets or net assets.

(c)           Performance Period; Timing for Establishing Performance Award Terms.  Achievement of performance goals in respect of such Performance Awards shall be measured over a performance period of up to ten years, as specified by the Committee.  Performance goals, amounts payable upon achievement of such goals, and other material terms of Performance Awards shall be established by the Committee (i) while the performance outcome for that performance period is substantially uncertain and (ii) no more than 90 days after the commencement of the performance period to which the performance goal relates or, if less, the number of days which is equal to 25 percent of the relevant performance period.

(d)           Performance Award Pool.  The Committee may establish a Performance Award pool, which shall be an unfunded pool, for purposes of measuring performance of the Company in connection with Performance Awards.  The amount of such Performance Award pool shall be based upon the achievement of a performance goal or goals based on one or more of the business criteria set forth in Section 5.1(b) hereof during the given performance period, as specified by the Committee in accordance with Section 5.1(c) hereof. The Committee may specify the amount of the Performance Award pool as a percentage of any of such business criteria, a percentage thereof in excess of a threshold amount, or as another amount which need not bear a strictly mathematical relationship to such business criteria.  In such case, Performance Awards may be granted as rights to payment of a specified portion of the Award pool, and such grants shall be subject to the requirements of Section 5.1(c).

(e)           Settlement of Performance Awards; Other Terms.  Settlement of such Performance Awards shall be in cash, Shares, or other Awards, in the discretion of the Committee.  The Committee may, in its discretion, reduce the amount of a settlement otherwise to be made in connection with such Performance Awards, but may not exercise discretion to increase any such amount payable to a Covered Employee in respect of a Performance Award subject to this Section 5.1.  The Committee shall specify the circumstances in which such Performance Awards shall be paid or forfeited in the event of termination of employment by the Participant prior to the end of a performance period or settlement of Performance Awards.

(f)            Impact of Extraordinary Items Or Changes In Accounting.  To the extent applicable, the determination of achievement of performance goals for Performance Awards shall be made in accordance with U.S generally accepted accounting principles (“GAAP”) and a manner consistent with the methods used in the Company’s audited financial statements, and, unless the Committee decides otherwise within the period described in Section 5.1(c), without regard to (i) extraordinary items as determined by the Company’s independent public accountants in accordance with GAAP, (ii) changes in accounting methods, or (iii)  non-recurring acquisition expenses and restructuring charges.  Notwithstanding the foregoing, in calculating operating earnings or operating income (including on a per share basis), the Committee may, within the period described in Section 5.1(c), provide that such calculation shall be made on the same basis as reflected in a release of the

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Company’s earnings for a previously completed period as specified by the Committee.

5.2           Written Determinations.  Determinations by the Committee as to the establishment of performance goals, the amount potentially payable in respect of Performance Awards, the achievement of performance goals relating to Performance Awards, and the amount of any final Performance Award shall be recorded in writing.  Specifically, the Committee shall certify in writing, in a manner conforming to applicable regulations under Code Section 162(m), prior to settlement of each Performance Award, that the performance goals and other material terms of the Performance Award upon which settlement of the Performance Award was conditioned have been satisfied.  The Committee may not delegate any responsibility relating to such Performance Awards, and the Board shall not perform such functions at any time that the Committee is composed solely of Qualified Members.

5.3           Status of Section 5.1 Awards under Code Section 162(m).  It is the intent of the Company that Performance Awards under Section 5.1 constitute “performance-based compensation” within the meaning of Code Section 162(m) and regulations thereunder.  Accordingly, the terms of Sections 5.1, 5.2 and 5.3, including the definitions of Covered Employee and other terms used therein, shall be interpreted in a manner consistent with Code Section 162(m) and regulations thereunder.  The foregoing notwithstanding, because the Committee cannot determine with certainty whether a given Participant will be a Covered Employee with respect to a fiscal year that has not yet been completed, the term “Covered Employee” as used herein shall mean only a person designated by the Committee, at the time of grant of a Performance Award, as likely to be a Covered Employee with respect to a specified fiscal year.  If any provision of the Plan as in effect on the date of adoption of any agreements relating to Performance Awards does not comply or is inconsistent with the requirements of Code Section 162(m) or regulations thereunder, such provision shall be construed or deemed amended to the extent necessary to conform to such requirements.

6.             Limitations on Awards

6.1           Aggregate Number of Shares Available for Awards.  The maximum aggregate number of Shares that may be delivered to Participants or their Beneficiaries pursuant to all Awards granted under the Plan shall be                        , and not more than                       Shares shall be available for incentive stock options.  Awards made under this Plan which are forfeited (including a repurchase or cancellation of Shares subject thereto by the Company in exchange for the price, if any, paid to the Company for such Shares, or for their par or other nominal value), cancelled or have expired, without issuance or vesting of the Shares, shall be disregarded for purposes of the preceding sentence.

6.2           Per Participant Limitation on Share-Based Awards.  In any calendar year, no Participant may be granted Awards that relate to more than                           Shares. This Section 6.2 shall apply only with respect to Awards that are denominated by a specified number of Shares, even if the Award may be settled in cash or a form other than Shares. If the number of Shares ultimately payable in respect of an Award is a function of future achievement of performance targets, then for purposes of this limitation, the number of Shares to which such Award relates shall equal the number of Shares that would be payable assuming maximum performance was achieved.

6.3             Per Participant Limitation on Other Awards.  In any calendar year, no Participant may be granted Awards not otherwise described in Section 6.2 that can be settled for cash, Shares or other consideration having a value in excess of $                 .

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7.             Adjustments

In the event of any change in the outstanding Shares by reason of any Share dividend or split, reorganization, recapitalization, merger, amalgamation, consolidation, spin-off, combination or exchange of Shares, repurchase, liquidation, dissolution or other corporate exchange, any large, special and non-recurring dividend or distribution to stockholders, or other similar corporate transaction, the Committee shall make such substitution or adjustment, if any, as is equitable and appropriate in order to preserve, without enlarging, the rights of Participants, as to (i) the number and kind of Shares which may be delivered pursuant to Sections 6.1 and 6.2, (ii) the number and kind of Shares subject to or deliverable in respect of outstanding Awards, and (iii) the exercise price, grant price or purchase price relating to any Award.  In addition, the Committee shall make such equitable and appropriate adjustments in the terms and conditions of, and the criteria included in, Awards (including cancellation of Awards in exchange for the intrinsic (i.e., in-the-money) value, if any, of the vested portion thereof, substitution of Awards using securities or other obligations of a successor or other entity, acceleration of the expiration date for Awards, or adjustment to performance goals in respect of Awards) in recognition of unusual or nonrecurring events (including events described in the preceding sentence, as well as acquisitions and dispositions of businesses and assets) affecting the Company, any Subsidiary or any business unit, or the financial statements of the Company or any Subsidiary, or in response to changes in applicable laws, regulations, or accounting principles.  Notwithstanding the foregoing, if any such event will result in the acquisition of all or substantially all of the Company’s outstanding Shares, then if the document governing such acquisition (e.g., merger agreement) specifies the treatment of outstanding Awards, such treatment shall govern without the need for any action by the Committee.

8.             General Provisions

8.1           Compliance with Laws and Obligations.  The Company shall not be obligated to issue or deliver Shares in connection with any Award or take any other action under the Plan in a transaction subject to the registration requirements of any applicable securities law, any requirement under any listing agreement between the Company and any securities exchange or automated quotation system, or any other law, regulation, or contractual obligation of the Company, until the Company is satisfied that such laws, regulations, and other obligations of the Company have been complied with in full.  Certificates representing Shares issued under the Plan will be subject to such stop-transfer orders and other restrictions as may be applicable under such laws, regulations, and other obligations of the Company, including any requirement that a legend or legends be placed thereon.

8.2           Limitations on Transferability.  Awards and other rights under the Plan will not be transferable by a Participant except to a Beneficiary in the event of the Participant’s death (to the extent any such Award, by its terms, survives the Participant’s death), and, if exercisable, shall be exercisable during the lifetime of a Participant only by such Participant or his guardian or legal representative; provided, however, that such Awards and other rights (not including incentive stock options or stock appreciation rights granted in tandem with incentive stock options) may be transferred during the lifetime of the Participant, for purposes of the Participant’s estate planning or other purposes consistent with the purposes of the Plan (as determined by the Committee), and may be exercised by such transferees in accordance with the terms of such Award, but only if and to the extent permitted by the Committee.  Awards and other rights under the Plan may not be pledged, mortgaged, hypothecated, or otherwise encumbered, and shall not be subject to the claims of creditors.  A Beneficiary, transferee, or other person claiming any rights under the Plan from or through any Participant shall be subject to all terms and conditions of the Plan and any Award Agreement applicable to such Participant, except as otherwise determined by the Committee, and to any additional terms and conditions deemed necessary or appropriate by the Committee.

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8.3           No Right to Continued Employment; Leaves of Absence.  Neither the Plan, the grant of any Award, nor any other action taken hereunder shall be construed as giving any employee, consultant, director, or other person the right to be retained in the employ or service of the Company or any of its Subsidiaries (for the vesting period or any other period of time), nor shall it interfere in any way with the right of the Company or any of its Subsidiaries to terminate any person’s employment or service at any time.  Unless otherwise specified in the applicable Award Agreement, (i) an approved leave of absence shall not be considered a termination of employment or service for purposes of an Award under the Plan, and (ii) any Participant who is employed by or performs services for a Subsidiary shall be considered to have terminated employment or service for purposes of an Award under the Plan if such Subsidiary is sold or no longer qualifies as a Subsidiary of the Company, unless such Participant remains employed by the Company or another Subsidiary.

8.4           Taxes.  The Company and any Subsidiary are authorized to withhold from any delivery of Shares in connection with an Award, any other payment relating to an Award, or any payroll or other payment to a Participant, amounts of withholding and other taxes due or potentially payable in connection with any transaction involving an Award, and to take such other action as the Committee may deem advisable to enable the Company, its Subsidiaries and Participants to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any Award.  This authority shall include authority to withhold or receive Shares or other consideration and to make cash payments in respect thereof in satisfaction of withholding tax obligations.

8.5           Changes to the Plan and Awards.  The Board may amend, suspend, discontinue, or terminate the Plan or the Committee’s authority to grant Awards under the Plan without the consent of stockholders or Participants, except that any amendment shall be subject to the approval of the Company’s stockholders at or before the next annual meeting of stockholders for which the record date is after the date of such Board action if such stockholder approval is required by any applicable law, regulation or stock exchange rule, and the Board may otherwise, in its discretion, determine to submit other such amendments to stockholders for approval.  Notwithstanding the foregoing, without the consent of an affected Participant, no such action may materially impair the rights of such Participant under any Award theretofore granted except as provided under Section 8.14.  The Committee may amend, suspend, discontinue, or terminate any Award theretofore granted and any Award Agreement relating thereto; provided, however, that, without the consent of an affected Participant, no such action may materially impair the rights of such Participant under such Award except as provided under Section 8.14.  Any action taken by the Committee pursuant to Section 7 shall not be treated as an action described in this Section 8.5.

8.6           No Right to Awards; No Stockholder Rights.  No Participant or other person shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Participants, employees, consultants, or directors.  No Award shall confer on any Participant any of the rights of a stockholder of the Company unless and until Shares are duly issued or transferred and delivered to the Participant in accordance with the terms of the Award.

8.7           Unfunded Status of Awards; Creation of Trusts.  The Plan is intended to constitute an “unfunded” plan for incentive compensation.  With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or any Award shall give any such Participant any rights that are greater than those of a general creditor of the Company; provided, however, that the Committee may authorize the creation of trusts or make other arrangements to meet the Company’s obligations under the Plan to deliver cash, Shares, other Awards, or other consideration pursuant to any Award, which trusts or other arrangements shall be consistent with the “unfunded” status of the Plan unless the Committee otherwise determines.

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8.8           Nonexclusivity of the Plan.  Neither the adoption of the Plan by the Board nor the submission of the Plan or of any amendment to stockholders for approval shall be construed as creating any limitations on the power of the Board to adopt such other compensatory arrangements as it may deem desirable, including the granting of awards otherwise than under the Plan, and such arrangements may be either applicable generally or only in specific cases.

8.9           Successors and Assigns.  The Plan and Award Agreements may be assigned by the Company to any successor to the Company’s business.  The Plan and any applicable Award Agreement shall be binding on all successors and assigns of the Company and a Participant, including any permitted transferee of a Participant, the Beneficiary or estate of such Participant and the executor, administrator or trustee of such estate, or any receiver or trustee in bankruptcy or representative of the Participant’s creditors.

8.10         Governing Law. The Plan and all Award Agreements shall be governed by and construed in accordance with the laws of the New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York, except to the extent Delaware Corporation Law applies by reason of the Company’s incorporation in the State of Delaware.

8.11         Severability of Provisions.  If any provision of the Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and the Plan shall be construed and enforced as if such provisions had not been included.

8.12         Plan Termination.  The Board may terminate the Plan at any time.  Upon any such termination of the Plan, no new authorizations of grants of Awards may be made, but then-outstanding Awards shall remain outstanding in accordance with their terms, and the Committee otherwise shall retain its full powers under the Plan with respect to such Awards.

8.13         Effective Date of Plan.  The Plan is effective on                                    , the date of adoption by the Board, contingent, however, on the approval of the Plan by the Company’s shareholders within 12 months of such date.  Awards may be granted under the Plan as of the effective date, provided that no Award shall be effective, exercisable, vested, earned or payable unless the Company’s shareholders approve the Plan within 12 months of the Board’s adoption of the Plan.  No Award may be granted under this Plan on or after 10 years following the effective date of the Plan.  Awards granted before that date shall remain valid in accordance with their terms.  No Awards that are intended to constitute Performance Awards under Section 162(m) of the Code shall be made on any date to a Covered Employee, unless the requirements of Treas. Reg. § 1.162-27(e)(4)(vi) (regarding shareholder approval of the material terms of the performance goal) have been satisfied.

8.14         Code Section 409A.  It is intended that Awards granted under the Plan shall either be exempt from, or comply with, the requirements of Code Section 409A.  Accordingly, notwithstanding any other provision hereof, the Committee may amend any outstanding Award without Participant’s consent if, as determined by the Committee in its sole discretion, such amendment is required to either (i) comply with Code Section 409A or (ii) prevent the Participant from being subject to any tax or penalty under Code Section 409A.  Notwithstanding the foregoing, however, neither the Company nor any of its Subsidiaries nor the Committee shall be liable to a Participant if an Award is subject to Code Section 409A or the Participant otherwise is subject to any additional tax or penalty under Code Section 409A.  Each Participant is solely responsible for the payment of any tax liability (including any taxes and penalties that may arise under Code Section 409A) that may result from any Award.

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EXHIBIT G TO
STOCK PURCHASE AGREEMENT

PARAMOUNT ACQUISITION CORP.

787 7th Avenue

New York, NY 10019

June [   ], 2007

Mr. Michael Segal

c/o B.J.K., Inc.

750 Park Place

Long Beach, NY 11561

Dear Mr. Segal:

Paramount Acquisition Corp., a Delaware corporation (“Paramount”), and B.J.K., Inc., a New York corporation d/b/a ChemRx (“ChemRx”), are parties to a Stock Purchase Agreement, dated as of June 1, 2007 (the “Purchase Agreement”).  Pursuant to the Purchase Agreement, Paramount will acquire 100% of the Capital Stock of ChemRx and ChemRx New Jersey, LLC (“ChemRx NJ”).  This Employment Letter sets forth the terms and conditions of your employment with Paramount and its subsidiaries and affiliates from time to time, including, without limitation, ChemRx and ChemRx NJ (collectively, the “Group”).

1.             Employment.  Unless your employment is terminated in accordance with Section 6 below, you agree to be employed, and Paramount agrees to employ you, during the period commencing upon the closing date of the transactions contemplated by the Purchase Agreement (the “Effective Date”) and ending on December 31, 2010.  Such period is referred to as the “Term”.  The portion of the Term during which you are actually employed by Paramount is referred to as the “Employment Period”.  Should the Purchase Agreement be terminated pursuant to Section 10.1 thereof, this Employment Letter shall be null and void and of no further force and effect.  Each party to this Employment Letter agrees that it has no claims, rights or obligations against any other party by virtue of this Employment Letter unless and until the closing of the transactions contemplated by the Purchase Agreement occurs.

2.             Position; Duties.

(a)           You will be employed by Paramount as its Vice President - New Jersey Operations.  In such capacity, you will report to the Chief Executive Officer, and shall have such authority and perform such duties customary for a vice president of a Delaware corporation or as may be assigned by the Chief Executive Officer consistent with your position as Vice President - New Jersey Operations.  You agree to comply with such lawful policies of Paramount as may be adopted from time to time.  During the Employment Period, your principal place of employment will be at the Group’s facility in South Plainfield, New Jersey.

(b)           You agree to use your best efforts, and devote substantially all of your working time, to perform such duties faithfully, and while you remain employed, not to engage in any other business activity that is in conflict with your duties and obligations to the Group.

Notwithstanding the foregoing, you may engage in the activities of (i) serving as an officer or director of, or otherwise participating in, non-profit educational, welfare, social, religious and civil organizations, and (ii) managing personal and family investments, provided that such activities set forth in clauses (i) and (ii) do not materially interfere with the performance and fulfillment of your duties and responsibilities hereunder.

3.             Base Salary; Bonus.

(a)           During the Employment Period, Paramount will pay you a base salary (“Base Salary”) at an annual rate of $200,000, which will be reviewed and subject to upward adjustment based on the recommendation of the Board of Directors of Paramount (the “Board of Directors”) (or a committee thereof) and the review and approval of the members of the Board of Directors, and payable in accordance with Paramount’s normal payroll practices.

(b)           For each calendar year that ends during the Employment Period beginning with the 2008 calendar year, you will have the opportunity to earn a bonus (a “Bonus”) of up to $100,000.  The amount of your Bonus, if any, for any calendar year, shall be determined in the sole discretion of the Board of Directors or a committee thereof.  Except as set forth in Section 6, to receive a Bonus, you must be employed on the last day of the calendar year for which a Bonus is awarded.  Each Bonus shall be paid 90 days after the end of the applicable calendar year.

4.             Benefits; Reimbursement of Expenses.

(a)           Benefits.  You shall participate in all medical, dental, pension and other benefit plans available to other senior executives of Paramount generally, as the Board of Directors shall adopt consistent with industry practice as of the Effective Date or as soon thereafter as the Board of Directors may determine in its reasonable discretion, provided that until such time as medical and dental insurance is in place, Paramount agrees to reimburse or pay on your behalf premiums for “COBRA” coverage to which you may be entitled.  Nothing in this Employment Letter shall restrict Paramount’s ability to change or terminate any or all of its benefit plans and programs from time to time; nor shall anything in this Employment Letter prevent any such change from affecting you.  If you die during the Employment Period, Paramount will pay the COBRA premiums for the continuation of medical insurance coverage for your spouse for a period of 12 months following the date of death or such shorter period as your spouse may be eligible for COBRA coverage (it being understood that to the extent such payment would constitute a taxable benefit, Paramount may make applicable withholding with respect to such taxable benefit from any amounts otherwise payable to your estate upon your death).

(b)           Reimbursement of Expenses.  Paramount shall pay or reimburse you for all reasonable out-of-pocket expenses incurred by you during the Employment Period.  You shall submit proof of expenses (including, in the case of reimbursement, proof of payment) in conformity with the regular policies and practices of Paramount for its executive employees, but in no event shall you be permitted to submit a claim for reimbursement more than three years after your separation from service with the Group.

5.             Vacation.  You shall be entitled to such reasonable paid vacation time as may be  compatible with your positions with Paramount and determined by the Board of Directors from

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time to time, giving due regard to the preservation of your health and also to the reasonable scheduling needs of Paramount in connection with your employment.

6.             Termination of Employment.

(a)           Death.  Your employment will terminate upon your death.  Your beneficiaries will be entitled to (i) any earned but unpaid Base Salary, (ii) any Bonus earned with respect to a completed period but not yet paid, (iii) unreimbursed business expenses submitted in accordance with paragraph 4(b), and (iv) any amounts accrued and payable under the terms of any of the Group’s benefit plans (collectively the “Accrued Obligations”).  In addition, your beneficiaries will be entitled to the Prorated Bonus.  For purposes of this Employment Letter, “Prorated Bonus” means the Bonus to which you would have been entitled had you remained employed until the end of the calendar year in which such termination occurs, multiplied by a fraction, the numerator of which is the number of days that you were employed during such calendar year, and the denominator of which is 365.  Any payments under this provision shall be made 30 days after the date of your death, except that payment of the Prorated Bonus, if any, shall be made 90 days after the end of the calendar year in which termination occurs and amounts payable under any of the Group’s benefit plans shall be paid in accordance with the terms of such plans.

(b)           Disability.  Paramount may terminate your employment by reason of your Disability.  “Disability” means your inability to perform your essential job functions by reason of a physical or mental impairment for a period of 120 consecutive days (or an aggregate of 180 days) within a period of 365 consecutive days as determined by an independent physician reasonably approved by you (or your representative) and Paramount.  Upon such termination, you will be entitled to the Accrued Obligations and the Prorated Bonus.  Any payments to you under this provision shall be made 30 days after the date on which your employment is terminated, except that payment of the Prorated Bonus, if any, shall be made 90 days after the end of the calendar year in which termination occurs and amounts payable under any of the Group’s benefit plans shall be paid in accordance with the terms of such plans.  Payment of the Prorated Bonus shall be conditional upon your continuing compliance, other than any isolated, insubstantial and inadvertent failure to comply that is not in bad faith, with the restrictive covenants contained in Section 7, as well as your execution, delivery and nonrevocation of release of claims in favor of Paramount, in substantially the form attached as Exhibit A (the “Release”).  If you fail to comply with the restrictive covenants set forth in Section 7 or to timely deliver the Release so that the Revocation Period (as such term is defined in the Release) has expired before the date that the Prorated Bonus would otherwise be paid under this Section 6(b), you will not be entitled to receive the Prorated Bonus.

(c)           Termination for Cause.  Paramount may terminate your employment during the Term for Cause.  “Cause” means your (i) commission of an act that constitutes common law fraud or a felony, commission of any other crime involving moral turpitude, or commission of any other tortious or unlawful act causing material harm to the business, standing or reputation of the Group without the good faith belief that such conduct was in the best interests of Paramount, (ii) material breach of this Employment Letter, after Paramount has given you 10 days written notice and an opportunity to cure such breach to the extent curable, (iii) your willful failure or refusal to perform your material duties or obligations under this Employment Letter, including, without limitation, willful refusal to abide by the directions of the Board of Directors or any

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reasonable policy adopted by the Board of Directors, in each case after Paramount has given you 10 days written notice and an opportunity to cure such failure or refusal to the extent curable, (iv) willful misconduct or gross negligence in the performance of your duties under this Employment Letter and (v) material misappropriation or embezzlement of any property of the Group.  Paramount shall not characterize any termination of your employment as a termination for Cause unless (i) you are given written notice of the conduct that constitutes Cause and (ii) you are given an opportunity to be heard before the Board of Directors with counsel of your choosing.  If your employment is terminated for Cause, you will only be entitled to the Accrued Obligations.

(d)           Termination by Paramount without Cause.  Paramount may terminate your employment during the Term for any or no reason.  If such termination is not by the Company for Cause or by reason of your death or Disability or if your employment is terminated without Cause upon expiration of the Term, then, in addition to the Accrued Obligations, and in lieu of any other severance benefits otherwise payable under any Paramount policy or otherwise,  subject to the limitations set forth below, the Company shall pay or provide you: (1) an amount equal to the sum of your annual Base Salary, payable over the one year period following termination of your employment in equal monthly installments paid on the first of each month beginning with the second month following the date of termination; (2) the Prorated Bonus, which shall be paid on the 90th day after the end of the year in which your termination occurs; and (3) one year of continued medical, dental and other benefits that may be in effect on the date of termination of your employment, provided that if Paramount’s plans do not permit you to participate on this basis, Paramount will provide such benefits outside of the plans and provided that if you become employed during this period and are eligible for comparable coverage from your new employer, Paramount shall cease providing such benefits.  Your right to the payments and benefits set forth in clauses (1) through (3) above (collectively the “Severance Benefits”) shall be conditional upon your continuing compliance, other than any insubstantial failure to comply that is not in bad faith, with the restrictive covenants contained in Section 7, as well as your execution, delivery and nonrevocation of the Release.  If you fail to comply with the restrictive covenants set forth in Section 7 or to timely deliver the Release so that the Revocation Period (as such term is defined in the Release) has expired before the earliest date that the applicable Severance Benefits would otherwise be paid under this Section 6(d), you will forfeit all Severance Benefits (including the provision of benefits under clause (3) above).  If you are eligible for cash payments under clause (1) and you are a “specified employee” under Section 409A of the Internal Revenue Code of 1986, as amended and the regulations promulgated thereunder (collectively, the “Code”), any portion of the payments that either do not qualify under the “short-term deferral rule” or exceed two times the lesser of (A) your “annualized compensation” for the calendar year preceding your termination of employment (in each case, as those terms are defined under Section 409A of the Code), or (B) the maximum amount that may be taken into account under Section 401(a)(17) of the Code for the year in which you terminate employment, shall be delayed until the first day of the seventh month following your termination of employment, or if earlier, your death.  If you are eligible for cash payments under clauses (2) and/or (3), such payments shall be made at the times as set forth above under clauses (2) and/or (3), respectively, except that, to the extent necessary to avoid adverse consequences to you under Section 409A of the Code, any such payments shall be delayed, if later than the payment dates set forth in clauses (2) and (3) above, until the first day of the seventh month following your termination of employment, or if earlier, your death. Furthermore, the Company shall not be required to make, and you shall not be required to receive, any severance or other payment or

4

benefit under Section 6 hereof at such time as the making of such payment or the provision of such benefit or the receipt thereof shall result in a tax to you arising under Section 409A of the Code.  The parties agree that for purposes of Code Section 409A and Treasury Regulation 1.409A-2(b)(2)(iii), amounts payable under clause (1) shall be treated as a right to a series of separate payments.

(e)           Termination by You for Good Reason.  You may terminate your employment during the Term for Good Reason.  “Good Reason” means (i) any material breach by Paramount of its obligations under this Employment Letter, (ii) any material diminution of your duties, reporting lines or authority or (iii) a relocation of your principal place of employment more than 50 miles from its location in South Plainfield, New Jersey as of the date hereof.  However, none of the foregoing events or conditions will constitute Good Reason unless (w) you provide the Company with a written objection of the event or condition within 30 days following the initial existence of the condition, (x) Paramount does not reverse or otherwise cure the event or condition to the extent curable within 30 days of receiving that written objection, (y) you resign your employment within 30 days following the expiration of that cure period, and (z) your termination of employment occurs within two years following the initial existence of one or more of the conditions described in the previous sentence.  If you terminate your employment for Good Reason, you shall be treated as if your employment were terminated by Paramount without Cause during the Term pursuant to Section 6(d) above. Your right to such Severance Benefits shall be subject to the same conditions as set forth in Section 6(d) regarding compliance with the restrictive covenants and execution, delivery and nonrevocation of the Release.

(f)            Termination by You without Good Reason.  You may terminate your employment during the Term for any or no reason.  If such termination is without Good Reason, you must first provide Paramount advance written notice of at least 120 days.  Upon such termination, you will only be entitled to the Accrued Obligations.

7.             Restrictive Covenants.

(a)           Executive’s Importance to the Group and the Effect of this Section 7.  You acknowledge that in the course of your ownership and operation of ChemRx and ChemRx NJ and your involvement in the Group’s activities, you have had and will continue to have access to Trade Secrets or other Confidential Information and that you have profited and will continue to profit from the goodwill associated with the Group.  In view of your access to the Trade Secrets or other Confidential Information and your importance to the Group, if you compete with the Group either during or for a period of time following the Term, the Group will likely suffer significant harm.  In return for the benefits you will receive from Paramount under this Agreement and to induce Paramount to enter into this Employment Letter and the Purchase Agreement and consummate transactions contemplated thereby, and in light of the potential harm that you could cause to the Group, you agree to the provisions of this Section 7.  You also acknowledge that Paramount would not have entered into the Purchase Agreement or this Employment Letter, if you did not agree to this Section 7.  This Section 7 limits your ability to earn a livelihood in a Competitive Enterprise (as defined below).  You acknowledge, however, that complying with this Section 7 will not result in severe economic hardship for you or your family.

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(b)           Non-Competition.  During the period commencing on the Effective Date and ending on the second anniversary following the termination of your employment for any reason (whether during or upon expiration of the Term) (the “Restricted Period”), you will not (except as an officer, director, stockholder, member, manager, employee, agent or consultant of Paramount) directly or indirectly, own, manage, operate, join, or have a financial interest in, control or participate in the ownership, management, operation or control of, or be employed as an employee, agent or consultant, or in any other individual or representative capacity whatsoever, or use or permit your name to be used in connection with, or be otherwise connected in any manner with any business or enterprise engaged in the institutional pharmacy business in any state in the United States in which the Group is then engaged or planning to engage in the institutional pharmacy business (any such business or enterprise, a “Competitive Enterprise”); provided that the foregoing restriction shall not be construed to prohibit the ownership by you together with your affiliates and associates, as the case may be, of not more than two percent (2%) of any class of securities of any corporation that is engaged in any of the foregoing businesses, having a class of securities registered pursuant to the Securities Exchange Act of 1934, as amended, which securities are publicly owned and regularly traded on any national exchange or in the over-the-counter market, provided further, that such ownership represents a passive investment and that you together with your affiliates and associates, either directly or indirectly, do not manage or exercise control of any such corporation, guarantee any of its financial obligations, otherwise take part in its business other than exercising your rights as a shareholder, or seek to do any of the foregoing; and provided further, that if any Severance Benefits due to you are not paid when due, your obligations under this paragraph 7(b) shall terminate upon failure of the Company to cure such non-payment after thirty (30) days’ prior written notice.  Notwithstanding anything to the contrary in this Agreement or any other document or instrument, except as expressly set forth in the preceding sentence, no breach or failure to perform on the part of the Paramount or any of its affiliates shall relieve you of your obligations under this Section 7.

(c)           Non-Solicitation.  During the period commencing on the Effective Date and ending on the third anniversary following the termination of your employment for any reason (whether during or upon expiration of the Term), you agree to refrain from (i) contacting any of the Group’s clients or customers, or any prospective client or customer, for the purpose of soliciting such client or customer to transact business with a Competitive Enterprise or reduce or refrain from doing any business with the Group, (ii) transacting business with any such client or customer that would cause you to be engaged in a Competitive Enterprise or to cause such client or customer to reduce or refrain from doing any business with the Group or (iii) interfering with or damaging any relationship between the Group and any such client or customer.  You further agree that during the Restricted Period, you shall not, directly or indirectly, (x) solicit or influence any individual who is an employee or consultant of the Group or was an employee or consultant of the Group during the Employment Period or within 12 months before the date of termination of the Employment Period to terminate his or her employment or consulting relationship with the Group or to apply for or accept employment with a Competitive Enterprise or (y) employ or retain any such individual.

(d)           Trade Secrets and Confidential Information.  You recognize that it is in the legitimate business interest of Paramount to restrict your disclosure or use of Trade Secrets or other Confidential Information (as defined below) relating to the Group for any purpose other

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than in connection with your performance of your duties to the Group, and to limit any potential appropriation of such Trade Secrets or other Confidential Information.  You therefore agree that all Trade Secrets or other Confidential Information relating to Paramount, ChemRx or ChemRx NJ, or any of their respective subsidiaries or businesses heretofore or in the future obtained by you shall be considered confidential and the proprietary information of Paramount.  You shall not use or disclose, or authorize any other person or entity to use or disclose, any Trade Secrets or other Confidential Information.  The term “Trade Secrets or other Confidential Information” shall mean all secret, confidential or proprietary information (whether or not reduced to writing and whether or not patentable or subject to protection by copyright and including, without limitation, any information conceived, originated, discovered or developed by you) about the Group and its businesses, and its methods, processes, products and services, past, present or contemplated, including, without limitation:  any and all information concerning strategies, sales, sales volume, sales methods, sales proposals, pricing, customers and prospective customers, identity of key personnel in the employ of customers, customer lists, and prospective customers, trade secrets,  know-how, computer programs, system documentation, system hardware, product hardware, software systems, related software development, manuals, formulae, processes, methods, machines, compositions, ideas, improvements, inventions, studies, policies, procedures or, information received by the Group from third parties in confidence and other confidential or proprietary information belonging to the Group or relating to the affairs of the Group.  Trade Secrets or other Confidential Information shall also include buying habits and preferences and other non-public information concerning customers and prospective customers of the Group.  Notwithstanding the foregoing, if you are compelled to disclose Trade Secrets or other Confidential Information by court order or other legal process, to the extent permitted by applicable law, you shall promptly so notify the Group so that it may seek a protective order or other assurance that confidential treatment of such Trade Secrets or other Confidential Information shall be afforded, and you shall reasonably cooperate with the Group in connection therewith.

(e)           Discoveries and Works.  All Discoveries and Works initiated, made or conceived by you, during your employment by Paramount or any other member of the Group, whether alone or in conjunction with others and whether prior to or following the date hereof, that relate to the activities of the Group shall be owned exclusively by Paramount, and you hereby assign to Paramount all right, title and interest you may have or acquire in all such Discoveries and Works.  The term “Discoveries and Works” includes, by way of example but without limitation, Trade Secrets or other Confidential Information, patents and patent applications, trademarks and trademark registrations and applications, service marks and service mark registrations and applications, trade names, copyrights and copyright registrations and applications.  You shall (a) promptly notify and make full disclosure to Paramount of any Discoveries and Works, and execute and deliver any documents requested by Paramount to evidence or better assure title to Discoveries and Works in Paramount, as so requested, (b) renounce any and all claims, including but not limited to claims of ownership and royalty, with respect to all Discoveries and Works and all other property owned or licensed by the Group, (c) assist Paramount in obtaining, maintaining and enforcing for itself at its own expense United States and foreign patents, copyrights, trade secret protection or other protection of or rights in any and all Discoveries and Works and (d) promptly execute, whether during the Employment Period or thereafter, all applications or other endorsements necessary or appropriate to maintain patents and other rights for Paramount and to protect the title of Paramount, including but not limited to assignments of such patents and other

7

rights.  You acknowledge that all Discoveries and Works shall be deemed “works made for hire” under the Copyright Act of 1976, as amended, 17 U.S.C. § 101.

(f)            No Public Statements or Disparagement.  You agree that you will not make any public statements regarding your employment or the termination of your employment (for whatever reason) that are not agreed to by Paramount.  You agree that, except as required by applicable law or regulation, you will not knowingly make any public statement that would libel, slander or disparage the Group or any of their respective past or present officers, directors, employees or agents.  Paramount agrees that, except as required by applicable law or regulation, it will not, and it will cause the other members of the Group not to, knowingly make any public statement that would libel, slander or disparage you.  Notwithstanding this Section, nothing contained herein shall limit or impair your or the Group’s ability to provide truthful testimony in response to any validly issued subpoena.

(g)           Remedies.  You agree that Paramount’s remedies at law for any breach or threat of breach by you of any of the provisions of this Section 7 will be inadequate, and that, in addition to any other remedy to which Paramount may be entitled at law or in equity, Paramount shall be entitled to a temporary or permanent injunction or injunctions or temporary restraining order or orders to prevent breaches of the provisions of this Section 7 and to enforce specifically the terms and provisions hereof, in each case without the need to post any security or bond and without the requirement to prove that monetary damages would be difficult to calculate and that remedies at law would be inadequate.  Nothing herein contained shall be construed as prohibiting Paramount from pursuing, in addition, any other remedies available to the Group for such breach or threatened breach.

(h)           Enforceability.  It is expressly understood and agreed that although the parties consider the restrictions contained in this Section 7 hereof to be reasonable for the purpose of preserving the goodwill, proprietary rights and going concern value of the Group, if a final determination is made by an arbitrator or court, as the case may be, having jurisdiction that the time or territory or any other restriction contained in this Section 7 is an unenforceable restriction on your activities, the provisions of this Section 7 shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such other extent as such arbitrator or court, as the case may be, may determine or indicate to be reasonable.  Alternatively, if the arbitrator or court, as the case may be, referred to above finds that any restriction contained in this Section 7 or any remedy provided herein is unenforceable, and such restriction or remedy cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained therein or the availability of any other remedy.

8.             Indemnification.  Paramount shall indemnify and hold you harmless from and against any and all losses, costs, damages or expenses (including reasonable attorneys’ fees) arising out of any claim or legal action brought against you, whether or not ultimately defensible under the applicable “Business Judgment Rule,” relating in any way to the services performed by you as an officer, director or manager for Paramount or any of its subsidiaries, whether arising during or after the Employment Period.  This indemnification provision is intended to be broadly interpreted and to provide for indemnification to the full extent permitted by applicable law.

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9.             Withholding.  Paramount shall have the right to withhold from any amount payable to you hereunder an amount necessary in order for Paramount to satisfy any withholding tax obligation it may have under applicable law.  Notwithstanding the foregoing, you are solely responsible for paying all required taxes on any payments or other compensation provided under this Employment Letter.

10.           Governing Law.  The terms of this Employment Letter, and any action arising hereunder, shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within the State.

11.           Waiver.  This Employment Letter may not be released, changed or modified in any manner, except by an instrument in writing signed by you and Paramount.  The failure of either party to enforce any of the provisions of this Employment Letter shall in no way be construed to be a waiver of any such provision.  No waiver of any breach of this Employment Letter shall be held to be a waiver of any other or subsequent breach.

12.           Assignment.  This Employment Letter is personal to you.  You shall not assign this Employment Letter or any of your rights and/or obligations under this Employment Letter to any other person.  Paramount may, without your consent, assign this Employment Letter to any successor to its business.

13.           Dispute Resolution. To benefit mutually from the time and cost savings of arbitration over the delay and expense of the use of the federal and state court systems, all disputes involving this Employment Letter (except, at the election of Paramount, for injunctive relief with respect to disputes arising out of an alleged breach or threatened breach of the restrictive covenants contained in Section 7), including claims of violations of federal or state discrimination statutes or public policy, shall be resolved pursuant to binding arbitration in New York, New York administered by the American Arbitration Association under its Employment Dispute Resolution Rules then in effect.  In the event of a dispute, a written request for arbitration shall be submitted to the New York, New York office of the American Arbitration Association.  The award of the arbitrators shall be final and binding and judgment upon the award may be entered in any court having jurisdiction thereof.  Except as otherwise provided above, this procedure shall be the exclusive means of settling any disputes that may arise under this Employment Letter.  For the purpose of any judicial proceeding to enforce such award or incidental to such arbitration or to compel arbitration and for purposes of Section 7 hereof, the parties hereby submit to the non-exclusive jurisdiction of the Supreme Court of the State of New York, New York County, or the United States District Court for the Southern District of New York, and agree that service of process in such arbitration or court proceedings shall be satisfactorily made upon it if sent by registered mail addressed to it at the address referred to below in Section 17.  All fees and expenses of the arbitrators and all other expenses of the arbitration, except for attorneys’ fees and witness expenses which shall be borne by each party, shall be shared equally by you and Paramount.  However, if in any arbitration proceeding or injunctive action, an award or decision is made in your favor on any material claim, Paramount shall reimburse all of your costs, including reasonable attorneys’ fees, that you incurred in connection with such proceeding or action.  You and Paramount agree that there will be no punitive damages payable as a result of any dispute involving this Employment Letter or otherwise involving your employment and agree not to request punitive damages.

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14.           No Conflicts.  You represent and warrant to Paramount that your acceptance of employment and the performance of your duties for the Group will not conflict with or result in a violation or breach of, or constitute a default under any contract, agreement or understanding to which you are or were a party or of which you are aware and that there are no restrictions, covenants, agreements or limitations on your right or ability to enter into and perform the terms of this Employment Letter.

15.           Entire Agreement.  Upon the Effective Date, this Employment Letter supersedes all previous and contemporaneous communications, agreements and understandings between you Paramount, ChemRx, ChemRx NJ or any other member of the Group, and constitutes the sole and entire agreement among you and the Group pertaining to the subject matter hereof.

16.           Counterparts.  This Employment Letter may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become a binding agreement when one or more counterparts have been signed by each party and delivered to the other party.

17.           Notices.  All notices, requests, demands and other communications under this Employment Letter must be in writing and will be deemed given (i) on the business day sent, when delivered by hand or facsimile transmission (with confirmation) during normal business hours, (ii) on the business day after the business day sent, if delivered by a nationally recognized overnight courier or (iii) on the third business day after the business day sent if delivered by registered or certified mail, return receipt requested, in each case to the following address or number (or to such other addresses or numbers as may be specified by notice that conforms to this Section 17):

If to you, to your address then on file with Paramount’s payroll department.

If to Paramount, to:

Paramount Acquisition Corp.

750 Park Place

Long Beach, NY 11561

Attention:  Corporate Secretary

with a copy to:

Paramount Acquisition Corp.

c/o Paramount BioSciences, LLC

787 7th Avenue

48th Floor

New York, NY 10019

Attention: J. Jay Lobell

Facsimile: (212) 580-0801

and

Covington & Burling LLP

The New York Times Building

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620 Eighth Avenue
New York, NY 10018

Attention: Stephen A. Infante, Esq.

Facsimile: (212) 841-1010

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If the foregoing is acceptable to you, kindly sign and return to us one copy of this letter.

Sincerely yours,

PARAMOUNT ACQUISITION CORP.

By:
Name:
Title:

AGREED TO AND ACCEPTED BY:

Michael Segal

[Signature Page to Employment Letter]

Exhibit A

RELEASE OF EMPLOYMENT CLAIMS

Michael Segal (“Executive”), for and in consideration of the payments and benefits that Executive shall receive under the Employment Agreement between the Executive and Paramount Acquisition Corp. (“Paramount”) dated June [     ], 2007 (the “Employment Agreement”), hereby executes the following General Release (“Release”) and agrees as follows:

1.             Executive, on behalf of Executive and Executive’s agents, assignees, attorneys, successors, assigns, heirs, administrators and executors, does hereby fully and completely forever release Paramount and its subsidiaries, affiliates, predecessors and successors and all of its past and/or present officers, directors, partners, members, managing members, managers, executives, agents, representatives, administrators, attorneys, insurers and fiduciaries in their individual and/or representative capacities (hereinafter collectively referred to as the “Releasees”), from any and all causes of action, suits, agreements, promises, damages, disputes, controversies, contentions, differences, judgments, claims, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, variances, trespasses, extents, executions and demands of any kind whatsoever, which Executive or Executive’s heirs, executors, administrators, successors and assigns ever had, now have or may have against the Releasees or any of them, in law, admiralty or equity, whether known or unknown to Executive, for, upon, or by reason of, any matter, action, omission, course or thing whatsoever occurring up to the date this Release is signed by Executive that arises from, in connection with or in relationship to Executive’s employment or other service relationship with Paramount or its affiliates, the termination of any such employment or service relationship and any applicable employment, compensatory or equity arrangement with Paramount or its affiliates; provided that such released claims shall not include any claims (i) to entitlements under Section 6 of the Employment Agreement or (ii) for indemnification under Section 12 of the Employment Agreement or the certificate of incorporation, by-laws or other similar organizational documents of Paramount with regard to Executive’s service as an officer of Paramount (such released claims are collectively referred to herein as the “Released Claims”).

2.             Notwithstanding the generality of paragraph (1) above, the Released Claims include, without limitation, (a) any and all claims under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Civil Rights Act of 1971, the Civil Rights Act of 1991, the Fair Labor Standards Act, the Executive Retirement Income Security Act of 1974, the Americans with Disabilities Act, the Family and Medical Leave Act of 1993, and any and all other federal, state or local laws, statutes, rules and regulations pertaining to employment or otherwise, and (b) any claims for wrongful discharge, breach of contract, fraud, misrepresentation or any compensation claims, or any other claims under any statute, rule, regulation or under the common law, including compensatory damages, punitive damages, attorney’s fees, costs, expenses and all claims for any other type of damage or relief.

3.             By signing this Release, the Executive waives any right that the Executive has or may have had to bring a lawsuit or make any claim against the Releasees based on any acts or omissions of the Releasees up to the date of the signing of this Release.

4.             Executive represents that he has read carefully and fully understands the terms of this Release, and that Executive has been advised to consult with an attorney and has had the opportunity to consult with an attorney prior to signing this Release.  Executive acknowledges that he is executing this Release voluntarily and knowingly and that he has not relied on any representations, promises or agreements of any kind made to Executive in connection with Executive’s decision to accept the terms of this Release, other than those set forth in this Release.  Executive acknowledges that Executive has been given at least twenty-one (21) days to consider whether Executive wants to sign this Release and that the Age Discrimination in Employment Act gives Executive the right to revoke this Release within seven (7) days after it is signed, and Executive understands that he will not receive any payments due him under the Employment Agreement until such seven (7) day revocation period (the “Revocation Period”) has passed and then, only if Executive has not revoked this Release. Upon such revocation, this Release and the severance provisions of the Employment Agreement shall be null and void and of no further force and effect. To the extent Executive has executed this Release within less than twenty-one (21) days after its delivery to Executive, Executive hereby acknowledges that his decision to execute this Release prior to the expiration of such twenty-one (21) day period was entirely voluntary.

Executive

EXHIBIT H TO
STOCK PURCHASE AGREEMENT

PARAMOUNT ACQUISITION CORP.

787 7th Avenue

New York, NY 10019

June [   ], 2007

Mr. Chuck Kelly

c/o B.J.K., Inc.

750 Park Place

Long Beach, NY 11561

Dear Mr. Kelly:

Paramount Acquisition Corp., a Delaware corporation (“Paramount”), and B.J.K., Inc., a New York corporation d/b/a ChemRx (“ChemRx”), are parties to a Stock Purchase Agreement, dated as of June 1, 2007 (the “Purchase Agreement”).  Pursuant to the Purchase Agreement, Paramount will acquire 100% of the Capital Stock of ChemRx and ChemRx New Jersey, LLC (“ChemRx NJ”).  This Employment Letter sets forth the terms and conditions of your employment with Paramount and its subsidiaries and affiliates from time to time, including, without limitation, ChemRx and ChemRx NJ (collectively, the “Group”).

1.             Employment.  Unless your employment is terminated in accordance with Section 6 below, you agree to be employed, and Paramount agrees to employ you, during the period commencing upon the closing date of the transactions contemplated by the Purchase Agreement (the “Effective Date”) and ending on December 31, 2010.  Such period is referred to as the “Term”.  The portion of the Term during which you are actually employed by Paramount is referred to as the “Employment Period”.  Should the Purchase Agreement be terminated pursuant to Section 10.1 thereof, this Employment Letter shall be null and void and of no further force and effect.  Each party to this Employment Letter agrees that it has no claims, rights or obligations against any other party by virtue of this Employment Letter unless and until the closing of the transactions contemplated by the Purchase Agreement occurs.

2.             Position; Duties.

(a)           You will be employed by Paramount as its Chief Financial Officer.  In such capacity, you will report to the Chief Executive Officer of Paramount, and shall have such authority and perform such duties customary for a chief financial officer of a Delaware corporation or as may be assigned by the Chief Executive Officer consistent with your position as Chief Financial Officer.  You agree to comply with such lawful policies of Paramount as may be adopted from time to time.  During the Employment Period, your principal place of employment will be at the Group’s headquarters in Long Beach, New York.

(b)           You agree to use your best efforts, and devote substantially all of your working time, to perform such duties faithfully, and while you remain employed, not to engage in any other business activity that is in conflict with your duties and obligations to the Group.

Notwithstanding the foregoing, you may engage in the activities of (i) serving as an officer or director of, or otherwise participating in, non-profit educational, welfare, social, religious and civil organizations, and (ii) managing personal and family investments, provided that such activities set forth in clauses (i) and (ii) do not materially interfere with the performance and fulfillment of your duties and responsibilities hereunder.

3.             Base Salary; Bonus.

(a)           During the Employment Period, Paramount will pay you a base salary (“Base Salary”) at an annual rate of $250,000, which will be reviewed and subject to upward adjustment based on the recommendation of the Board of Directors of Paramount (the “Board of Directors”) (or a committee thereof) and the review and approval of the members of the Board of Directors, and payable in accordance with Paramount’s normal payroll practices.

(b)           For each calendar year that ends during the Employment Period beginning with the 2008 calendar year, you will have the opportunity to earn a bonus (a “Bonus”) of up to $125,000.  The amount of your Bonus, if any, for any calendar year, shall be determined in the sole discretion of the Board of Directors or a committee thereof.  Except as set forth in Section 6, to receive a Bonus, you must be employed on the last day of the calendar year for which a Bonus is awarded.  Each Bonus shall be paid 90 days after the end of the applicable calendar year.

4.             Benefits; Reimbursement of Expenses.

(a)           Benefits.  You shall participate in all medical, dental, pension and other benefit plans available to other senior executives of Paramount generally, as the Board of Directors shall adopt consistent with industry practice as of the Effective Date or as soon thereafter as the Board of Directors may determine in its reasonable discretion, provided that until such time as medical and dental insurance is in place, Paramount agrees to reimburse or pay on your behalf premiums for “COBRA” coverage to which you may be entitled.  Nothing in this Employment Letter shall restrict Paramount’s ability to change or terminate any or all of its benefit plans and programs from time to time; nor shall anything in this Employment Letter prevent any such change from affecting you.  If you die during the Employment Period, Paramount will pay the COBRA premiums for the continuation of medical insurance coverage for your spouse for a period of 12 months following the date of death or such shorter period as your spouse may be eligible for COBRA coverage (it being understood that to the extent such payment would constitute a taxable benefit, Paramount may make applicable withholding with respect to such taxable benefit from any amounts otherwise payable to your estate upon your death).

(b)           Reimbursement of Expenses.  Paramount shall pay or reimburse you for all reasonable out-of-pocket expenses incurred by you during the Employment Period.  You shall submit proof of expenses (including, in the case of reimbursement, proof of payment) in conformity with the regular policies and practices of Paramount for its executive employees, but in no event shall you be permitted to submit a claim for reimbursement more than three years after your separation from service with the Group.

5.             Vacation.  You shall be entitled to such reasonable paid vacation time as may be  compatible with your positions with Paramount and determined by the Board of Directors from

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time to time, giving due regard to the preservation of your health and also to the reasonable scheduling needs of Paramount in connection with your employment.

6.             Termination of Employment.

(a)           Death.  Your employment will terminate upon your death.  Your beneficiaries will be entitled to (i) any earned but unpaid Base Salary, (ii) any Bonus earned with respect to a completed period but not yet paid, (iii) unreimbursed business expenses submitted in accordance with paragraph 4(b), and (iv) any amounts accrued and payable under the terms of any of the Group’s benefit plans (collectively the “Accrued Obligations”).  In addition, your beneficiaries will be entitled to the Prorated Bonus.  For purposes of this Employment Letter, “Prorated Bonus” means the Bonus to which you would have been entitled had you remained employed until the end of the calendar year in which such termination occurs, multiplied by a fraction, the numerator of which is the number of days that you were employed during such calendar year, and the denominator of which is 365.  Any payments under this provision shall be made 30 days after the date of your death, except that payment of the Prorated Bonus, if any, shall be made 90 days after the end of the calendar year in which termination occurs and amounts payable under any of the Group’s benefit plans shall be paid in accordance with the terms of such plans.

(b)           Disability.  Paramount may terminate your employment by reason of your Disability.  “Disability” means your inability to perform your essential job functions by reason of a physical or mental impairment for a period of 120 consecutive days (or an aggregate of 180 days) within a period of 365 consecutive days as determined by an independent physician reasonably approved by you (or your representative) and Paramount.  Upon such termination, you will be entitled to the Accrued Obligations and the Prorated Bonus.  Any payments to you under this provision shall be made 30 days after the date on which your employment is terminated, except that payment of the Prorated Bonus, if any, shall be made 90 days after the end of the calendar year in which termination occurs and amounts payable under any of the Group’s benefit plans shall be paid in accordance with the terms of such plans.  Payment of the Prorated Bonus shall be conditional upon your continuing compliance, other than any isolated, insubstantial and inadvertent failure to comply that is not in bad faith, with the restrictive covenants contained in Section 7, as well as your execution, delivery and nonrevocation of release of claims in favor of Paramount, in substantially the form attached as Exhibit A (the “Release”).  If you fail to comply with the restrictive covenants set forth in Section 7 or to timely deliver the Release so that the Revocation Period (as such term is defined in the Release) has expired before the date that the Prorated Bonus would otherwise be paid under this Section 6(b), you will not be entitled to receive the Prorated Bonus.

(c)           Termination for Cause.  Paramount may terminate your employment during the Term for Cause.  “Cause” means your (i) commission of an act that constitutes common law fraud or a felony, commission of any other crime involving moral turpitude, or commission of any other tortious or unlawful act causing material harm to the business, standing or reputation of the Group without the good faith belief that such conduct was in the best interests of Paramount, (ii) material breach of this Employment Letter, after Paramount has given you 10 days written notice and an opportunity to cure such breach to the extent curable, (iii) your willful failure or refusal to perform your material duties or obligations under this Employment Letter, including, without limitation, willful refusal to abide by the directions of the Board of Directors or any

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reasonable policy adopted by the Board of Directors, in each case after Paramount has given you 10 days written notice and an opportunity to cure such failure or refusal to the extent curable, (iv) willful misconduct or gross negligence in the performance of your duties under this Employment Letter and (v) material misappropriation or embezzlement of any property of the Group.  Paramount shall not characterize any termination of your employment as a termination for Cause unless (i) you are given written notice of the conduct that constitutes Cause and (ii) you are given an opportunity to be heard before the Board of Directors with counsel of your choosing.  If your employment is terminated for Cause, you will only be entitled to the Accrued Obligations.

(d)           Termination by Paramount without Cause.  Paramount may terminate your employment during the Term for any or no reason.  If such termination is not by the Company for Cause or by reason of your death or Disability or if your employment is terminated without Cause upon expiration of the Term, then, in addition to the Accrued Obligations, and in lieu of any other severance benefits otherwise payable under any Paramount policy or otherwise,  subject to the limitations set forth below, the Company shall pay or provide you: (1) an amount equal to the sum of your annual Base Salary, payable over the one year period following termination of your employment in equal monthly installments paid on the first of each month beginning with the second month following the date of termination; (2) the Prorated Bonus, which shall be paid on the 90th day after the end of the year in which your termination occurs; and (3) one year of continued medical, dental and other benefits that may be in effect on the date of termination of your employment, provided that if Paramount’s plans do not permit you to participate on this basis, Paramount will provide such benefits outside of the plans and provided that if you become employed during this period and are eligible for comparable coverage from your new employer, Paramount shall cease providing such benefits.  Your right to the payments and benefits set forth in clauses (1) through (3) above (collectively the “Severance Benefits”) shall be conditional upon your continuing compliance, other than any insubstantial failure to comply that is not in bad faith, with the restrictive covenants contained in Section 7, as well as your execution, delivery and nonrevocation of the Release.  If you fail to comply with the restrictive covenants set forth in Section 7 or to timely deliver the Release so that the Revocation Period (as such term is defined in the Release) has expired before the earliest date that the applicable Severance Benefits would otherwise be paid under this Section 6(d), you will forfeit all Severance Benefits (including the provision of benefits under clause (3) above).  If you are eligible for cash payments under clause (1) and you are a “specified employee” under Section 409A of the Internal Revenue Code of 1986, as amended and the regulations promulgated thereunder (collectively, the “Code”), any portion of the payments that either do not qualify under the “short-term deferral rule” or exceed two times the lesser of (A) your “annualized compensation” for the calendar year preceding your termination of employment (in each case, as those terms are defined under Section 409A of the Code), or (B) the maximum amount that may be taken into account under Section 401(a)(17) of the Code for the year in which you terminate employment, shall be delayed until the first day of the seventh month following your termination of employment, or if earlier, your death.  If you are eligible for cash payments under clauses (2) and/or (3), such payments shall be made at the times as set forth above under clauses (2) and/or (3), respectively, except that, to the extent necessary to avoid adverse consequences to you under Section 409A of the Code, any such payments shall be delayed, if later than the payment dates set forth in clauses (2) and (3) above, until the first day of the seventh month following your termination of employment, or if earlier, your death. Furthermore, the Company shall not be required to make, and you shall not be required to receive, any severance or other payment or

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benefit under Section 6 hereof at such time as the making of such payment or the provision of such benefit or the receipt thereof shall result in a tax to you arising under Section 409A of the Code.  The parties agree that for purposes of Code Section 409A and Treasury Regulation 1.409A-2(b)(2)(iii), amounts payable under clause (1) shall be treated as a right to a series of separate payments.

(e)           Termination by You for Good Reason.  You may terminate your employment during the Term for Good Reason.  “Good Reason” means (i) any material breach by Paramount of its obligations under this Employment Letter, (ii) any material diminution of your duties, reporting lines or authority or (iii) a relocation of your principal place of employment more than 50 miles from its location in Long Beach, New York as of the date hereof.  However, none of the foregoing events or conditions will constitute Good Reason unless (w) you provide the Company with a written objection of the event or condition within 30 days following the initial existence of the condition, (x) Paramount does not reverse or otherwise cure the event or condition to the extent curable within 30 days of receiving that written objection (y) you resign your employment within 30 days following the expiration of that cure period, and (z) your termination of employment occurs within two years following the initial existence of one or more of the conditions described in the previous sentence.  If you terminate your employment for Good Reason, you shall be treated as if your employment were terminated by Paramount without Cause during the Term pursuant to Section 6(d) above. Your right to such Severance Benefits shall be subject to the same conditions as set forth in Section 6(d) regarding compliance with the restrictive covenants and execution, delivery and nonrevocation of the Release.

(f)            Termination by You without Good Reason.  You may terminate your employment during the Term for any or no reason.  If such termination is without Good Reason, you must first provide Paramount advance written notice of at least 120 days.  Upon such termination, you will only be entitled to the Accrued Obligations.

7.             Restrictive Covenants.

(a)           Executive’s Importance to the Group and the Effect of this Section 7.  You acknowledge that in the course of your ownership and operation of ChemRx and ChemRx NJ and your involvement in the Group’s activities, you have had and will continue to have access to Trade Secrets or other Confidential Information and that you have profited and will continue to profit from the goodwill associated with the Group.  In view of your access to the Trade Secrets or other Confidential Information and your importance to the Group, if you compete with the Group either during or for a period of time following the Term, the Group will likely suffer significant harm.  In return for the benefits you will receive from Paramount under this Agreement and to induce Paramount to enter into this Employment Letter and the Purchase Agreement and consummate transactions contemplated thereby, and in light of the potential harm that you could cause to the Group, you agree to the provisions of this Section 7.  You also acknowledge that Paramount would not have entered into the Purchase Agreement or this Employment Letter, if you did not agree to this Section 7.  This Section 7 limits your ability to earn a livelihood in a Competitive Enterprise (as defined below).  You acknowledge, however, that complying with this Section 7 will not result in severe economic hardship for you or your family.

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(b)           Non-Competition.  During the period commencing on the Effective Date and ending on the second anniversary following the termination of your employment for any reason (whether during or upon expiration of the Term) (the “Restricted Period”), you will not (except as an officer, director, stockholder, member, manager, employee, agent or consultant of Paramount) directly or indirectly, own, manage, operate, join, or have a financial interest in, control or participate in the ownership, management, operation or control of, or be employed as an employee, agent or consultant, or in any other individual or representative capacity whatsoever, or use or permit your name to be used in connection with, or be otherwise connected in any manner with any business or enterprise engaged in the institutional pharmacy business in any state in the United States in which the Group is then engaged or planning to engage in the institutional pharmacy business (any such business or enterprise, a “Competitive Enterprise”); provided that the foregoing restriction shall not be construed to prohibit the ownership by you together with your affiliates and associates, as the case may be, of not more than two percent (2%) of any class of securities of any corporation that is engaged in any of the foregoing businesses, having a class of securities registered pursuant to the Securities Exchange Act of 1934, as amended, which securities are publicly owned and regularly traded on any national exchange or in the over-the-counter market, provided further, that such ownership represents a passive investment and that you together with your affiliates and associates, either directly or indirectly, do not manage or exercise control of any such corporation, guarantee any of its financial obligations, otherwise take part in its business other than exercising your rights as a shareholder, or seek to do any of the foregoing; and provided further, that if any Severance Benefits due to you are not paid when due, your obligations under this paragraph 7(b) shall terminate upon failure of the Company to cure such non-payment after thirty (30) days’ prior written notice.  Notwithstanding anything to the contrary in this Agreement or any other document or instrument, except as expressly set forth in the preceding sentence, no breach or failure to perform on the part of the Paramount or any of its affiliates shall relieve you of your obligations under this Section 7.

(c)           Non-Solicitation.  During the period commencing on the Effective Date and ending on the third anniversary following the termination of your employment for any reason (whether during or upon expiration of the Term), you agree to refrain from (i) contacting any of the Group’s clients or customers, or any prospective client or customer, for the purpose of soliciting such client or customer to transact business with a Competitive Enterprise or reduce or refrain from doing any business with the Group, (ii) transacting business with any such client or customer that would cause you to be engaged in a Competitive Enterprise or to cause such client or customer to reduce or refrain from doing any business with the Group or (iii) interfering with or damaging any relationship between the Group and any such client or customer.  You further agree that during the Restricted Period, you shall not, directly or indirectly, (x) solicit or influence any individual who is an employee or consultant of the Group or was an employee or consultant of the Group during the Employment Period or within 12 months before the date of termination of the Employment Period to terminate his or her employment or consulting relationship with the Group or to apply for or accept employment with a Competitive Enterprise or (y) employ or retain any such individual.

(d)           Trade Secrets and Confidential Information.  You recognize that it is in the legitimate business interest of Paramount to restrict your disclosure or use of Trade Secrets or other Confidential Information (as defined below) relating to the Group for any purpose other

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than in connection with your performance of your duties to the Group, and to limit any potential appropriation of such Trade Secrets or other Confidential Information.  You therefore agree that all Trade Secrets or other Confidential Information relating to Paramount, ChemRx or ChemRx NJ, or any of their respective subsidiaries or businesses heretofore or in the future obtained by you shall be considered confidential and the proprietary information of Paramount.  You shall not use or disclose, or authorize any other person or entity to use or disclose, any Trade Secrets or other Confidential Information.  The term “Trade Secrets or other Confidential Information” shall mean all secret, confidential or proprietary information (whether or not reduced to writing and whether or not patentable or subject to protection by copyright and including, without limitation, any information conceived, originated, discovered or developed by you) about the Group and its businesses, and its methods, processes, products and services, past, present or contemplated, including, without limitation:  any and all information concerning strategies, sales, sales volume, sales methods, sales proposals, pricing, customers and prospective customers, identity of key personnel in the employ of customers, customer lists, and prospective customers, trade secrets,  know-how, computer programs, system documentation, system hardware, product hardware, software systems, related software development, manuals, formulae, processes, methods, machines, compositions, ideas, improvements, inventions, studies, policies, procedures or, information received by the Group from third parties in confidence and other confidential or proprietary information belonging to the Group or relating to the affairs of the Group.  Trade Secrets or other Confidential Information shall also include buying habits and preferences and other non-public information concerning customers and prospective customers of the Group.  Notwithstanding the foregoing, if you are compelled to disclose Trade Secrets or other Confidential Information by court order or other legal process, to the extent permitted by applicable law, you shall promptly so notify the Group so that it may seek a protective order or other assurance that confidential treatment of such Trade Secrets or other Confidential Information shall be afforded, and you shall reasonably cooperate with the Group in connection therewith.

(e)           Discoveries and Works.  All Discoveries and Works initiated, made or conceived by you, during your employment by Paramount or any other member of the Group, whether alone or in conjunction with others and whether prior to or following the date hereof, that relate to the activities of the Group shall be owned exclusively by Paramount, and you hereby assign to Paramount all right, title and interest you may have or acquire in all such Discoveries and Works.  The term “Discoveries and Works” includes, by way of example but without limitation, Trade Secrets or other Confidential Information, patents and patent applications, trademarks and trademark registrations and applications, service marks and service mark registrations and applications, trade names, copyrights and copyright registrations and applications.  You shall (a) promptly notify and make full disclosure to Paramount of any Discoveries and Works, and execute and deliver any documents requested by Paramount to evidence or better assure title to Discoveries and Works in Paramount, as so requested, (b) renounce any and all claims, including but not limited to claims of ownership and royalty, with respect to all Discoveries and Works and all other property owned or licensed by the Group, (c) assist Paramount in obtaining, maintaining and enforcing for itself at its own expense United States and foreign patents, copyrights, trade secret protection or other protection of or rights in any and all Discoveries and Works and (d) promptly execute, whether during the Employment Period or thereafter, all applications or other endorsements necessary or appropriate to maintain patents and other rights for Paramount and to protect the title of Paramount, including but not limited to assignments of such patents and other

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rights.  You acknowledge that all Discoveries and Works shall be deemed “works made for hire” under the Copyright Act of 1976, as amended, 17 U.S.C. § 101.

(f)            No Public Statements or Disparagement.  You agree that you will not make any public statements regarding your employment or the termination of your employment (for whatever reason) that are not agreed to by Paramount.  You agree that, except as required by applicable law or regulation, you will not knowingly make any public statement that would libel, slander or disparage the Group or any of their respective past or present officers, directors, employees or agents.  Paramount agrees that, except as required by applicable law or regulation, it will not, and it will cause the other members of the Group not to, knowingly make any public statement that would libel, slander or disparage you.  Notwithstanding this Section, nothing contained herein shall limit or impair your or the Group’s ability to provide truthful testimony in response to any validly issued subpoena.

(g)           Remedies.  You agree that Paramount’s remedies at law for any breach or threat of breach by you of any of the provisions of this Section 7 will be inadequate, and that, in addition to any other remedy to which Paramount may be entitled at law or in equity, Paramount shall be entitled to a temporary or permanent injunction or injunctions or temporary restraining order or orders to prevent breaches of the provisions of this Section 7 and to enforce specifically the terms and provisions hereof, in each case without the need to post any security or bond and without the requirement to prove that monetary damages would be difficult to calculate and that remedies at law would be inadequate.  Nothing herein contained shall be construed as prohibiting Paramount from pursuing, in addition, any other remedies available to the Group for such breach or threatened breach.

(h)           Enforceability.  It is expressly understood and agreed that although the parties consider the restrictions contained in this Section 7 hereof to be reasonable for the purpose of preserving the goodwill, proprietary rights and going concern value of the Group, if a final determination is made by an arbitrator or court, as the case may be, having jurisdiction that the time or territory or any other restriction contained in this Section 7 is an unenforceable restriction on your activities, the provisions of this Section 7 shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such other extent as such arbitrator or court, as the case may be, may determine or indicate to be reasonable.  Alternatively, if the arbitrator or court, as the case may be, referred to above finds that any restriction contained in this Section 7 or any remedy provided herein is unenforceable, and such restriction or remedy cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained therein or the availability of any other remedy.

8.             Indemnification.  Paramount shall indemnify and hold you harmless from and against any and all losses, costs, damages or expenses (including reasonable attorneys’ fees) arising out of any claim or legal action brought against you, whether or not ultimately defensible under the applicable “Business Judgment Rule,” relating in any way to the services performed by you as an officer, director or manager for Paramount or any of its subsidiaries, whether arising during or after the Employment Period.  This indemnification provision is intended to be broadly interpreted and to provide for indemnification to the full extent permitted by applicable law.

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9.             Withholding.  Paramount shall have the right to withhold from any amount payable to you hereunder an amount necessary in order for Paramount to satisfy any withholding tax obligation it may have under applicable law.  Notwithstanding the foregoing, you are solely responsible for paying all required taxes on any payments or other compensation provided under this Employment Letter.

10.           Governing Law.  The terms of this Employment Letter, and any action arising hereunder, shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within the State.

11.           Waiver.  This Employment Letter may not be released, changed or modified in any manner, except by an instrument in writing signed by you and Paramount.  The failure of either party to enforce any of the provisions of this Employment Letter shall in no way be construed to be a waiver of any such provision.  No waiver of any breach of this Employment Letter shall be held to be a waiver of any other or subsequent breach.

12.           Assignment.  This Employment Letter is personal to you.  You shall not assign this Employment Letter or any of your rights and/or obligations under this Employment Letter to any other person.  Paramount may, without your consent, assign this Employment Letter to any successor to its business.

13.           Dispute Resolution. To benefit mutually from the time and cost savings of arbitration over the delay and expense of the use of the federal and state court systems, all disputes involving this Employment Letter (except, at the election of Paramount, for injunctive relief with respect to disputes arising out of an alleged breach or threatened breach of the restrictive covenants contained in Section 7), including claims of violations of federal or state discrimination statutes or public policy, shall be resolved pursuant to binding arbitration in New York, New York administered by the American Arbitration Association under its Employment Dispute Resolution Rules then in effect.  In the event of a dispute, a written request for arbitration shall be submitted to the New York, New York office of the American Arbitration Association.  The award of the arbitrators shall be final and binding and judgment upon the award may be entered in any court having jurisdiction thereof.  Except as otherwise provided above, this procedure shall be the exclusive means of settling any disputes that may arise under this Employment Letter.  For the purpose of any judicial proceeding to enforce such award or incidental to such arbitration or to compel arbitration and for purposes of Section 7 hereof, the parties hereby submit to the non-exclusive jurisdiction of the Supreme Court of the State of New York, New York County, or the United States District Court for the Southern District of New York, and agree that service of process in such arbitration or court proceedings shall be satisfactorily made upon it if sent by registered mail addressed to it at the address referred to below in Section 17.  All fees and expenses of the arbitrators and all other expenses of the arbitration, except for attorneys’ fees and witness expenses which shall be borne by each party, shall be shared equally by you and Paramount.  However, if in any arbitration proceeding or injunctive action, an award or decision is made in your favor on any material claim, Paramount shall reimburse all of your costs, including reasonable attorneys’ fees, that you incurred in connection with such proceeding or action.  You and Paramount agree that there will be no punitive damages payable as a result of any dispute involving this Employment Letter or otherwise involving your employment and agree not to request punitive damages.

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14.           No Conflicts.  You represent and warrant to Paramount that your acceptance of employment and the performance of your duties for the Group will not conflict with or result in a violation or breach of, or constitute a default under any contract, agreement or understanding to which you are or were a party or of which you are aware and that there are no restrictions, covenants, agreements or limitations on your right or ability to enter into and perform the terms of this Employment Letter.

15.           Entire Agreement.  Upon the Effective Date, this Employment Letter supersedes all previous and contemporaneous communications, agreements and understandings between you Paramount, ChemRx, ChemRx NJ or any other member of the Group, and constitutes the sole and entire agreement among you and the Group pertaining to the subject matter hereof.

16.           Counterparts.  This Employment Letter may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become a binding agreement when one or more counterparts have been signed by each party and delivered to the other party.

17.           Notices.  All notices, requests, demands and other communications under this Employment Letter must be in writing and will be deemed given (i) on the business day sent, when delivered by hand or facsimile transmission (with confirmation) during normal business hours, (ii) on the business day after the business day sent, if delivered by a nationally recognized overnight courier or (iii) on the third business day after the business day sent if delivered by registered or certified mail, return receipt requested, in each case to the following address or number (or to such other addresses or numbers as may be specified by notice that conforms to this Section 17):

If to you, to your address then on file with Paramount’s payroll department.

If to Paramount, to:

Paramount Acquisition Corp.

750 Park Place

Long Beach, NY 11561

Attention:  Corporate Secretary

with a copy to:

Paramount Acquisition Corp.

c/o Paramount BioSciences, LLC

787 7th Avenue

48th Floor

New York, NY 10019

Attention: J. Jay Lobell

Facsimile: (212) 580-0801

and

Covington & Burling LLP

The New York Times Building

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620 Eighth Avenue
New York, NY 10018

Attention: Stephen A. Infante, Esq.

Facsimile: (212) 841-1010

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If the foregoing is acceptable to you, kindly sign and return to us one copy of this letter.

Sincerely yours,

PARAMOUNT ACQUISITION CORP.

By:
Name:
Title:

AGREED TO AND ACCEPTED BY:

Chuck Kelly

[Signature Page to Employment Letter]

Exhibit A

RELEASE OF EMPLOYMENT CLAIMS

Chuck Kelly (“Executive”), for and in consideration of the payments and benefits that Executive shall receive under the Employment Agreement between the Executive and Paramount Acquisition Corp. (“Paramount”) dated June [    ], 2007 (the “Employment Agreement”), hereby executes the following General Release (“Release”) and agrees as follows:

1.             Executive, on behalf of Executive and Executive’s agents, assignees, attorneys, successors, assigns, heirs, administrators and executors, does hereby fully and completely forever release Paramount and its subsidiaries, affiliates, predecessors and successors and all of its past and/or present officers, directors, partners, members, managing members, managers, executives, agents, representatives, administrators, attorneys, insurers and fiduciaries in their individual and/or representative capacities (hereinafter collectively referred to as the “Releasees”), from any and all causes of action, suits, agreements, promises, damages, disputes, controversies, contentions, differences, judgments, claims, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, variances, trespasses, extents, executions and demands of any kind whatsoever, which Executive or Executive’s heirs, executors, administrators, successors and assigns ever had, now have or may have against the Releasees or any of them, in law, admiralty or equity, whether known or unknown to Executive, for, upon, or by reason of, any matter, action, omission, course or thing whatsoever occurring up to the date this Release is signed by Executive that arises from, in connection with or in relationship to Executive’s employment or other service relationship with Paramount or its affiliates, the termination of any such employment or service relationship and any applicable employment, compensatory or equity arrangement with Paramount or its affiliates; provided that such released claims shall not include any claims (i) to entitlements under Section 6 of the Employment Agreement or (ii) for indemnification under Section 12 of the Employment Agreement or the certificate of incorporation, by-laws or other similar organizational documents of Paramount with regard to Executive’s service as an officer of Paramount, (such released claims are collectively referred to herein as the “Released Claims”).

2.             Notwithstanding the generality of paragraph (1) above, the Released Claims include, without limitation, (a) any and all claims under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Civil Rights Act of 1971, the Civil Rights Act of 1991, the Fair Labor Standards Act, the Executive Retirement Income Security Act of 1974, the Americans with Disabilities Act, the Family and Medical Leave Act of 1993, and any and all other federal, state or local laws, statutes, rules and regulations pertaining to employment or otherwise, and (b) any claims for wrongful discharge, breach of contract, fraud, misrepresentation or any compensation claims, or any other claims under any statute, rule, regulation or under the common law, including compensatory damages, punitive damages, attorney’s fees, costs, expenses and all claims for any other type of damage or relief.

3.             By signing this Release, the Executive waives any right that the Executive has or may have had to bring a lawsuit or make any claim against the Releasees based on any acts or omissions of the Releasees up to the date of the signing of this Release.

4.             Executive represents that he has read carefully and fully understands the terms of this Release, and that Executive has been advised to consult with an attorney and has had the opportunity to consult with an attorney prior to signing this Release.  Executive acknowledges that he is executing this Release voluntarily and knowingly and that he has not relied on any representations, promises or agreements of any kind made to Executive in connection with Executive’s decision to accept the terms of this Release, other than those set forth in this Release.  Executive acknowledges that Executive has been given at least twenty-one (21) days to consider whether Executive wants to sign this Release and that the Age Discrimination in Employment Act gives Executive the right to revoke this Release within seven (7) days after it is signed, and Executive understands that he will not receive any payments due him under the Employment Agreement until such seven (7) day revocation period (the “Revocation Period”) has passed and then, only if Executive has not revoked this Release. Upon such revocation, this Release and the severance provisions of the Employment Agreement shall be null and void and of no further force and effect. To the extent Executive has executed this Release within less than twenty-one (21) days after its delivery to Executive, Executive hereby acknowledges that his decision to execute this Release prior to the expiration of such twenty-one (21) day period was entirely voluntary.

Executive